Exhibit No. 2.1

CERTAIN INFORMATION INDICATED WITH [****] IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT AS NOT MATERIAL

EQUITY PURCHASE AGREEMENT

BY AND AMONG

PDF SOLUTIONS, INC.,

SECUREWISE LLC

AND

TELIT IOT SOLUTIONS INC

DATED AS OF FEBRUARY 19, 2025

TABLE OF CONTENTS

Page

Article 1 PURCHASE AND SALE1

1.1Purchase and Sale of the Membership Interests1

1.2Purchase Price1

1.3Closing Payment2

1.4Adjustment of the Purchase Price2

Article 2 CLOSING8

2.1Closing8

2.2Deliveries by Seller at Closing8

2.3Deliveries by Purchaser at the Closing9

Article 3 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE Target9

3.1Organization10

3.2Conflicts; Consents of Third Parties10

3.3Capitalization11

3.4Financial Statements11

3.5Undisclosed Liabilities.12

3.6Absence of Certain Developments.12

3.7Legal Proceedings.12

3.8Assets.13

3.9Insolvency.13

3.10Solvency13

3.11Covered Indebtedness; No Liens14

3.12Compliance with Laws; Permits14

3.13Target Taxes16

3.14Properties.17

3.15Material Contracts17

3.16Intellectual Property and Data Privacy20

3.17Employee Benefits Plans24

3.18Labor26

3.19Transactions With Related Parties28

3.20Computer Systems28

3.21Trade Control Laws29

- ii -

3.22Insurance30

3.23Financial Advisors30

3.24Customers and Suppliers30

3.25No Other Representations or Warranties30

Article 4 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER31

4.1Authorization of Agreement32

4.2Conflicts; Consents of Third Parties32

4.3Legal Proceedings32

4.4No Other Representations or Warranties32

Article 5 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER33

5.1Organization33

5.2Authorization of Agreement33

5.3Conflicts; Consents of Third Parties34

5.4Legal Proceedings34

5.5Financial Capability34

5.6Investment36

5.7Foreign Person36

5.8Financial Advisors36

5.9No Inducement; No Other Representations and Warranties; No Reliance; Purchaser Investigation.37

Article 6 CONDUCT OF BUSINESS38

6.1Conduct of Seller and the Target Pending the Closing38

6.2Control of Business41

Article 7 COVENANTS41

7.1Access to Information41

7.2Cooperation; Filings and Approvals43

7.3Confidentiality44

7.4Preservation of Records45

7.5Publicity45

7.6Employee Matters.45

7.7Director and Officer Liability; Indemnification48

7.8Contact with Customers, Suppliers and Other Business Relations49

7.9Resignations49

- iii -

7.10Transition Matters49

7.11Cooperation with Financing49

7.12Exclusivity52

7.13Covenants Regarding Financing53

Article 8 CONDITIONS TO CLOSING55

8.1Conditions Precedent to Obligation of the Parties55

8.2Conditions Precedent to Obligation of Purchaser56

8.3Conditions Precedent to Obligation of Seller57

8.4Frustration of Closing Conditions57

Article 9 TERMINATION58

9.1Termination58

9.2Termination Procedure59

9.3Effect of Termination59

9.4Termination Fee59

Article 10 INDEMNIFICATION61

10.1Survival of Representations, Warranties, Covenants and Agreements61

10.2Indemnification62

10.3Limitations63

10.4Claims and Procedures65

10.5Defense of Third Party Claims66

Article 11 MISCELLANEOUS67

11.1Release67

11.2Expenses68

11.3Taxes68

11.4Governing Law70

11.5Forum and Venue70

11.6Further Assurances70

11.7Entire Agreement71

11.8Amendment71

11.9Waivers71

11.10Notices72

11.11Severability73

11.12Remedies73

- iv -

11.13Specific Performance73

11.14Parties in Interest; Limitation on Rights of Others74

11.15Assignment75

11.16Privileged Matters; Attorney Conflict Waiver75

11.17Non-Recourse76

11.18No Other Duties77

11.19Reliance on Counsel and Other Advisors77

11.20Disclosure Schedules77

11.21Counterparts78

11.22Debt Financing Sources78

Article 12 DEFINITIONS AND INTERPRETATION80

12.1Certain Definitions80

12.2Rules of Construction99

Exhibits

Exhibit A Accounting Rules

Exhibit B Reference Closing Statement

Exhibit C Allocation Methodology

Schedules

Schedule ASeller Disclosure Schedule

Schedule BTransfer Form

Schedule CTSA

Schedule D Contracts to be Novated

Schedule EShared Contracts to be Separated

Schedule FContracts to be Assigned

Schedule G Form of Seller IP Assignment Agreement

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT is entered into as of February 19, 2025 (this “Agreement”), by and among PDF Solutions, Inc., a Delaware corporation (“Purchaser”), located at 2858 De La Cruz Blvd., Santa Clara, CA 95050 – USA, SecureWise LLC, a Delaware limited liability company (the “Target”), located at Churchill Hall at Imperial Center, 5425 Page Rd, Suite 120, Durham, NC 27703 – USA, and Telit IOT Solutions Inc., a Delaware corporation (“Seller”), located at Churchill Hall at Imperial Center, 5425 Page Rd, Suite 120, Durham, NC 27703 - USA. Purchaser, the Target and Seller shall each be referred to in this Agreement as a “Party”, and collectively as the “Parties”. Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Section 12.1.

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) of the Target, which constitute all of the issued and outstanding Equity Securities of the Target; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Membership Interests, upon the terms and subject to the conditions set forth herein

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article 1

PURCHASE AND SALE
1.1Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, Seller shall sell, with effect upon Closing, and Purchaser shall purchase, with effect upon Closing, and Seller shall transfer to Purchaser, all right, title and interest of Seller in and to the Membership Interests, free and clear of all Liens, other than Liens created or imposed by Purchaser or restrictions on transfer under applicable securities Laws, for the consideration specified in Section 1.2.
1.2Purchase Price. The aggregate purchase price for the purchase of the Membership Interests shall be an amount equal to (a) U.S.$130,000,000 (the “Base Purchase Price”), (b) either (i) plus the amount by which the Estimated Working Capital exceeds the Target Working Capital, or (ii) minus the amount by which the Target Working Capital exceeds the Estimated Working Capital, (c) plus the amount of any Estimated Cash, (d) minus the amount of any Estimated Indebtedness and (e) minus the amount of any Estimated Transaction Expenses (such resulting amount pursuant to Sections 1.2(a)-(e), the “Estimated Purchase Price” and, as such amount may be adjusted pursuant to the provisions of Section 1.4, the “Purchase Price”).

1.3Closing Payment. At the Closing, Purchaser shall pay, or cause to be paid, the Estimated Purchase Price (the “Closing Payment”) by wire transfer of immediately available funds in the amounts and to the bank accounts designated in writing by Seller in the Pre-Closing Statement delivered pursuant to Section 1.4(a).
1.4Adjustment of the Purchase Price.
(a)Pre-Closing Statement. Not later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a written statement (the “Pre-Closing Statement”) setting forth in reasonable detail and with reasonable supporting documentation, (A) Seller’s good faith estimate of (i) the Closing Date Working Capital (the “Estimated Working Capital”), (ii) the Closing Date Cash (the “Estimated Cash”), (iii) the Closing Date Indebtedness (the “Estimated Indebtedness”), (iv) the Closing Date Transaction Expenses (the “Estimated Transaction Expenses”) and (v) the amount, and the calculation of, the Estimated Purchase Price and the Closing Payment derived therefrom in accordance with Section 1.3, and (B) a balance sheet of the Target as of immediately prior to the Closing, in each case, prepared in accordance with the Accounting Rules (to the extent applicable) and the definitions and other terms included in this Agreement. The Pre-Closing Statement, including the calculations of the Estimated Working Capital, Estimated Cash, the Estimated Indebtedness and the Estimated Transaction Expenses, shall be consistent with the Accounting Rules. After delivery of the Pre-Closing Statement and until the Closing Date, Seller shall consider in good faith any reasonable comments provided by Purchaser with respect to the Pre-Closing Statement; provided that, for the avoidance of doubt, (A) the estimates delivered by Seller pursuant to this Section 1.4(a), as modified to reflect only those changes requested by Purchaser and agreed to by Seller (acting in its sole discretion in good faith), will be binding for purposes of this Section 1.4(a), and (B) subject to compliance with the procedures in this Section 1.4(a), in no event will any comments, discussions or disputes regarding the Pre-Closing Statement delay the Closing (it being understood that if Seller does not agree in good faith to any particular change or comment requested by Purchaser, then the applicable calculation contained in the Pre-Closing Statement delivered by Seller shall prevail for purposes of this Section 1.4(a)).
(b)Closing Statement. No later than ninety (90) days after the Closing Date, Purchaser shall cause to be prepared in good faith and delivered to Seller (i) a statement (the “Closing Statement”) in a form substantially similar to the Pre-Closing Statement, setting forth in reasonable detail, with reasonable supporting documentation (to the extent Purchaser is reasonably able to provide such supporting documentation), Purchaser’s calculation of (A) the Closing Date Indebtedness, (B) the Closing Date Working Capital, (C) the Closing Date Cash, (D) the Closing Date Transaction Expenses and (E) the resulting calculation of the Closing Purchase Price derived therefrom, and (ii) a balance sheet of the Target as of immediately prior to the Closing, in each case, prepared in accordance with the Accounting Rules (to the extent applicable) and the definitions and other terms included in this Agreement. Notwithstanding anything to the contrary, no actions taken by Purchaser on its own behalf or on behalf of the Target, at or following the Closing shall be given effect for purposes of determining the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses or the Closing Purchase Price derived from the foregoing. For the avoidance of doubt, unless Seller otherwise agrees in writing, Purchaser may not amend, adjust, supplement or modify the Closing Statement or the amount of the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses or the calculation of the Closing Purchase Price set forth therein following its delivery to Seller (in each case, except pursuant to Section 1.4(c) or Section 1.4(d)). If Purchaser fails to deliver the Closing Statement within such ninety (90) day period, then in addition to any other rights Seller may have under this Agreement, Seller shall have the right to elect that either (i) the Estimated Indebtedness, Estimated Cash, the Estimated Transaction Expenses and the Estimated Working Capital be deemed to be the amount of the Closing Date Indebtedness, Closing Date Cash, the Closing Date Transaction Expenses and the Closing Date Working Capital, as applicable, and be final and binding and used for purposes of calculating the adjustment pursuant to Section 1.4(d) or (ii) it shall, within forty-five (45) Business Days of the Purchaser’s failure to timely deliver the Closing Statement, prepare the Closing Statement and the provisions of Section 1.4(c) (excluding Section 1.4(c)(ii)) shall be applied mutatis mutandis.
(c)Disputes.
(i)Seller shall have forty-five (45) Business Days to review the Closing Statement after receipt of the Closing Statement. If Seller disagrees with Purchaser’s calculation of any of the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses or the resulting calculation of the Closing Purchase Price as set forth in the Closing Statement, Seller may, within such thirty (30) Business Day period (“Dispute Notice Period”), deliver a written notice to Purchaser (a “Dispute Notice”) disagreeing with such calculation and setting forth for each such calculation, in reasonable detail, Seller’s basis for such disagreement and Seller’s proposed calculation of such amount, with reasonable supporting documentation (to the extent Seller is reasonably able to provide such supporting documentation). If Seller fails to deliver such notice during such forty-five (45) Business Day period, Seller shall have waived Seller’s rights to contest the Closing Statement, and the calculations of the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses and the resulting calculation of the Closing Purchase Price set forth therein shall be deemed to be final and binding upon the Parties and such amount shall be used for purposes of calculating the adjustment pursuant to Section 1.4(d).
(ii)The Dispute Notice Period shall be extended for each day that there is any undue delay by the Purchaser in providing the Seller access to the books, records, contracts, documents, information, personnel and representatives (including the Target’s accountants) of the Target and such representatives (including the work papers of the Target’s accountants) relevant to the review or preparation of the Closing Statement and to the determination of the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Transaction Expenses and the Closing Date Cash in accordance with Section 1.4(e)(ii) (and, if requested by Seller, any such books, records, contracts, documents and information will be provided electronically to the extent reasonably practicable); provided, that prior to any such extension, Seller has provided Purchaser with written notice of any breach of this Section 1.4(c)(ii) which has resulted in such delay.
(iii)If a Dispute Notice shall be duly delivered during the Dispute Notice Period, Seller and Purchaser shall, during the forty-five (45) Business Days following such delivery, attempt to reach agreement on the disputed items or amounts to determine, as may be required, the amount(s) of the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses and the resulting calculation of the Closing Purchase Price as applicable (and all such negotiations related thereto shall, unless otherwise agreed by Purchaser and Seller, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)). Any such agreement shall be in writing and shall be final and binding upon the Parties. If during such period, Seller and Purchaser are unable to reach such agreement, then all amounts and items remaining in dispute will be submitted by Seller and Purchaser to RSM US LLP, or if RSM US LLP is unwilling to serve, another nationally recognized independent or neutral and impartial accounting, consulting valuation or dispute resolution firm, as mutually selected by Purchaser and Seller in writing (the “Accounting Referee”) for a determination resolving such disputed items or amounts for the purpose of calculating the Closing Date Indebtedness, and/or the Closing Date Working Capital, and/or the Closing Date Cash, and/or the Closing Date Transaction Expenses and the resulting calculation of the Closing Purchase Price (it being agreed and understood that the Accounting Referee shall act as an expert to determine such disputed items or amounts (and, as a result thereof, to the extent in dispute, the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses and the resulting calculation of the Closing Purchase Price) and shall do so based solely on presentations and information provided by Purchaser and Seller and not by independent review). Promptly after its appointment, the Accounting Referee shall determine the process and procedures governing the resolution of any disputed items by the Accounting Referee (it being agreed and understood that such process shall include, at a minimum, appropriate measures to ensure compliance by the applicable Parties with Section 1.4(e) and the process and procedures for the submission of any written presentations by Seller and Purchaser and the time periods thereof). In conducting its review, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Purchaser’s calculations of the Closing Date Indebtedness and/or the Closing Date Working Capital and/or the Closing Date Cash and/or the Closing Date Transaction Expenses and the resulting calculation of the Closing Purchase Price as to which Seller has disagreed in a Dispute Notice duly delivered pursuant to Section 1.4(c)(i). The scope of the disputes to be resolved by the Accounting Referee shall be limited to matters still in dispute as specifically set forth in the Dispute Notice (and only to the extent such matters are still in dispute) and, with respect to such matters, fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement (including the definitions of the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses and the Accounting Rules) and the Accounting Referee is not to make any other determination. Neither Purchaser nor Seller shall have any ex parte communications with the Accounting Referee. The Accounting Referee shall be instructed to deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date the process and procedures governing the resolution of any disputed items by the Accounting Referee are determined in accordance with this Section 1.4(c)(iii), or such other date as mutually agreed by the Parties and the Accounting Referee), a written report setting forth in reasonable detail its calculations (and the basis therefor) of the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Cash or the Closing Date Transaction Expenses (as applicable) and the resulting calculation of the Closing Purchase Price, which amount(s) shall, in each case, be within the range of amounts claimed for each item of dispute between Purchaser and Seller. Absent any manifest error or Fraud, such report shall be final and binding upon the Parties and shall be used for purposes of calculating the adjustment pursuant to Section 1.4(d). Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 1.4(c) shall be the exclusive mechanism for resolving disputes regarding the Purchaser’s calculations of the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses and the resulting calculation of the Closing Purchase Price as set forth in the Closing Statement, if any. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the Party against which such determination is to be enforced.
(iv)If Seller and Purchaser submit disputed amounts and items to the Accounting Referee for resolution, Seller and Purchaser shall each pay their own costs and expenses incurred under this Section 1.4(c). The fees, costs and expenses of the Accounting Referee shall be borne by Seller, on the one hand, and Purchaser, on the other hand, in proportion to the relative amount each of Seller’s and Purchaser’s determination has been modified such that the Party prevailing on the greatest dollar value of such disputes pays for the lesser proportion of the fees. For example, if Seller challenges the calculation of the Closing Date Working Capital by an amount of One Hundred Thousand Dollars (U.S.$100,000), but the Accounting Referee determines that Seller has a valid claim for only Sixty Thousand Dollars (U.S.$60,000), Seller shall bear forty percent (40%) of the fees and expenses of the Accounting Referee and Purchaser shall bear the other sixty percent (60%) of such fees and expenses.
(d)Final Adjustment. Following the time that the amounts of the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses and the resulting calculation of the Closing Purchase Price are finally determined pursuant to this Section 1.4 (such final determination of the Closing Purchase Price, the “Final Purchase Price”):

(i)if (x) the Final Purchase Price is equal to or greater than (y) the Estimated Purchase Price (such excess of (x) over (y), the “Surplus”), then Purchaser shall, within ten (10) Business Days after the determination of the Final Purchase Price pursuant to this Section 1.4, pay to Seller by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to the Surplus; or
(ii)if (x) the Final Purchase Price is less than (y) the Estimated Purchase Price pursuant to Section 1.2 (such deficit of (x) relative to (y), the “Deficit”), then Seller shall, within ten (10) Business Days after the determination of the Final Purchase Price pursuant to this Section 1.4, pay Purchaser, by wire transfer of immediately available funds to an account designated in writing by Purchaser, an amount equal to the Deficit.
(iii)Upon payment of the amounts provided in this Section 1.4(d) in accordance herewith, none of the Parties may make or assert any claim under this Section 1.4. The Parties agree to treat any payment made pursuant to this Section 1.4 as an adjustment to Purchase Price for all Tax purposes.
(e)Cooperation. During (i) the period of time from and after the submission of disputed amounts and items to the Accounting Referee for resolution and continuing through the final determination of the Final Purchase Price in accordance with this Section 1.4, Seller shall and shall cause Seller’s representatives to, and Purchaser shall and shall cause the Target and each of Purchaser’s and the Target’s representatives to, reasonably cooperate and assist in any review by the Accounting Referee of the Closing Statement and the calculations of the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Transaction Expenses and the Closing Date Cash and in the conduct of the review referred to in this Section 1.4 and (ii) the Dispute Notice Period, Purchaser shall afford, and shall cause the Target to afford, to Seller and any accountants, counsel or financial advisers retained by Seller, reasonable access during normal business hours upon reasonable advance notice to the books, records, contracts, documents, information, personnel and representatives (including the Target’s and Purchaser’s accountants) of the Target and such representatives (including the work papers of the Target’s and Purchaser’s accountants) (and, if requested by Seller, any such books, records, contracts, documents and information will be provided electronically to the extent reasonably practicable), in each case, (A) for the purpose of and to the extent necessary for Seller’s review of the Closing Statement and the determination of the Closing Date Indebtedness, the Closing Date Working Capital, the Closing Date Cash, and the Closing Date Transaction Expenses therein (subject, solely in respect of books, records, contracts, documents and information held by Target’s or Purchaser’s representatives, to execution of customary confidentiality agreements and access letters, as applicable) and (B) subject to the Access Restrictions, which shall apply mutatis mutandis. Seller acknowledges and agrees that all access and information afforded by Purchaser or Target to Seller or any of its accountants, counsel or financial advisers pursuant to this Section 1.4 shall constitute Target Confidential Information and shall be subject to Section 7.3(b).

(f)Purchase Price Allocation. The Parties intend that, for U.S. federal and applicable state and local income Tax purposes, the purchase and sale of the Membership Interests pursuant to Section 1.1 be treated as a taxable asset purchase. The Purchase Price plus any liabilities assumed, to the extent treated as consideration for applicable Tax purposes, shall be allocated among the assets of the Target for tax reporting purposes (the “Purchase Price Allocation”) in accordance with the methodology set forth on Exhibit C, which the Parties acknowledge is consistent with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Methodology”). Within sixty (60) days after the determination of the Final Purchase Price pursuant to Section 1.4(d), Purchaser shall prepare and deliver a draft Purchase Price Allocation to Seller in accordance with the Allocation Methodology. Thereafter, Seller shall have thirty (30) days to either: (i) agree with and accept the Purchase Price Allocation (which upon such acceptance shall be the “Final Allocation Schedule”) or (ii) suggest reasonable changes to the Purchase Price Allocation which Purchaser shall incorporate to the extent necessary to conform to the Allocation Methodology (which upon Purchaser’s consideration and, if agreed, incorporation, shall be the “Final Allocation Schedule”). Seller and Purchaser and their respective Affiliates shall report and file all Tax Returns, forms or reports (including IRS Form 8594) for all Tax purposes consistent with the Purchase Price Allocation. For the avoidance of doubt, the Parties acknowledge and agree that, for U.S. federal and applicable state and local income Tax purposes, any obligations of the Target with respect to deferred revenue or prepaid amounts that are treated as assumed for tax purposes by Purchaser or any of its Affiliates pursuant to this Agreement shall not be treated as giving rise to taxable income of Purchaser or any of its Affiliates under the principles of James M. Pierce Corp., 326 F.2d 67 (8th Cir. 1964).
(g)Exchange Rate. If in connection with the determination of any amounts payable pursuant to this Agreement it is necessary to convert amounts denominated in a currency other than United States dollars into United States dollars, the conversion of such amounts will be made as set forth on Exhibit A.
(h)Withholding. Purchaser (and its Affiliates and agents) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as Purchaser is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment; provided, that, prior to any such deduction or withholding on payments to Seller (other than any deduction or withholding as a result of Seller’s failure to deliver an IRS Form W-9), Purchaser shall use commercially reasonable efforts to provide Seller notice of such deduction or withholding and an opportunity to provide any forms or other documentation to minimize or eliminate such withholding tax. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article 2

CLOSING
2.1Closing. The closing of the Transaction (the “Closing”) shall take place remotely and electronically by the exchange of PDF copies of documents on the fifth Business Day after satisfaction or waiver of the final outstanding condition contained in Article 8 (excluding those conditions which by their nature are to be satisfied at Closing) or on such other date, place and time as Seller and Purchaser may agree in writing; provided, that, the Closing shall not occur earlier than on March 12, 2025. The date on which the Closing occurs is referred to herein as the “Closing Date”. The Closing shall be deemed to have become effective as of 12:01 a.m. ET, on the Closing Date.
2.2Deliveries by Seller at Closing. At the Closing, Seller shall deliver, or cause to be delivered the following to Purchaser:
(a)a certificate, signed by an authorized officer of Seller and the Target, dated as of the Closing Date, in customary form and substance reasonably satisfactory to Purchaser, stating that the conditions specified in Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d), Section 8.2(f) and Section 8.2(g) have been satisfied (the “Target Closing Certificate”);
(b)a transfer form in the form attached to this Agreement at Schedule B, duly executed in order to validly transfer title in and to the Membership Interests, and effecting such other actions as are reasonably necessary to reflect Purchaser’s ownership of the Membership Interests on the applicable books and records of the Target;
(c)evidence of the discharge of the DB Security in customary form and substance reasonably satisfactory to Purchaser;
(d)the TSA, duly executed by Target and Seller;
(e)the Resignation Letter;
(f)evidence of termination of each of the following in customary form and substance reasonably satisfactory to Purchaser duly executed each party to such agreements:
(i)the intra-group cost sharing agreement, by and between Target and a member of the Seller Group, dated January 1, 2023; and
(ii)loan agreement, by and between Seller and Target, dated October 27, 2021;

(g)a copy of the corporate resolutions of Seller authorizing execution and delivery of this Agreement and consummation of the Transaction, certified by an authorized officer of Seller; and
(h)an IRS Form W-9, duly executed by Seller;
(i)the Seller IP Assignment Agreement, duly executed by the Target and each member of the Seller Group that is a party to such agreement; and
(j)with respect to each Contract set forth on Schedule D, a Novation Agreement in form and substance reasonably acceptable to Purchaser and duly executed by the member of the Seller Group party thereto and the counterparty customer party thereto;
(k)with respect to each Contract set forth on Schedule E, a new Contract in form and substance reasonably satisfactory to Purchaser, by and among Target and the counterparty and replicating the services provided under such listed Contract;
(l)with respect to each Contract set forth on Schedule F, an assignment of such Contract from the applicable member of the Seller Group to Target; and
(m)the OEM Master Agreement Amendment, duly executed by Target and Telit Communications S.p.A.
2.3Deliveries by Purchaser at the Closing. At Closing, Purchaser shall deliver, or cause to be delivered the following:
(a)to Seller, the Closing Payment as set forth in the Pre-Closing Statement delivered pursuant to Section 1.4(a);
(b)to Seller, a certificate, signed by an authorized officer of Purchaser, dated as of the Closing Date, in customary form and substance reasonably satisfactory to Seller, stating that the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied (the “Purchaser Closing Certificate”); and
(c)to Seller, a copy of the corporate resolutions of Purchaser authorizing execution and delivery of this Agreement and consummation of the Transaction, certified by an authorized executive officer of Purchaser.
Article 3

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE Target

Except as set forth on the disclosure schedule delivered by Seller to Purchaser on the date hereof concurrently with entry into this Agreement (the “Seller Disclosure Schedule”) and attached to this Agreement as Schedule A, each of Seller and Target hereby represents and warrants to Purchaser as follows:

3.1Organization.
(a)The Target has been duly formed and organized, is validly existing and is duly registered in good standing under the applicable Laws of Delaware.
(b)The Target has all requisite organizational power and authority to carry on its business as now being operated and conducted except where the failure to have such power or authority would not have a Target Material Adverse Effect or Seller Material Adverse Effect. The Target is qualified or otherwise authorized to act as a foreign limited liability company and is in good standing under the applicable Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where any such failure would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect or Seller Material Adverse Effect.
3.2Conflicts; Consents of Third Parties.
(a)No consent, waiver, approval, Order, Permit waiting period expiration or termination, or authorization of, or declaration or filing with, or notification to, any Governmental Authority (a “Governmental Approval”) is required on the part of the Target in connection with the consummation of the Transaction, except for (i) any filing or termination of the waiting period or other approval required under applicable antitrust Laws of any applicable jurisdiction set forth in Section 3.2(a)(i) of the Seller Disclosure Schedule, (ii) any such other Governmental Approval set forth in Section 3.2(a)(ii) of the Seller Disclosure Schedule, and (iii) such other Governmental Approvals the failure of which to make or obtain would not, individually or in the aggregate, be material to the Target, the operation of the Business or Seller’s ability to consummate the Transaction.
(b)Except as set forth in Section 3.2(b) of the Seller Disclosure Schedule, none of the execution and delivery by Seller, its Affiliates or the Target of this Agreement or the other Transaction Agreements to which Seller, its Affiliates or the Target is or will be a party, or the consummation of the Transaction and the other transactions contemplated hereby or thereby by Seller, its Affiliates or the Target do or will (a) conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation by any third party under, or result in the loss or modification of any right, obligation or benefit to which the Target is entitled under, or require any consent from or other action by, or any notice to, any other Person under, any provision of (a) the byelaws of Target, as applicable; or (b) any Material Contract to which Target is a party.

3.3Capitalization.
(a)The Seller has good and valid title to, and is the record and beneficial owner of, 100 percent of the Membership Interests, all of which are issued and outstanding, and except as disclosed in Section 3.3(a) of the Seller Disclosure Schedule all of which are owned by Seller free and clear of Liens other than Liens imposed by Purchaser or under restrictions on transfer under applicable securities Laws. Other than the Membership Interests, there are no issued or outstanding Equity Securities of the Target. Other than this Agreement, there are no rights, arrangements, agreements or commitments of any nature obligating the Target, Seller or any other Person to transfer or sell any Equity Securities of the Target (including the Membership Interests). There are no rights, arrangements, agreements or commitments of any nature preventing the Target’s or Seller’s right to transfer and sell the Membership Interests to Purchaser at Closing. All of the issued and outstanding Membership Interests have been duly authorized and validly issued, and are fully paid and non-assessable. Neither Seller nor Seller’s interest in the Membership Interests is the subject of a bankruptcy, reorganization, or similar Proceeding.
(b)There are no (i) outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any Equity Securities in the Target or (ii) voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of the equity of the Target.
(c)There are no (i) outstanding, authorized or promised compensatory equity or equity-based awards, subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any Equity Securities of the Target or (ii) voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of any Equity Securities of the Target. Except as set forth in Section 3.3(c) of the Seller Disclosure Schedule, the Target does not own, directly or indirectly, any Equity Securities of any other Person.
3.4Financial Statements.
(a)Seller has made available to Purchaser the following financial statements (collectively the “Target Financial Statements”), each of which is set forth in Section 3.4(a) of the Seller Disclosure Schedule:
(i)the unaudited consolidated balance sheet for the Target in respect of the year ended 31 December, 2022;
(ii)the unaudited income statement for the Target in respect of the year ended 31 December, 2022;
(iii)the unaudited consolidated balance sheet for the Target in respect of the year ended 31 December, 2023;

(iv)the unaudited income statement for the Target in respect of the year ended 31 December, 2023; and
(v)the Balance Sheet.
(b)The Target Financial Statements have been prepared in all material respects from the financial statements of the Seller, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (subject, in the case of interim period financial statements, to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount), and present fairly the financial condition and financial results of operations of the Target as of the dates and for the periods indicated therein, except in each case as may be indicated in the notes thereto.
(c)The Target Financial Statements comply with the applicable Law and all other relevant statutes and statutory instruments.
(d)The Target Financial Statements have been prepared using consistent accounting principles, methods and practices used for the preparation of the Target accounts for the last three financial periods.
3.5Undisclosed Liabilities.
The Target has no material Liabilities other than (a) as disclosed in, set forth on, or reflected or reserved against in the Balance Sheet including the notes thereto, (b) those incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement or violation of law), (c) those included in the Closing Date Working Capital, Closing Date Transaction Expenses or Closing Date Indebtedness, and (d) those that will be repaid, terminated, forgiven, settled, cancelled or otherwise extinguished at Closing pursuant to the express terms of this Agreement.
3.6Absence of Certain Developments. Between the Balance Sheet Date and the date of this Agreement (a) the business of the Target has been conducted in all material respects in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that would have, individually or in the aggregate, a Target Material Adverse Effect or Seller Material Adverse Effect.
3.7Legal Proceedings. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, (a) there are no, and since January, 1 2022 (the “Reference Date”) there have been no, pending or, to the Knowledge of Seller, threatened material Proceedings against (i) the Target or against Seller and involving or relating to the Membership Interests or (ii) against the Target or against the Seller or any Seller Affiliate in respect of the Business or the assets used or held for use in the Business; and (b) there is no outstanding Order imposed upon (i) the Target or upon Seller and involving or relating to the Membership Interests which would be material to the

Target or (ii) against the Target or against the Seller or any Seller Affiliate that would be material to the Business or the assets used or held for use in the Business.

3.8Assets.
(a)Each material tangible asset used by the Target or the Business which is or immediately prior to the Closing will be in the reputed ownership of the Target, is legally and beneficially owned by the Target, as applicable, free from any Lien (other than Permitted Liens) and the Target has good and marketable title to such assets.
(b)All material tangible assets used by the Target are in a good and safe state of repair and condition, having regard to their age and use.
(c)Except as set forth on Section 3.8(c) of the Seller Disclosure Schedule, immediately prior to the Closing, the assets, properties and rights that are owned, leased, licensed, used or held for use by the Target (taking into account the Transition Services Agreement) will constitute (i) all of the assets, properties and rights that are used to operate and conduct the Business as of the date of this Agreement and (ii) all of the assets necessary for the Target to operate and conduct the Business in the manner currently operated and conducted by Seller and its Affiliates (including the Target) as of the date of the Agreement.
3.9Insolvency.
(a)No Order or application has been made or resolution passed for the winding up of the Target for the appointment of a provisional liquidator to the Target.
(b)No petition has been presented and no application has been made to court for an administration Order relating to the Target. No notice of an intention to appoint an administrator of the Target has been given or filed.
(c)No receiver or receiver and manager has been appointed of the whole or part of the business or assets of the Target.
(d)No voluntary arrangement has been proposed under the applicable Law relating to the Target. No compromise or arrangement has been proposed, agreed to or sanctioned under the relevant applicable Law relating to the Target.
(e)No bankruptcy Order has been made relating to the Target; no petition has been presented to make the Target bankrupt; and no application has been made for an adjudication that the Target be made bankrupt. The Target is not insolvent, unable to pay its debts or subject to an impeding illiquidity within the meaning of the applicable Law.
3.10Solvency. As of the Closing and immediately after giving effect to the Transaction (including any financing arrangements entered into in connection therewith), (a) the amount of the “fair saleable value” of the assets of the Target will exceed (i) the value of all liabilities of the Target, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of the Target on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) the Target will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (c) the Target will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. The Transaction is not being made by Purchaser with the intent to hinder, delay or defraud any present or future creditors of Seller or the Target.

3.11Covered Indebtedness; No Liens.
(a)Except as set forth in Section 3.11(a) of the Seller Disclosure Schedule, there is no Indebtedness (i) for borrowed money of the Target, (ii) that is guaranteed by the Target or (iii) that is secured by a Lien on any asset or property of the Target (any such Indebtedness, “Covered Indebtedness”).
(b)Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, none of the Membership Interests, the Business or any assets held for or used in the Business (excluding the Excluded Assets) are subject to or bound by any Lien (other than Permitted Liens).
3.12Compliance with Laws; Permits.
(a)The Target has not since the Reference Date (nor, to the Knowledge of Seller, since the Reference Date has a person for whose acts or defaults the Target may be vicariously liable) been involved, in a Proceeding.
(b)There is no material Proceeding either (i) pending or threatened in writing by or against the Target or, to the Knowledge of Seller, a person for whose acts or defaults the Target may be vicariously liable, or, (ii) to the Knowledge of Seller, pending or threatened against any other Person and involving or relating to the Membership Interests, the Business or the assets used or held for use in the Business.
(c)To the Knowledge of Seller, there is no fact or circumstance which might give rise to a material Proceeding involving the Target, a person for whose acts or defaults the Target may be vicariously liable, the Membership Interests, the Business or the assets used or held for use in the Business.
(d)None of the Target or, to the Knowledge of Seller, any person for whose acts or defaults the Target may be vicariously liable, is entitled to or bound by, and none of the Membership Interests, the Business or any assets held for or used in the Business are subject to or bound by, any outstanding Order (or, to the Knowledge of Seller, a pending Order) in any jurisdiction.
(e)The Target has not, nor to the Knowledge of Seller has a person for whose acts or defaults the Target may be vicariously liable, given to any court, tribunal or arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction, or to any other third party, a subsisting undertaking arising out of, or in connection with, any Proceeding.
(f)The Target and the officers and employees of the Target and its Affiliates, have always conducted the Business and complied in all material respects with all applicable Law.
(g)There is no, nor, to the Knowledge of Seller has there ever been any, governmental or other investigation or inquiry, or disciplinary or enforcement proceeding, in any jurisdiction relating to the Target, the Membership Interests, the Business or the assets used or held for use in the Business. To the Knowledge of Seller, no such investigation, inquiry or proceeding is pending or threatened. To the Knowledge of Seller there is no fact or circumstance which might give rise to any such investigation, inquiry or proceeding.
(h)Neither the Target nor the Seller has received any written notice since the Reference Date from any Governmental Authority with respect to the Target’s violation and/or failure to comply with any Law, or requiring it to take or omit any action which in any case would have a material effect on the business of the Target.
(i)The Target has not, nor have any of its current directors, officers or employees (acting in their capacity as such), or (to the Knowledge of the Seller) any of its previous directors, officers or employees, or (to the Knowledge of the Target) any agents or third parties acting on the Target’s behalf, violated or been the subject of any formal allegation, voluntary disclosure, investigation, formal inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under Anti-Corruption Laws or any other equivalent applicable local Law and, to the Knowledge of Seller, no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings, including with respect to (i) the use of any assets of the Target for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees, or private officers or employees, from such assets; (ii) establishing or maintaining any unlawful or unrecorded fund of monies or other assets; (iii) making any false or fictitious entries on the books or records of the Target; or (iv) making any other unlawful or undisclosed payment. To the Knowledge of Seller, neither the Target nor any of its directors, officers or employees (acting in their capacity as such), or agents or third parties acting on the Target’s behalf, have violated any Anti-Corruption Laws.

(j)The Target has obtained all material Permits that are required for the operation of its business as presently conducted. Each material Permit held by the Target is valid, binding and in full force and effect and, to the Knowledge of Seller, there is no reason why any of the Permits may be revoked, suspended or cancelled (in whole or in part, or may not be renewed on the same terms).
3.13Target Taxes.

Except as set forth in Section 3.13 of the Seller Disclosure Schedule:

(a)All material Tax Returns required to be filed with respect to the Target, taking into account any extensions of time to file, have been timely filed by Target with the appropriate Taxing Authorities and such Tax Returns are correct and complete in all material respects.
(b)All Taxes of the Target (whether or not shown as due on any Tax Return) have been timely paid.
(c)Each member of the Seller Group (with respect to the Business) and the Target have timely reported, deducted, withheld, and paid all Taxes required to have been reported, deducted, withheld and paid in connection with amounts paid or owing to any Service Provider, creditor or third party.
(d)No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Target that are still pending or have not been satisfied in full.
(e)No extensions of the period for assessment of any Taxes are currently in effect with respect to the Target (other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business).
(f)No Taxes of the Target are pending or under current audit or examination by any Taxing Authority and the Target has not been notified in writing of any request for such an audit or examination by any Taxing Authority with respect to such Taxes. The Target has properly collected and remitted sales and similar Taxes with respect to its customers or any other applicable Person. The Target has timely paid or withheld all Taxes required to be paid or withheld by it, and has timely paid any such Taxes to the appropriate authorities.
(g)No written claim has ever been made by a Taxing Authority in a jurisdiction where the Target does not file Tax Returns (or a particular type of Tax Returns) that the Target is or may be subject to taxation or a Tax Return filing obligation (or a particular type of taxation or Tax Return filing obligation) by that jurisdiction. The Target has never been subject to Tax in a country other than its country of organization by virtue of having a place of business, a permanent establishment or branch in any country outside the country of its organization.

(h)The Target (i) is not a party to, or owes any amount under, any Tax sharing, indemnification or allocation agreement (other than any agreement entered into in the Ordinary Course of Business and the primary purpose of which is unrelated to Taxes) and (ii) has no Liability for the Taxes of any Person (other than Target) by Contract (other than customary provisions of a Contract entered into in the Ordinary Course of Business the principal purpose of which is not Taxes) or as a transferee or successor under Law.
(i)For U.S. income Tax purposes, the Target is, and at all times since its formation has been, classified as an entity disregarded as separate from Seller, and Seller has at all times treated the Target as such on its income Tax Returns. No entity classification election or any similar election has ever been filed with respect to the Target or any predecessor entity of the Target.
(j)The Target has never been included in any consolidated, combined, unitary or other group for any Tax purposes, including in any Tax Return of Seller or its Affiliates (for the avoidance of doubt, disregarding the reflection of the Target’s income, gains, loss, deductions and other Tax items on Seller’s income Tax Return as result of the Target being treated as an entity disregarded as separate from Seller for income Tax purposes). The Target has never had, and does not have, any Liability for income Taxes.
(k)Neither the Target nor any member of the Seller Group has any obligation (whether under a Benefit Plan, contract or otherwise) to pay a Tax “gross up,” reimbursement or indemnification payment to any Service Provider, including with respect to any Tax-related payments imposed under Sections 280G, 409A or 4999 of the Code. No compensation paid or payable by the Target or any member of the Seller Group has been or would reasonably be expected to be includable in the gross income of any Service Provider as a result of the operation of Section 409A of the Code. No amounts paid or payable by the Target or any member of the Seller Group to or for the benefit of any Service Provider have been or are reasonably expected to be subject to any Tax or penalty imposed under Section 457A of the Code. Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, either alone or in combination with another event (whether contingent or otherwise) will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount or benefit that could be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or national Tax Law).
3.14Properties. The Target does not own and has never owned real property. Neither the Target nor the Business (other than solely in respect of Seller Provided Services or Excluded Assets) uses or occupies any real property other than the real property set forth on Section 3.14 of the Seller Disclosure Schedule.
3.15Material Contracts
(a)Section 3.15(a) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of all of the following Contracts as of the date hereof to which (A) the

Target is a party or bound or by which any of the Target’s assets or properties is bound; or (B) to the extent related to the Business or the assets used in the Business, Seller or any of its Affiliates (other than Target) is a party or bound (other than Contracts related to an Excluded Asset or a Seller Provided Service):
(i)Contracts or agreements with any Service Provider (A) that provide an annual base compensation (including target bonus) equal to or in excess of U.S.$150,000, (B) that are not terminable by the Target (or to the extent employed or engaged by a member of the Seller Group, such member of the Seller Group) at-will without triggering severance or are not terminable by the Target (or to the extent employed or engaged by a member of the Seller Group, such member of the Seller Group) upon less than sixty (60) days’ notice, or (C) that provide for the payment, or the accelerated vesting or payment of compensation and/or benefits to or for the benefit of such Service Provider in connection with the consummation of the Transaction;
(ii)Contracts (A) with a Material Customer; or (B) which otherwise represent more than U.S.$ 250,000 of revenue to the Business in a 12 month period;
(iii)Contracts (A) with a Material Supplier; or (B) which otherwise require or which are likely to require payment or expenditure by the Business of more than U.S.$150,000 in a 12 month period.
(iv)Contracts (A) restricting the right or ability of (x) the Target or (y) Seller or any of its other Affiliates in connection with the Business to: (1) enter into, compete or engage in any market or line of business with any other Person or in any jurisdiction; (2) develop or acquire any product or other asset or any services for or from any Person; (3) sell, transfer, distribute, pledge, or otherwise dispose of any product or other asset; (4) perform any services for any Person; or (5) use, assert, enforce, or otherwise exploit anywhere in the world any Target Owned IP; (B) providing for “most favored nation” or similar preferential treatment terms (including with respect to pricing); (C) providing for material “take-or-pay,” minimum order or purchase or similar commitments; or (D) granting to any Person a right of first refusal, right of first negotiation, right of exclusivity or any other similar right (including with respect to the licensing, marketing, sale or delivery of any Business Products and Services or any related Intellectual Property Rights or Technology);
(v)Contracts pursuant to which any Intellectual Property Right or Technology is licensed, sold, assigned or otherwise conveyed or provided to the Target, or to Seller or any of their respective Affiliates in connection with the Business, or pursuant to which any third party has agreed not to enforce any Intellectual Property Right against the Target, or Seller or any of their respective Affiliates in connection with the Business (collectively, the “Business In-Licenses”), in each case, excluding (A) Standard Software, (B) permitted use rights to confidential information in a non-disclosure agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the Ordinary Course of Business, (C) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements, in each case, entered into in the Ordinary Course of Business on a form previously provided to Purchaser, and (D) licenses for Open Source Software;
(vi)Contracts pursuant to which any Intellectual Property Right or Technology is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to any third party by the Target, or Seller or any of their respective Affiliates in connection with the Business, or pursuant to which the Target, or Seller or any of their respective Affiliates in connection with the Business, has agreed not to enforce any Intellectual Property Right against any third party, other than (A) non-exclusive licenses to Business Products and Services granted to customers or re-sellers in the Ordinary Course of Business, (B) permitted use rights to confidential information in a non-disclosure agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business, (C) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements entered into in the Ordinary Course of Business on a form previously provided to Purchaser and (D) licenses of Intellectual Property Rights to vendors or suppliers solely for their use in providing services to the Target or its Affiliates;
(vii)Contracts providing for the development of any Technology or Intellectual Property Rights, independently or jointly, by or for the Target, or Seller or any of their respective Affiliates in connection with the Business, other than offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements entered into in the Ordinary Course of Business on a form previously provided to Purchaser;
(viii)Contracts that include an express covenant not to sue or any settlement agreements or co-existence agreements pursuant to which the Target, or Seller or any of its Affiliates in connection with the Business, will have any material outstanding obligation after the date of this Agreement; and
(ix)the Novation Agreements.
(b)Except for those agreements and arrangements which have been disclosed in Section 3.15(a) or Section 3.15(b) of the Seller Disclosure Schedule (the Contracts required to be set forth in Section 3.15(a) or Section 3.15(b) of the Seller Disclosure Schedule, the “Material Contracts” and each a “Material Contract”), the Target is not party to an agreement or binding arrangement as at the date of this Agreement pursuant to which Target has incurred any expenditure or received any payment in excess of U.S.$50,000 in the last three (3) years, and which:
(i)have been entered into by the Target other than in the Ordinary Course of Business;

(ii)will, or are likely to, continue for more than 12 months after the date of this Agreement, and:
(A)cannot be terminated at all by the Target in accordance with its terms without cause and without penalty; or
(B)can only be terminated by the Target in accordance with its terms without cause and without penalty if the Target gives more than twelve months' notice;
(iii)relate to an agency, licensing, franchising or distributorship arrangement;
(iv)were not entered into by the Target as a bargain at arm's length;
(v)are likely to result in a loss of more than U.S.$75,000 to the Target that is not fully provided for in the Target Financial Statements; or
(vi)restricts the Target's right to conduct its business or compete freely with any other business, including a restriction on the geographic scope of its business or a restriction on the kind of business that it is entitled to carry on.
(c)Seller has made available to Purchaser a true, correct, and complete copy of each Material Contract, together with all amendments, exhibits, annexes, or other supplements thereto. Except as set forth in Section 3.15(c) of the Seller Disclosure Schedule, each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Target that is a party to it, and, to the Knowledge of Seller, of the other party or parties thereto, except as enforceability may be limited by applicable Equitable Principles. There does not exist under any Material Contract any material breach or material default on the part of the Target or, to the Knowledge of Seller, any other party to such Material Contract, and, to the Knowledge of Seller, there are no grounds for termination, avoidance or repudiation of any such Material Contract. No event has occurred which, with or without notice, lapse of time, or both, would reasonably be expected to result in a material breach or material default under any Material Contract, or give any Person the right to cancel, modify, or terminate any Material Contract.
3.16Intellectual Property and Data Privacy.
(a)Section 3.16(a) of the Seller Disclosure Schedule sets forth a list as of the date hereof of all Target Owned IP that is Registered IP (“Target Registered IP”), identifying for each such item of Target Registered IP (as applicable): (i) the registered owner(s) (ii) the jurisdiction in which such item is registered or in which such application has been filed; (iii) the application, registration, serial or other similar identification number; (iv) the application, registration, issuance or grant date; and (v) with respect to registered Internet domain names, the applicable domain name registrar. Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, each such item of Target Registered IP is subsisting, and to the Knowledge of Seller, valid and enforceable (except in each of the foregoing cases with respect to applications) and to the Knowledge of Seller nothing has been done or omitted to be done by which it may cease to be subsisting, valid and enforceable. None of the Target Registered IP has been or is now the subject of an interference, reissue, cancellation, re-examination, inter-partes review, post-grant review, opposition or similar proceeding (other than prosecution in the ordinary course).
(b)The Target is, or immediately prior to Closing, will be, the sole and exclusive owner of all right, title and interest in and to the Target Owned IP, free and clear of all Liens (other than Permitted Liens).
(c)Except as set forth in Section 3.16(c) of the Seller Disclosure Schedule and taking into account Standard Software provided under the TSA or proposed in the Form of Transition Services Agreement, the Target owns or otherwise has the right to use, and immediately after the Closing, will own or otherwise have the right to use, all Intellectual Property Rights and Technology used in, held for use in or necessary for the operation of the Business as currently conducted (excluding Intellectual Property Rights and Technology exclusively relating to the Excluded Assets or Seller Provided Services). As of immediately prior to Closing, neither Seller nor any of its Affiliates (other than Target) shall own any Intellectual Property Rights or Technology used in, held for use in, or necessary for the operation and conduct of the Business as currently conducted and (except for Intellectual Property Rights and Technology exclusively relating to the Excluded Assets or Seller Provided Services).
(d)None of (i) the Target nor (ii) the operation and conduct of the Business has infringed, misappropriated or violated, or is currently infringing, misappropriating or violating, the Intellectual Property Rights of any third party. Since the Reference Date, none of Seller, the Target nor any of their Affiliates has received written notice of a pending claim by any third party alleging that the Target or the operation and conduct of the Business has infringed, misappropriated or violated, or is infringing, misappropriating or violating, the Intellectual Property Rights of any third party, or contesting the ownership or use by the Target of any Intellectual Property Rights owned by the Target.
(e)To the Knowledge of Seller, (i) no third party is infringing, misappropriating or otherwise violating any material Target Owned IP; and (ii) since the Reference Date, (A) there have been no Proceedings pending against any Person and (B) none of Seller, the Target, nor any of their Affiliates has sent written notice of a claim of such infringement, misappropriation or other violation of to a third party.
(f)Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will itself, with or without notice or the lapse of time or both, cause and result in, or give any other Person the right or option to cause or declare, (i) a Lien on any Target Owned IP, (ii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Target Owned IP, or (iii) Purchaser having an obligation to grant any rights in or to any of Purchaser’s or its Affiliates’ Intellectual Property Rights or Technology as a result of any Contracts to which Target or any of its Affiliates (prior to Closing) are a party.
(g)Each Person who is or was an employee, officer, consultant or contractor of the Target or any of its Affiliates who has contributed to the creation of any Target Owned IP for or on behalf of Target has executed a valid and enforceable written agreement with the Target substantially on the Target’s standard forms (copies of which have been made available to Purchaser), or agreements that provide for substantially similar Intellectual Property Rights ownership and confidentiality obligations to such forms, that (i) validly assigns to the Target or an Affiliate of the Target that will be party to the Seller IP Assignment Agreement all right, title and interest in and to such Target Owned IP; and (ii) provides for the non-disclosure by such Person of the Target’s or its Affiliates’ confidential information.
(h)The Target and its Affiliates have taken reasonable measures to maintain and protect the confidentiality of material trade secrets and other material confidential information, in each case, included in the Target Owned IP. There has been no unauthorized disclosure of any material trade secrets or other material confidential information included in the Target Owned IP.
(i)No funding, facilities, or personnel of any Governmental Authority or any university, college, other educational institution, or research center or institution were used to develop or create any material Target Owned IP, with the result that such R&D Sponsor retained any right, title or interest in such Target Owned IP.
(j)None of the Business Products and Services: (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Business Products and Services or any product or system used in conjunction therewith; or (ii) fails to substantially comply with any applicable written performance warranty or other similar contractual performance commitment under a Contract to which Target, or (solely in connection with the Business) any of its Affiliates, is a party other than such failures that can be addressed by support and maintenance activities in the Ordinary Course of Business and which are not, individually or in the aggregate, material to the Target or the Business.
(k)(i) No source code for any Target Software has been delivered, licensed, or made available to any escrow agent or other Person who is or was not a Service Provider for the purpose of performing his or her job or engagement duties for the Target or the Business; and (ii) neither Target nor any of its Affiliates has any obligation pursuant (whether present, contingent, or otherwise) to deliver, license, or make available source code for any Target Software to any escrow agent or other Person who is not a Service Provider for the purpose of performing his or her job or engagement duties for the Target or the Business.

(l)No Target Software contains any “back door,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, in each case, in a manner harmful to the licensor or user of such Target Software; or (ii) compromising the privacy or security of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). The Target implements industry standard measures designed to prevent the introduction of Malicious Code into the Target Software.
(m)With respect to Open Source Software that is or has been included or incorporated in any of the Business Products and Services, the Target and its Affiliates (other than as solely relating to the Excluded Assets or the Seller Provided Services) (A) have been and are in compliance in all material respects with the terms and conditions of all applicable Open Source Licenses; and (B) have not incorporated any copyleft or similar Open Source Software into any Business Products and Services in a manner that (taking into account the Business’s commercialization thereof, e.g., whether on a distributed or hosted basis) obligates the Target or any of its Affiliates pursuant to the applicable Open Source License to, other than with respect to such Open Source Software itself: (i) disclose, license or distribute in source code form any such Target Software; (ii) grant to licensees the right to make derivative works or other modifications to any such Target Software; or (iii) license, distribute or otherwise make available any such Target Software at no or a nominal fee or charge.
(n)Neither Target nor any of its Affiliates in connection with the Business is or has been a member of, or a contributor to, any standards-setting bodies, industry groups or other similar organizations, with the result that Target or such Affiliate is obligated to grant or offer to any other Person any license to any Target Owned IP.
(o)Except as set forth in Section 3.16(o) of the Seller Disclosure Schedule, the Target and, to the Knowledge of Seller, third parties Processing Personal Information on behalf of the Target or sharing Personal Information with the Target (collectively, “Data Partners”), comply and, since the Reference Date, have complied in all material respects with all applicable Privacy Laws, and contractual commitments related to privacy, security, or the Processing of Personal Information (collectively, the “Privacy Requirements”).
(p)The execution, delivery, and performance of this Agreement and the transactions do not and will not: (i) materially conflict with or result in a material violation or breach of any Privacy Requirements, (ii) require the consent of any Person concerning such Person’s Personal Information or (iii) otherwise prohibit the transfer of Personal Information to Purchaser.

(q)The Target has implemented, and to the Knowledge of the Seller, materially complies with, procedures for conducting due diligence on all Data Partners before allowing them to access, receive or otherwise Process Personal Information. Since the Reference Date, the Target has had contracts in place with all Data Partners which impose on such Data Partners appropriate obligations related to privacy, security, and the Processing of Personal Information and otherwise comply with the Privacy Requirements.
(r)Since the Reference Date, neither the Target nor, to the Knowledge of Seller, any of its Data Partners, have experienced any material Security Incidents.
(s)Since the Reference Date, in relation to any Security Incident or actual, alleged, or potential violation of a Privacy Requirement, neither the Target nor, to the Knowledge of Seller, any of its Data Partners has (i) notified or been required to notify any Person, or (ii) received any written notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person. To the Knowledge of Seller, there are no facts or circumstances that could give rise to the occurrence of (i) or (ii).
3.17Employee Benefits Plans.
(a)Section 3.17(a) of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of each Target Benefit Plan and each other material Benefit Plan, separately identifying each Seller Group Benefit Plan, Target Benefit Plan and Non-U.S. Benefit Plan as such.
(b)With respect to each Target Benefit Plan, Seller has provided to Purchaser the plan document (or, if not written, a written description of the material terms thereof) and the summary plan description, and with respect to each material Benefit Plan, Seller has provided to Purchaser a written description of the material terms thereof and, as applicable, the most recent determination or opinion letter from the IRS (and any comparable letter or ruling from any non-U.S. Governmental Authority).
(c)With respect to each Benefit Plan, the Target and, as it relates to the Business and the Service Providers, each member of the Seller Group have materially complied and are in compliance in all material respects, and each Benefit Plan is in compliance in all material respects, with the terms of such Benefit Plan and all applicable Laws and regulations applicable to such Benefit Plan, including ERISA and the Code.
(d)As of the date hereof, no Proceeding, arbitration or audit or investigation by any Governmental Authority (other than routine claims for benefits) is pending or, to the Knowledge of Seller, is threatened against any Target Benefit Plan (or, to the extent related to the Business, any Seller Group Benefit Plan) or the assets, fiduciaries or administrators thereof. (i) No lien has been imposed under the Code, ERISA or other applicable Law with respect to any Benefit Plan, (ii) no non-exempt prohibited transaction (within the meaning of Section 4975 of the Code) has occurred with respect to any Target Benefit Plan and (iii) no filing has been made in respect of any Target Benefit Plan under the U.S. Employee Plans Compliance Resolution System, the U.S. Department of Labor Delinquent Filer Program or any other voluntary correction program.
(e)Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter or may rely on an opinion letter from the IRS as to its qualified status, and, to the Knowledge of Seller, no event has occurred or conditions exist that could reasonably be expected to adversely affect such qualified status.
(f)No Benefit Plan is, and none of the Target or any of its ERISA Affiliates sponsors, maintains, contributes to (or is obligated to contribute to), or has previously sponsored, maintained, contributed to or incurred an obligation to contribute to, or has any Liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as defined under Section 3(40) of ERISA. No Liability under Title IV of ERISA has been or, to the Knowledge of Seller, is reasonably expected to be incurred by the Target or any of its ERISA Affiliates.
(g)No Benefit Plan provides, and none of the Target nor any of its ERISA Affiliates has any obligation to provide, health, accident, disability, welfare, death or life insurance benefits to any Service Provider (or any spouse, beneficiary or dependent thereof) beyond the termination of employment or other service of such Service Provider, other than as required under COBRA or any similar applicable Law.
(h)Neither the execution or delivery of this Agreement nor the consummation of the Transaction, either alone or in conjunction with any other event (whether contingent or otherwise), will (i) entitle any Service Provider to any payment or benefit; (ii) increase the amount of compensation or benefits due to any Service Provider; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.
(i)Each Benefit Plan that is governed by the Laws of any jurisdiction outside of the United States or provides compensation or benefits to any Service Provider (or any dependent thereof) who resides outside of the United States (each a “Non-U.S. Benefit Plan”) is designated as such in Section 3.17(i) of the Seller Disclosure Schedule. With respect to each Non-U.S. Benefit Plan to the Knowledge of the Seller, (i) such Non-U.S. Benefit Plan is and has been maintained, funded and administered in material compliance with applicable Laws and the requirements of such Non-U.S. Benefit Plan’s governing documents and any applicable Collective Bargaining Agreements, (ii) such Non-U.S. Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Non-U.S. Benefit Plan any required determinations, if any, that such Non-U.S. Benefit Plan is in compliance in all material respects with the applicable Laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Non-U.S. Benefit Plan, (iii) neither the execution and delivery of this Agreement, nor the consummation of the Transaction, either alone or in combination with another event (whether contingent or otherwise), will create or otherwise result in any material Liability with respect to such Non-U.S. Benefit Plan, and (iv) such Non-U.S. Benefit Plan does not have any unfunded or underfunded Liabilities not materially accurately accrued in accordance with applicable Laws and accounting standards.
3.18Labor.
(a) Neither the Target, nor, as it relates to the Business and current and former Service Providers with respect to the Business, each member of the Seller Group, is a party to or bound by any Collective Bargaining Agreement, and, to the Knowledge of the Seller, there are no Unions representing, or purporting to represent, any employees of the Target. Since the Reference Date, there are no representation petitions or proceedings pending of which the Target or, as it relates to the Business and current and former Service Providers with respect to the Business, any member of the Seller Group has received notice or is otherwise aware, or, to the Knowledge of Seller, threatened to be brought or filed with respect to such employees of the Target. To the Knowledge of the Seller, there is no, and since the Reference Date there has not been any, Union organizing with respect to any employees of the Target. Except as set forth in Section 3.18(a), neither the Target nor, as it relates to the Business and current and former Service Providers with respect to the Business, any member of the Seller Group, is required to notify, obtain the consent or otherwise consult or bargain with any employee or Union as a result of this Agreement.
(b)(i) There are no, and since the Reference Date there have been no, strikes, work stoppages, work slowdowns, lockouts, picketing or other similar labor activities pending or, to the Knowledge of Seller, threatened against the Target or, as it relates to the Business and current and former Service Providers with respect to the Business, any member of the Seller Group, or and (ii) there are no material unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or group of employees of the Target or, as it relates to the Business and current and former Service Providers with respect to the Business, any member of the Seller Group.
(c)Except which would not result in material Liability, the Target and, as it relates to the Business and current and former Service Providers with respect to the Business, each member of the Seller Group, has since the Reference Date been in compliance in all material respects with all applicable Laws relating to the employment of labor, including all such applicable Laws relating to terms and conditions of employment of employees, former employees and prospective employees, pay equity, background checks, eligibility to legally be employed, wages, hours, fair employment practices (including discrimination, harassment, and retaliation), collective bargaining and labor relations, worker classification (including classification as individuals as independent contractors and employee as exempt) fair labor standards, child labor, plant closing and mass layoffs, safety and health, workers’ compensation, unemployment compensation, employment disability rights, leaves of absence, equal pay, and the collection and payment of withholding or social security taxes and any similar tax, and any other labor and employment-related Laws (collectively, the “Employment Laws”).
(d)As of the date of this Agreement, the Target has not received a written notice of an intent to resign their employment from any Key Personnel, and, to the Knowledge of the Seller, no Key Employees intend to resign.
(e)The Target and, as it relates to the Business, each member of the Seller Group does not owe a material amount of unpaid wages to any employee or former employee (or any dependent of such a person) other than for remuneration or reimbursement of business expenses which are not yet due have pursuant to applicable Laws.
(f)Except which would not reasonably result in material Liability, the Target and, as it relates to the Business and current and former Service Providers with respect to the Business, each member of the Seller Group who employs or in the last three (3) years has employed a Service Provider as at the date of this Agreement has not, in the last three (3) years:
(i)incurred a material Liability for breach of an employment contract, including a redundancy payment, protective award or compensation for wrongful dismissal, unfair dismissal or failure to comply with an Order for the reinstatement or re-engagement of an employee which remains unpaid or unsatisfied;
(ii)incurred a material Liability for breach of a consultancy agreement which remains unpaid; or
(iii)engaged or effectuated any “mass layoff” or “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any analogous U.S. state Law or other comparable requirements in other jurisdictions (collectively, the “WARN Act”)).
(g)The Target and, as it relates to the Business and the Service Providers with respect to the Business, each member of the Seller Group do not have any agreement or arrangement with and does not recognize a trade union, works council, staff association or other body representing any of its employees. At all times since the Reference Date, the Target and, as it relates to the Business and current and former Service Providers, each member of the Seller Group have investigated all allegations of sexual harassment, sexual assault or unlawful discriminatory harassment of which they are or were aware, and, when warranted, have taken reasonable corrective actions with respect to such allegations in the last three (3) years. No such allegation of sexual harassment, sexual assault or discriminatory harassment would reasonably be expected to result in any material Loss to the Target or, if known to the public, would reasonably be expected to bring the Target into material disrepute.

(h)The Target has not taken steps to introduce a new or revised equity incentive, equity option, phantom equity, profit sharing, bonus, commission or other incentive scheme for any of its Service Providers.
(i)The Target (and, with respect to the Service Providers, the Seller Group) has in all material respects properly accrued in the Ordinary Course of Business (in accordance with all applicable Laws), and timely paid and made all wages, overtime, salaries, commissions, bonuses, fees, contributions to Benefit Plans and other compensation for any services performed.
(j)Section 3.18(j)(i) of the Seller Disclosure Schedule sets forth a true, correct and complete list, redacted to the extent required by applicable Laws, of the names, whether paid on a salary, hourly or other basis, current annual salary rates, current hourly wages or other rate, as applicable, bonus target, title, hire date, employing entity, principal work location (including whether the individual is teleworking), and leave status of all current employee Service Providers and, as applicable, each such employee’s status as being exempt or non-exempt from the application of state and federal wage and hour laws. Section 3.18(j)(ii) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of names of the current individual and sole proprietor independent contractor Service Providers that primarily provide services to the Target, including: (i) annual compensation; (ii) their date of engagement; (iii) title or a description of the services they provide; (iv) their primary work location (country); and (v) the entity that engages them.
3.19Transactions With Related Parties. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, no member of the Seller Group or any present officer, director, manager, member or stockholder of the Target (each a “Related Party”), is currently a party to any transaction or Contract with the Target (each a “Related Party Arrangement”), other than employment or consulting agreements entered into with any such individuals in the Ordinary Course of Business.
3.20Computer Systems
(a)Section 3.20(a) of the Seller Disclosure Schedule contains a complete and accurate list of the Computer Systems (excluding Computer Systems that are Excluded Assets or related to Seller Provided Services) and all licenses and leases relating to use of the Computer Systems.
(b)The Computer Equipment is legally and rightfully owned or otherwise used by the Target and its Affiliates, free from any encumbrance or restriction on use (other than pursuant to Contracts covering the provision and use thereof).
(c)The Target and its Affiliates have obtained all necessary rights from third parties to enable their use of the Computer Systems in connection with the Business.

(d)All elements of the Computer Systems:
(i)(excluding Computer Systems that are Excluded Assets or related to Seller Provided Services) are owned by, or licensed or leased to, the Target and all such licenses and leases are valid and enforceable;
(ii)to the Knowledge of Seller and since the Reference Date, have not been infected by any Malicious Code or otherwise been subject to illegal or unauthorized intrusion or security breach which has caused any material disruption to, or material interruption in, the conduct of the Business;
(iii)(excluding Computer Systems or elements thereof that are Excluded Assets or related to Seller Provided Services) are in good working condition and have sufficient capacity for the operation of the Business as currently carried out;
(iv)since the Reference Date, have not suffered any material failure, crash, or tendency to malfunction that has caused any material disruption to, or material interruption in, the conduct of the Business; and
(v)are supported by appropriate and adequate disaster recovery and cybersecurity plans and procedures.
(e)In respect of the Contracts relating to the Computer Systems (other than Contracts related to an Excluded Asset or Seller Provided Service), neither the Target nor any of its Affiliates is or has been, to the Knowledge of Seller, in default under any of such Contracts and no such Contract is subject to any termination notices or unresolved disputes.
(f)The Target and its Affiliates have implemented appropriate procedures in accordance with standard industry practice (including in relation to off-site working where applicable) for ensuring the security of the Computer Systems and the confidentiality and integrity of the data of the Business. Without limiting the foregoing, Seller or the Target (i) have taken reasonable steps and implemented reasonable procedures to support the Computer Systems being free from Malicious Code; and (ii) have implemented all security patches or upgrades that are generally available for the Computer Systems.
3.21Trade Control Laws
(a)There are no active Permits that the Target has obtained, or to which it is a party, under Trade Control Laws or Economic Sanctions Laws.
(b)Except as set forth in Section 3.21(b) of the Seller Disclosure Schedule, the Target has been at all times April 24, 2019, and remains, in compliance with all applicable Trade Control Laws and Economic Sanctions Laws, and has not been the subject of any action by any Governmental Authority relating to breaches or potential breaches of the applicable

Trade Control Laws or Economic Sanctions Laws, and to the Knowledge of Seller, there are no circumstances which could reasonably give rise to such actions. The Target has, since April 24, 2019, maintained in place and implemented controls and systems to comply with applicable Trade Control Laws and Economic Sanctions Laws.
(c)Except as set forth in Section 3.21(c) of the Seller Disclosure Schedule, at no time since April 24, 2019, has the Target or any officer, director, employee or agent thereof acting at the direction of the Target been: (i) a Sanctioned Person; (ii) subject to debarment or any list-based designations under any Trade Control Law; (iii) engaged in any transactions or dealings directly or indirectly, with or involving any Sanctioned Person or any Sanctioned Territory; or (iv) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.
3.22Insurance. All material insurance policies with respect to the properties, assets or business of the Target (collectively, the “Target Insurance Policies”) are in full force and effect and all premiums due and payable thereon have been paid in full. As of the date hereof, the Target has not received a written notice of cancellation or non-renewal of any such insurance policy.
3.23Financial Advisors. Except for Houlihan Lokey Advisors, LLC, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Seller or the Target in connection with the Transaction (“Brokering Services”) and no Person other than Houlihan Lokey Advisors, LLC is entitled to any fee or commission or like payment from Seller or the Target contingent upon Closing of the Transaction in connection with such Brokering Services.
3.24Customers and Suppliers.
(a)Section 3.24(a) of the Seller Disclosure Schedule sets forth a true, complete, and correct list of: (i) the Material Customers; and (ii) the Material Suppliers.
(b)(i) Neither the Target nor any of its Affiliates has received any written notice from a Material Customer that it has taken action to, or will take action to: (A) cease to purchase or license the Business Products and Services, or materially reduce the purchase or license of the Business Products and Services, from the Target or its Affiliates; or (B) renegotiate the price or other material terms, in any material manner, pursuant to which such Material Customer purchases or licenses the Business Products and Services from the Target or its Affiliates; and (ii) neither the Target nor any of its Affiliates has received any written notice from a Material Supplier that it has taken action to, or will take action to: (A) cease to provide or reduce the amount of goods or services that it is willing to supply to the Target or its Affiliates; or (B) materially increase the price of any goods or services that such Material Supplier has previously supplied to the Target or its Affiliates.
3.25No Other Representations or Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article 3 OR Article 4 (EACH AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), THE TARGET CLOSING CERTIFICATE and any other transaction agreement, NONE OF SELLER, the target OR ANY OTHER PERSON on behalf of Seller or the target MAKES, OR HAS BEEN AUTHORIZED BY SELLER, the target OR their AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE TARGET, THE MEMBERSHIP INTERESTS OR THE TRANSACTION, AND EACH OF SELLER AND THE TARGET DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER, THE TARGET, ANY AFFILIATE OF THE TARGET OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY SELLER OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article 3 OR Article 4 (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), THE TARGET CLOSING CERTIFICATE AND ANY OTHER TRANSACTION AGREEMENT, EACH OF SELLER AND THE TARGET HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES, BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE TARGET OR ANY OF ITS AFFILIATES, INCLUDING, ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY SELLER IN CONNECTION WITH THE TRANSACTION). Each of seller and target represents and warrants that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Purchaser (or its Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article 5 hereof, the purchaser Closing Certificate or in any other Transaction Agreement, whether or not any such representations, warranties or statements were made in writing or orally.

Article 4

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

Seller hereby represents and warrants to Purchaser as follows:

4.1Authorization of Agreement. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery of the Transaction Agreements and the consummation of the Transaction contemplated thereby have been duly and validly authorized by the requisite action on the part of Seller and the Target. Each of the Transaction Agreements to which Seller is or will be a party has been or will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of Seller, enforceable against it in accordance with its terms, subject to applicable Equitable Principles. No approval, waiver, registration, consultation or notification is required to be obtained or made in connection with the execution, performance or enforceability of this Agreement or a Transaction Agreement entered into or to be entered into, by the Seller.
4.2Conflicts; Consents of Third Parties. Assuming the making of the filings, declarations and notifications or other consents, waivers, approvals, Orders, Permits, or authorizations required under the antitrust applicable Laws of any other applicable jurisdiction or identified in Section 3.2(a)(i) and Section 3.2(a)(ii) of the Seller Disclosure Schedule, none of the execution and delivery by Seller of this Agreement or the other Transaction Agreements to which it is or will be a party, or the consummation of the Transaction by Seller, violates or constitutes a default under, or permits the acceleration of any obligation under, or gives rise to a right of termination or cancellation by any third party under, any provision of (a) the bylaws of Seller, as applicable; or (b) any Law applicable to Seller, except in the case of clause (b), where such violation or default would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller to perform its obligations under this Agreement.
4.3Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller, or Orders binding on Seller or any of its properties or assets, as of the date hereof which questions the validity of this Agreement or any of the Transaction Agreements to which Purchaser or any of its Affiliates is or will be a party or which, if determined adversely to Seller, would reasonably be expected to adversely affect, prevent, impair or materially delay the ability of Seller to consummate the Transaction, or perform its obligations contemplated under this Agreement and the other Transaction Agreements.
4.4No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article 3 OR THIS Article 4 (EACH AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), THE TARGET CLOSING CERTIFICATE AND ANY OTHER TRANSACTION AGREEMENT, NONE OF SELLER OR ANY OTHER PERSON (INCLUDING THE TARGET) MAKES, OR HAS BEEN AUTHORIZED BY SELLER OR ITS AFFILIATES TO MAKE, ANY OTHER

EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE TARGET, THE SHARES OR THE TRANSACTION, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER, THE TARGET, ANY AFFILIATE OF THE TARGET OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY SELLER OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article 3 OR THIS Article 4 (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), THE TARGET CLOSING CERTIFICATE AND ANY OTHER TRANSACTION AGREEMENT, SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES, BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE TARGET OR ANY OF ITS AFFILIATES, INCLUDING, ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY SELLER IN CONNECTION WITH THE TRANSACTION).

Article 5

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1Organization. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation. Purchaser has the corporate, limited liability company, limited partnership or other similar power and authority to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a Purchaser Material Adverse Effect. Purchaser is duly licensed or qualified to do business in each jurisdiction in which the nature of its business makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.
5.2Authorization of Agreement. Purchaser has the requisite corporate, limited liability company, limited partnership or other similar power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery of the Transaction Agreements to which it is or will be a party and the consummation of the Transaction has been duly authorized by the requisite corporate, limited liability company, limited partnership or other similar action on the part of Purchaser. Each of the Transaction Agreements to which it is or will be a party, has been or will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Transaction Agreements, when so executed and delivered, will constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

5.3Conflicts; Consents of Third Parties.
(a)None of the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is or will be a party, or the consummation of the Transaction, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, or permits the acceleration of any obligation under, or gives rise to a right of termination, modification or cancellation under, any provision of (i) the Organizational Documents of Purchaser or any of its Affiliates; (ii) any material Contract or Permit to which Purchaser or any of its Affiliates is a party or by which any of the properties or assets of Purchaser or any of its Affiliates are bound; or (iii) any Law applicable to Purchaser or any of its Affiliates, except in the case of clauses (ii) and (iii), where such conflict, violation or default would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b)Assuming the making of the filings, declarations and notifications or other consents, waivers, approvals, Orders, Permits, or authorizations required under the antitrust applicable Laws of any other applicable jurisdiction or identified in Section 3.2(a)(i) and Section 3.2(a)(ii) of the Seller Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Purchaser or any of its Affiliates in connection with the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is or will be a party, or the consummation of the Transaction by Purchaser, except for any filing or termination of the waiting period or other approval required under the applicable antitrust or foreign direct investment Laws of any applicable jurisdiction.
5.4Legal Proceedings. There are no Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser that questions the validity of this Agreement or any of the Transaction Agreements to which Purchaser or any of its Affiliates is or will be a party or which would have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no outstanding Order imposed upon Purchaser or any of its Affiliates or any of their respective assets, except for Proceedings which, if adversely determined, would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.
5.5Financial Capability.

(a)Delivery of Financing Commitments. Concurrently with the execution of this Agreement, Purchaser has delivered to the Seller a true, correct and complete copy, including all exhibits, schedules or amendments thereto of the executed Debt Commitment Letter and the Debt Fee Letter, which Debt Fee Letter has been redacted to remove only those items related to specific fees payable on the Closing Date to a Debt Financing Source and other customary economic terms, in each case, that do not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the financing available to pay the amounts described in Section 5.5(c).
(b)Financing Commitments. As of the date of this Agreement:
(i)the Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Purchaser and to the knowledge of Purchaser each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and subject, as to enforceability, to general principles of equity, and that equitable remedies, including specific performance, are discretionary and may not be ordered;
(ii)the Debt Commitment Letter has not been amended, supplemented or modified in any manner;
(iii)the commitments under the Debt Commitment Letter have not been withdrawn, rescinded, replaced or terminated;
(iv)no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Purchaser or to the knowledge of Purchaser any other party thereto under the Debt Commitment Letter that could in either case result in the failure of the funding obligations thereunder;
(v)Purchaser has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing; and
(vi)neither Purchaser nor any of its Affiliates have entered into any agreement, side letter or other arrangement relating to the Debt Financing, other than as set forth in the Debt Commitment Letter and the Debt Fee Letter that could affect the full availability of the Debt Financing on the Closing Date.
(c)Adequate Proceeds. The aggregate proceeds of the Debt Financing, together with other cash on hand, will be sufficient to consummate the transactions contemplated hereby, including the making of all payments to be made by or on behalf of Purchaser on the Closing Date, as well as all related fees and expenses, required to be made in accordance with this Agreement, assuming the conditions set forth in Section 8.1 and 8.2 are satisfied on the Closing Date.

(d)Conditions to Commitments. As of the date hereof, there are no conditions precedent or other contractual contingencies related to the funding of the full amount of the Debt Financing, other than the Financing Conditions. As of the date hereof, the Purchaser has no reason to believe that they or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letter. The Debt Commitment Letter provides that the only conditions precedent related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents will be the Financing Conditions contained in the Debt Commitment Letter. As of the date hereof, the Purchaser has no reason to believe that subject to the satisfaction of the conditions precedent set forth in Sections 8.1 and 8.2 (i) any of the Financing Conditions will not be satisfied, (ii) that any fact or occurrence exists that makes any of the representations or warranties of Purchaser in the Debt Commitment Letter inaccurate in any material respect, or (iii) the Debt Financing will not be made available to Purchaser on the Closing Date.
(e)Effect on Condition to Obligations. Notwithstanding anything to the contrary contained herein, the Seller and Target agree that a breach of this representation and warranty will not result in the failure of a condition precedent to Seller’s obligations under this Agreement, if (notwithstanding such breach) Purchaser is willing and able to consummate the Closing on the Closing Date.
(f)Financing Not a Condition. Purchaser understands and acknowledges that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon Purchaser’s consummation of the Debt Financing or any financing arrangements.
5.6Investment. Purchaser is acquiring the Membership Interests for its own account and for investment purposes and not with a view to the distribution thereof. Purchaser acknowledges that the Membership Interests have not been registered under the Securities Act or any state securities law and Purchaser must bear the economic risk of its investment in the Membership Interests until and unless the offer and sale of such Membership Interests is subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is applicable. Purchaser has conducted an examination of available information relating to the Target and its business, Purchaser has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in the Membership Interests, and Purchaser can bear the economic risk of an investment in the Membership Interests and can afford a complete loss of such investment.
5.7Foreign Person. Purchaser is not a "foreign person," as defined at 31 C.F.R. § 800.224, and is not otherwise controlled by a "foreign person," as defined at 31 C.F.R. § 800.224.
5.8Financial Advisors. Other than TD Securities (USA) LLC and Matthews South, LLC, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Purchaser or its Affiliates and no Person is entitled to any fee or commission or like payment from Purchaser or its Affiliates in connection with the Transaction.

5.9No Inducement; No Other Representations and Warranties; No Reliance; Purchaser Investigation.
(a)Purchaser represents and warrants that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or the Target (or its Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article 3 and Article 4 hereof (as qualified by the Seller Disclosure Schedule), the Target Closing Certificate or in any other Transaction Agreement, whether or not any such representations, warranties or statements were made in writing or orally.
(b)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article 5, the purchaser closing certificate and any other transaction agreement, NONE OF PURCHASER OR ANY OTHER PERSON on behalf of PURCHASER MAKES, OR HAS BEEN AUTHORIZED BY PURCHASER OR ITS AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PURCHASER OR THE TRANSACTION OR ANY INFORMATION PROVIDED or made available BY PURCHASER TO SELLER OR ANY OF ITS REPRESENTATIVES, AND PURCHASER DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES WHETHER MADE BY PURCHASER, ANY AFFILIATE OF PURCHASER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY SELLER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY PURCHASER OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article 5, the purchaser closing certificate and any other transaction agreement, PURCHASER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO SELLER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO SELLER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES, BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF PURCHASER OR ANY OF ITS AFFILIATES).
(c)Purchaser acknowledges and agrees that (i) Seller or its representatives have made available to Purchaser, for the purposes of due diligence, material documents, forecasts or other information relating to the Target and the Transaction and (ii) Purchaser has made its own independent inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, Seller, the Target, the Membership Interests and the Transaction and, in making its determination to proceed with the Transaction, Purchaser has relied on the results of its own independent investigation and independent judgment and the representations and warranties contained in Article 3 and Article 4 (each as qualified by the Seller Disclosure Schedule), the Target Closing Certificate and any other Transaction Agreement.
Article 6

CONDUCT OF BUSINESS
6.1Conduct of Seller and the Target Pending the Closing. From the date of this Agreement until the earlier of the Closing or valid termination of this Agreement pursuant to Article 9, except (i) as set forth in Section 6.1 of the Seller Disclosure Schedule, (ii) as required by applicable Law, (iii) as expressly required by this Agreement or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed, or conditioned), (A) the Target and Seller shall, and Seller shall cause the Target and its other Affiliates to (x) conduct the Business in the Ordinary Course of Business and in accordance with applicable Law, and (y) use their respective reasonable best efforts to preserve the Target’s and the Business’ relationships with its suppliers, customers, Service Providers and other material business relations and the rights, properties and assets of the Target and the Business in their present condition and (B) the Target shall not (and Seller shall procure that the Target does not) and, to the extent related to or reasonably expected to have a material adverse affect on the Target, the Business, the assets used in the Business or the Membership Interests, Seller shall not and shall procure that its Affiliates shall not:
(a)repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other Equity Securities of the Target;
(b)transfer, issue, pledge, encumber, sell or dispose of, or grant options, warrants or other rights to purchase or otherwise acquire, any shares of capital stock, Membership Interests or other Equity Securities of the Target;
(c)effect any recapitalization, reclassification, stock split subdivision or combination or like change in the Equity Securities of the Target, merge or consolidate with any Person or adopt a plan, agreement or resolutions providing for complete or partial liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization;
(d)amend the Organizational Documents of the Target;
(e)acquire (including by merger, consolidation, acquisition of Equity Securities or assets or otherwise) any corporation, limited liability company, partnership or other business organization or division thereof or any other tangible assets or properties with a purchase price in excess of U.S.$1,000,000, excluding acquisitions of inventory and equipment in the Ordinary Course of Business;
(f)except for non-exclusive licenses granted in the Ordinary Course of Business, sell, license, terminate, assign, lease, fail to maintain, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or otherwise fail to take any action permitted by applicable Law and necessary to maintain, enforce or protect any Target Owned IP, including by failing to make any requisite filings, renewals, or payments with applicable patent and trademark offices in applicable jurisdictions with respect to Target Registered IP (it being understood that nothing herein shall require the taking of any action to maintain or renew any patent that is expired or that will expire prior to February 16, 2025);
(g)commence, settle or compromise any (i) any Proceeding or threatened Proceeding involving the Membership Interests, (ii) any Proceeding or threatened Proceeding that relates to the transactions contemplated by this Agreement or (iii) any other material Proceeding or threatened material Proceeding;
(h)enter into any commitment for capital expenditures for tangible assets in excess of U.S.$500,000 for all commitments in the aggregate, other than to replace or repair obsolete, worthless or damaged assets or as contemplated by the annual budget of the Target (as provided to Purchaser);
(i)(i) increase the compensation or benefits payable or to become payable to any Service Provider or (ii) establish, enter into, adopt, amend, extend, agree to be bound by, assume or terminate any Benefit Plans or Collective Bargaining Agreements, except in each case as may be required by Law;
(j)(i) amend, cancel, modify, renew (other than in the Ordinary Course of Business), assign, terminate or grant a waiver of any material rights under any Material Contract or any provision thereof or (ii) or enter into any Contract that would have been a Material Contract if it had existed as of the date hereof;
(k)change any of its methods of accounting or methods of reporting income or deductions for financial or accounting practice or policy, except in each case as required by applicable Law or applicable accounting standard;
(l)(i) make or change any income or other material Tax election; (ii) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (iii) change any annual Tax accounting period, (iv) adopt or change any method of Tax accounting, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (vi) surrender any right to claim a material Tax refund, or (vii) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(m)enter into any Related Party Arrangement;
(n)cancel, surrender, allow to expire or fail to renew any material Permit;
(o)other than as required by any Benefit Plan in effect as of the date hereof, (i) hire, promote or terminate (other than for cause) any Service Provider, (ii) accelerate the vesting, funding or payment of, or otherwise fund or secure the payment of, any compensation or benefits to any Service Provider, or (iii) grant any compensatory equity or equity-linked award or grant or increase any change of control, retention, termination or severance pay or benefits or any special bonus or special incentive compensation to any current or former Service Provider;
(p)effectuate or provide notice of any “plant closing” or “mass layoff” as those terms are defined in the WARN Act, or transfer the employment or engagement of any Service Provider from (A) the Target to any member of the Seller Group or (B) the Seller Group to the Target;
(q)other than loans or advances of out-of-pocket business expenses made (x) by Target to any employee or contractor of Target or (y) by Seller or Target to Service Providers, in each case, in the Ordinary Course of Business, make any (A) loans or advances to any Person or (B) investment (including any additional capital contribution) in any Person;
(r)(i) other than the incurrence of Indebtedness in respect of trade accounts payable and short-term working capital financing, in each case, in the Ordinary Course of Business and in an amount, in the aggregate, not in excess of U.S.$500,000, create, incur, assume, guarantee or otherwise become liable for any Indebtedness, (ii) issue any debt securities or other rights to acquire any debt security of the Target or (iii) assume, guarantee, endorse, or otherwise become responsible for the Indebtedness for any Person;
(s)declare, authorize, establish a record date for, set aside, distribute or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) except for dividends or other distributions of cash from the Target to Seller so long as (i) such payments are made prior to the Calculation Time and (ii) the Target shall continue to have sufficient working capital and Cash to operate in the Ordinary Course of Business;
(t)enter into any partnership, limited liability company or joint venture agreement or form any new Subsidiary;
(u) sell, lease, transfer, assign, abandon, sublease, license, convey title (in whole or in part), divest whether by merger, consolidation, sale of Equity Securities or assets, or otherwise dispose of, mortgage, pledge or subject to a Lien any assets, licenses, operations, rights, businesses, business divisions, lines of business or properties (whether tangible or intangible, whether real or personal) used or held for use in the Business, except for sales of inventory in the Ordinary Course of Business;

(v)enter into any new line of business or make any material change in the existing lines of businesses (as operated and conducted as of the date of this Agreement) of the Target;
(w)take any action that could reasonably be expected to trigger the release of the source code of any Target Software to any third party;
(x)disclose any trade secret or other proprietary and confidential information included in the Target Owned IP or otherwise related to the Business to any Person that is not subject to a confidentiality or non-disclosure agreement requiring such Person to protect such trade secret or proprietary and confidential information;
(y)terminate, fail to maintain in full force and effect or fail to renew any Target Insurance Policy; or
(z)enter into any agreement or otherwise make a commitment to do anything prohibited by this Section 6.1.
6.2Control of Business. Purchaser acknowledges and agrees on behalf of itself and its Affiliates that: (a) nothing contained in this Agreement shall give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the Target’s operations prior to the Closing; (b) prior to the Closing, the Target’s management and board of directors and equity holders shall exercise, consistent with the terms and conditions of this Agreement and applicable Law, complete control and supervision over the Target’s operations; and (c) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in Section 6.1 or elsewhere in this Agreement to the extent that such action is required to be taken in order to comply with applicable Law.
Article 7

COVENANTS
7.1Access to Information.
(a)From the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date, upon Purchaser’s reasonable request, Seller shall, and shall cause the Target and their respective Representatives, to afford Purchaser and its Affiliates and their respective Representatives reasonable access to the books, records, contracts, documents, information, personnel and representatives of or relating to the Target or the Business (excluding any such books, records, contracts, documents, information and representatives solely to the extent related to the Excluded Assets and the Seller Provided Services, but including reasonable access to all Service Providers) for any reasonable purpose (and, if requested by Purchaser, any such books, records, contracts, documents and information will be provided electronically to the extent reasonably practicable); provided, however, that (i) such access shall be conducted during normal business hours under the supervision of personnel of Seller and / or the Target and in such a manner, as determined in the reasonable judgment of Seller, so as not to unreasonably interfere with the normal operations of the Target or any of their Affiliates; (ii) the auditors and accountants of the Target shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; (iii) if the Parties or their respective Affiliates are in litigation or arbitration against each other, the furnishing of information, documents or records in accordance with this Section 7.1(a) shall be subject to applicable rules relating to discovery; (iv) any access to the Target’s properties shall be subject to the Target’s reasonable security and insurance measures and shall not include the right to conduct any environmental testing, sampling or unreasonably intrusive investigations of any kind; (v) Purchaser shall only have access to Tax Returns to the extent relating exclusively to the Target or the Business; (vi) the Target shall not be required to provide copies of, access to or otherwise disclose to or supply Purchaser with any information which, in the reasonable judgment of Seller in good faith, (A) the Target or Seller are under a contractual, antitrust or other legal obligation not to supply, (B) relates to individual performance or evaluations records or medical histories, (C) would jeopardize the attorney-client privilege or other immunity or protection from disclosure of the Target or Seller or any of their Affiliates, or compromise any Seller’s or its Affiliates’ confidential information not related to the Target, (D) would conflict with any applicable Law (including any applicable Law relating to data protection or privacy), Order or privacy policy or notice applicable to Seller, the Target or the assets, information or operation of the Target, or (E) upon the advice of counsel, should not be so disclosed due to its competitively sensitive nature; and (vii) in no event shall Purchaser, its Affiliates or representatives be permitted to either carry out any action that would be inconsistent with the rights and obligations of the tenant’s rights under the Seller Leased Real Property or to conduct any invasive testing of the Seller Leased Real Property or the building, or improvements thereon, including without limitation sampling of soil, sediment, groundwater, surface water or building material; provided, that if any material is withheld by Seller or the Target pursuant to any of the preceding clauses (i) through (vii) (collectively, the “Access Restrictions”), Seller shall give notice to Purchaser as to the general nature of what is being withheld and use reasonable efforts to find alternative ways to disclose, to the maximum extent reasonably possible, the information requested by Purchaser without unreasonably jeopardizing the interest giving rise to the withholding of such information.
(b)Without limiting Section 7.1(a), from and after the Closing, Seller shall, and shall cause its Affiliates to, at Purchaser’s sole cost and expense, and promptly upon Purchaser’s request: (i) deliver to Purchaser such financial information (collectively, the “Target Financial Information”) regarding the Target as Purchaser may reasonably request relating to periods beginning prior to the Closing and necessary for Purchaser to prepare its audited and unaudited financial statements or comply with its obligations under the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such acts or similar Laws in other jurisdictions or any applicable stock exchange rules; and (ii) reasonably cooperate, and cause its accountants to reasonably cooperate, with Purchaser and its accountants in connection with the preparation of Purchaser’s financial statements (including any pro forma financial statements) and reports.
(c)Other than as required by applicable Law or with Seller’s prior written consent, no member of the Purchaser Group may at any time after Closing, (i) represent itself or permit itself to be held out as being in any way connected with any member of the Seller Group, or (ii) use, or interfere with the use by a member of the Seller Group or any of its licensees of, any name, mark or logo that a member of the Seller Group owns or use any confusingly similar name, mark or logo. Other than as required by applicable Law or with Purchaser’s prior written consent, no member of the Seller Group may at any time after Closing, (i) represent itself or permit itself to be held out as being in any way connected with the Business or any member of the Purchaser Group, or (ii) use, or interfere with the use by a member of the Purchaser Group or any of its licensees of, any name, mark or logo that a member of the Purchaser Group owns or use any confusingly similar name, mark or logo.
(d)As soon as reasonably practicable after the Closing Date (and in any event within six (6) months of the Closing), Purchaser will cause Target to use reasonable efforts to remove from any of its assets and business materials (including containers and related equipment, signage, stationery, order forms and website) “Telit” and “Telit Cinterion” (and related names and logos) and any reference to the Target being part of the Seller Group; provided that, neither Purchaser nor Target nor their Affiliates shall be required to replace executed Contracts or any non-external facing documentation or other assets that bear any such name, mark or logo. Without limiting the foregoing, from and after the Closing, none of Target, Purchaser or its Affiliates may use or refer to the foregoing names, marks or logos (or any confusingly similar names, marks or logos), except (i) as required by Law or any Governmental Authority or regulatory agency, or in any filings required thereby, whether public or private in nature or (ii) in public announcements permitted under this Agreement and approved in writing by Seller. Notwithstanding anything to the contrary herein, neither Purchaser nor the Target shall (x) have any obligation under the first sentence of this Section 7.1(d) with respect to personal property (including equipment and hardware) both possessed and held by a third-party (including any customer of the Target) or (y) shall have no liability in respect of a breach under this Section 7.1(d) unless Seller shall have provided Purchaser with written notice of such breach and a reasonable opportunity to cure.
7.2Cooperation; Filings and Approvals. Subject to the terms and conditions of this Agreement (including Section 10.1), the Parties shall cooperate with one another and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and in any event by or before the Outside Date and to consummate and make effective, in the most expeditious manner practicable, the Transaction, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including, any required filings under the antitrust applicable Laws of any other applicable jurisdiction) and any notifications to, or as the case may be, any consultations with labor or trade unions or other employee representative body and (ii) obtain all approvals, consents, registrations, waiting period expirations or terminations, Permits, authorizations and other confirmations from any Governmental Authority or other Person necessary, proper or advisable to consummate the Transaction; provided that neither the Target nor Seller shall be obligated to pay any fees, costs or consideration to any Person from whom any such approval, consent, registration, Permit, authorization or other confirmation is requested. For the avoidance of doubt, the obtaining of any such approval, consent, registration, Permit, authorization or other confirmation is not a condition to Closing unless expressly set forth in Article 8.

7.3Confidentiality.
(a)The Parties acknowledge that the information provided to the other Party and its Affiliates and Representatives in connection with this Agreement (including Section 7.1 hereof) and the Transaction is subject to the terms of the mutual non-disclosure agreement, dated August 20, 2024 by and between Purchaser and Seller (the “Non-disclosure Agreement”). Effective upon, and only upon, the Closing, the Non-disclosure Agreement shall terminate and thereafter be of no force or effect with respect to the Business and the Target; provided that the Parties acknowledge that all of their other obligations under the Non-disclosure Agreement, including with respect to confidential information regarding Purchaser and Seller and their Affiliates, other than regarding the Business, shall continue to remain, subject to the terms and conditions of the Non-disclosure Agreement.
(b)Seller acknowledges that Seller and its Affiliates have confidential, proprietary or non-public information about the Target and the Business (“Target Confidential Information”) and agrees that, from and after the Closing, Seller shall not, and shall cause its Affiliates and Representatives not to, without the prior written consent of Purchaser, disclose to any other Person or use (or permit to be disclosed or used) in any way any such Target Confidential Information, unless (i) compelled to disclose such Target Confidential Information pursuant to an Order or, in the opinion of its counsel, by other requirements of Law and, in any such event, Seller shall, to the extent not prohibited by Law, provide Purchaser with prompt written notice of any such requirement prior to any such disclosure and provide reasonable assistance to Purchaser in obtaining an order protecting the information from public disclosure. In the event that such protective order or other similar remedy is not obtained, Seller or its applicable Affiliates shall disclose only that portion of Target Confidential Information that has been legally compelled, based on the advice of legal counsel, and shall exercise its reasonable best efforts to obtain assurance that confidential treatment will be accorded such disclosed Target Confidential Information. Seller hereby agrees, and shall cause its Affiliates and its Affiliates’ Representatives, to protect Target Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of Target Confidential Information as Seller or its applicable Affiliate uses to protect its own confidential information of a like nature. There shall be no restriction on the disclosure or use of Target Confidential

Information that is generally available to the public through no fault of Seller or any of its Affiliates or Representatives.
7.4Preservation of Records. Each Party agrees to, and shall cause its Affiliates to, use commercially reasonable efforts to preserve and keep the records relating to the businesses of the Target existing on the Closing Date for a period of seven (7) years from the Closing Date (the “Retained Records”) and shall, upon reasonable notice and at the requesting Party’s sole cost and expense, make such records available to the other Party as may be reasonably requested by such Party solely for the purpose of prosecuting any insurance claims by, Proceedings (other than Proceedings between Seller or its Affiliates, on the one hand, and Purchaser or its Affiliates, on the other hand) or Tax audits against, or governmental investigations of, such Party, in each case, subject to the Access Restrictions, which shall apply mutatis mutandis. If so requested by the other Party, the requesting Party shall enter into a customary joint defense agreement in form and substance reasonably satisfactory to such other Party with respect to any information to be provided to the requesting Party pursuant to this Section 7.4.
7.5Publicity. The Parties agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in the form mutually agreed upon by Seller and Purchaser. Neither Seller nor Purchaser nor any of their respective Affiliates shall issue any other press release or public announcement concerning this Agreement, the other Transaction Agreements or the Transaction or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining Seller’s or Purchaser’s, as applicable, prior written approval, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the judgment of the Party seeking to disclose, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such disclosing Party or any of its Affiliates lists securities; provided that, notwithstanding anything herein, (a) each of the Parties and their Affiliates may issue press releases or make public announcements concerning the Transaction that are consistent with previous press releases or public announcements made by Seller or Purchaser in compliance with this Section 7.5 and (b) Purchaser and its Affiliates may make public statements with respect to the anticipated effect of this Agreement and the Transaction on Purchaser’s and its Affiliates’ business and financial projections, including with investors, analysts and financing sources and including on its periodic earnings calls and in any “road show,” and any public disclosure as required by the SEC, FINRA or other Governmental Authority as Purchaser may reasonably determine.
7.6Employee Matters.
(a)All employees that are set out in the employee census contained in Section 3.18(j)(i) of the Seller Disclosure Schedule who are employed by the Target or an Affiliate of Target as of immediately prior to the Closing and who either (x) continue in employment with Purchaser or one of its Affiliates (including, after the Closing, the Target) immediately following the Closing or (y) with respect to any Ex-U.S. Service Provider (as defined in the Form of Transition Services Agreement) who receives and accepts an offer of employment with Purchaser or one of its Affiliates (including, after the Closing, the Target) during the Term of the Transition Services Agreement are known as “Business Employees;” provided, for the avoidance of doubt, that no such Person shall be a Business Employee until such time as such Person commences employment with Purchaser or one of its Affiliates (including, after the Closing, the Target).
(b)Until December 31, 2025 (or until the date of termination of the relevant Business Employee’s employment, if earlier), Purchaser shall or shall cause one of its Affiliates (including, after the Closing, the Target) to provide to each Business Employee: (i) an annual base salary or hourly wage rate, as applicable, and target short-term bonus, commission, or other short-term cash incentive opportunity (excluding, for clarity, equity or equity-based compensation) that are no less favorable than the annual base salary or hourly wage rate and target short-term bonus, commission, or other short-term cash incentive opportunity (excluding, for clarity, equity or equity-based compensation) provided to such Business Employee immediately prior to the Closing and (ii) health, welfare and defined contribution retirement benefits (other than, for clarity, equity or equity-based compensation, defined benefit pension, retiree welfare, change in control, retention and severance benefits) that are no less favorable in the aggregate than either (as determined by Purchaser) (x) the health, welfare and defined contribution retirement benefits provided to such Business Employee immediately prior to the Closing or (y) the health, welfare and defined contribution retirement benefits provided to similarly-situated employees of Purchaser or its Affiliates generally from time to time.
(c)Purchaser agrees that, from and after the Closing Date, Purchaser shall, and shall cause its Affiliates to, grant each Business Employee credit for any service with the Target (including service with any predecessor employer if so credited under an applicable Benefit Plan prior to the Closing Date) earned prior to the Closing Date (i) for eligibility and (solely for purposes of defined contribution retirement plans) vesting purposes and (ii) for purposes of paid time off accrual and determination of level of severance pay under any benefit or compensation plan, program, agreement, or arrangement established or maintained by Purchaser or any of its Affiliates (including, after the Closing, the Target) in which the Business Employees participate after the Closing (the “New Plans”), to the same extent as such service was recognized by the Target prior to the Closing under the corresponding Benefit Plans, except to the extent such recognition of service would result in a duplication of benefits and not for purposes of benefit accruals under defined benefit pension or retiree welfare benefit plans. In addition, and without limiting the generality of the foregoing, subject to the terms of the New Plans, Purchaser shall use commercially reasonable efforts to (x) provide that each Business Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Benefit Plan in which such Business Employee participated immediately before such replacement; (y) waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Business Employee (or covered dependent thereof) under any Benefit Plan prior to the Closing; and (z) cause any covered expenses incurred on or before the Closing by a Business Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance, and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan for the plan year in which the Closing Date occurs (to the same extent as such expenses would have been taken into account under the corresponding Benefit Plan).
(d)Without limiting Section 7.6(b), following the Closing, to the extent permissible under applicable Law, Purchaser shall or shall cause its applicable Affiliate to credit each Business Employee with all of the paid time off, vacation, annual leave and sick leave days each such Business Employee has accrued but not used prior to the Closing for use following the Closing in accordance with the applicable paid time off, vacation, annual leave and sick leave policies of Purchaser or one of its Affiliates (including, after the Closing, the Target) as in effect from time to time or as required by applicable Laws.
(e)In the event the Closing Date occurs prior to the payment of bonuses under the annual cash bonus plan set forth in Section 7.6(e) of the Seller Disclosure Schedule for 2024, Purchaser shall cause each Business Employee to be paid an annual bonus in respect of 2024 in the ordinary course (and at the time ordinarily paid) in an amount, if any, determined in accordance with the terms of the bonus plan and based on performance for 2024; provided that such Business Employee remains in employment with the Target on the payment date.
(f)From and after the Closing, Purchaser shall cause the Target to comply with, and shall be responsible for any failure to comply with, and bear any and all liability under, the requirements of the WARN Act, irrespective of whether any underlying facts and circumstances occurred before the Closing.
(g)The Seller Group shall be solely responsible for complying with the requirements of COBRA, including provision of “continuation coverage” with respect to all Service Providers and “qualified beneficiaries” of such Service Providers for whom a “qualifying event” occurs at any time on or prior to the Closing Date.
(h)Subject to Target’s obligations to reimburse Seller pursuant to the TSA, the Parties acknowledge and agree that all Seller Group Employee Liabilities shall be and remain solely obligations of the Seller Group, and the Seller Group shall remain solely liable for, and Purchaser and its Affiliates shall not assume or otherwise incur any obligation with respect to, any Seller Group Employee Liabilities. Without limiting the foregoing, the Seller Group shall be solely responsible for any and all obligations arising under any Seller Group Benefit Plan at any time. No Business Employee shall accrue any benefits under any Seller Group Benefit Plan in respect of service with Purchaser or any of its Affiliates (including the Target) after the Closing Date.
(i)The Parties acknowledge and agree that all provisions contained in this Section 7.6 are included for the sole benefit of such Parties. Nothing contained in this Agreement, expressed or implied, shall (i) give any third Person, other than the Parties to this Agreement, any rights or remedies of any nature whatsoever, including any right to continued employment or service, under or by reason of this Section 7.6, and no provision of this Section 7.6 shall cause any third party beneficiary rights in any Service Provider of the Target to enforce the provisions of this Section 7.6 or any other matter related thereto or be construed as an amendment to any employee benefit plan, (ii) obligate Seller, Purchaser, the Target or any of their Affiliates to adopt or maintain, or to limit the ability of Seller, Purchaser, the Target or any of their Affiliates to amend, modify or terminate any Benefit Plans, New Plans or other benefit or compensation plan, program, policy, agreement, Contract or arrangement, (iii) confer upon any Service Provider or any other Person any rights or remedies, including any additional right to employment, service or continued employment or service for any specified period or to any particular term or condition of employment or service with the Target, Purchaser or any of its Affiliates, or (iv) prevent Purchaser or any of its Affiliates (including, after the Closing, the Target) from terminating the employment or engagement of any Person at any time.
(j)Seller agrees to furnish to Purchaser such information (except to the extent prohibited by applicable Law) concerning Service Providers, Business Employees and employee benefit plans as may be reasonably requested by Purchaser and to otherwise reasonably cooperate with Purchaser in furtherance of the transition of Service Providers.
7.7Director and Officer Liability; Indemnification.
(a)For a period of six (6) years after the Closing, (i) Purchaser shall cause the Target’s Organizational Documents to contain provisions with respect to the exculpation, indemnification or advancement of expenses of any present or former officers, managers and directors (each, a “D&O Indemnified Person”) that are at least as favorable as the exculpation, indemnification and advancement of expenses provisions contained in the Target’s Organizational Documents and such provisions shall not be amended, repealed or otherwise modified except as and to the extent required by applicable Law and (ii) Purchaser shall, and shall cause the Target to honor and fulfill in all respects the obligations of the Target under any and all indemnification agreements made available to Purchaser and in effect immediately prior to the Closing between the Target and any of its current or former directors (or managers) and officers.
(b)At the Closing, the Target will, at Seller’s cost and expense (other than the Purchaser D&O Tail Portion), obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date (each, a “D&O Tail Policy”) from an insurance carrier with the same or better financial-strength rating as the Target’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable to the Target’s directors (or managers) and officers as the Target’s existing policies with respect to matters existing or occurring at or prior to the Closing Date; provided, however, that such cost, if paid by the Target prior to the Closing, shall not be included as a current liability in the Estimated Working Capital or Closing Date Working Capital calculation. Purchaser shall not, and shall cause the Target not to, cancel or change such insurance policies in any respect.

(c)In the event that Purchaser, the Target or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.7.
7.8Contact with Customers, Suppliers and Other Business Relations. Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its representatives, employees or Affiliates to), contact any employee, tenant, landlord, customer, supplier, content provider, advertiser, distributor or other business relation of the Target regarding the Transaction or any information provided to Purchaser and its representatives in connection therewith prior to the Closing without the prior written consent of Seller; provided, that the foregoing shall not restrict contacts made in the Ordinary Course of Business which are unrelated to the Transaction.
7.9Resignations. Seller shall use commercially reasonable efforts to cause to be delivered to Purchaser a duly signed resignation (in customary form and substance reasonably satisfactory to Purchaser) of the sole director (/ manager) of the Target, effective as of and conditioned upon the Closing (the “Resignation Letter”) and shall use commercially reasonable efforts to take such other action as is necessary to accomplish the resignation and removal of such person from such position.
7.10Transition Matters. Seller and Purchaser shall cooperate in good faith to finalize and agree upon, as soon as practicable after the date of this Agreement and in any event by the Closing Date, a set of transition services that Target may elect to receive under the TSA. Such selection of transition services will consist of at least the transition services set out as of the date of this Agreement in Exhibits A and B of the form TSA attached as Schedule C hereto (the “Form of Transition Services Agreement”), on the terms and conditions related to such transition services as set out in such Exhibits, and, to the extent requested by Purchaser, any other services provided to the Business during the 12-month period immediately preceding the date of this Agreement or that are otherwise reasonably necessary to transition the Business. Any transition services added as an Exhibit to the Form of Transition Services Agreement after the date of this Agreement but prior to the Closing Date will follow the same principles as the transition services included in Exhibits A and B thereto as of the date of this Agreement with respect to pricing methodology, duration (including extensions), service standards, and any other relevant matters.
7.11Cooperation with Financing
(a)Financing Cooperation. Seller and Target agree to use their commercially reasonable efforts provide such assistance (and to cause their Subsidiaries and their and their respective personnel and advisors to use their respective commercially reasonable efforts to provide such assistance), at the sole cost and expense of Purchaser, with the Debt Financing as is reasonably requested by the Purchaser and as is customary for financings of the type contemplated by the Debt Commitment Letter. Such assistance shall include, but not be limited to, the following:

(i)delivery to the Purchaser of (A) the Financing Deliverables and (B) Debt Financing Required Information;
(ii)participation, including by officers of appropriate seniority and experience, in and assistance with the preparation, negotiation of the Debt Financing Documents with such documents subject to the occurrence of, and to be effective no earlier than, the Closing Date and such documents to be consistent with the terms and conditions of the Debt Commitment Letter;
(iii)participation, including by officers of appropriate seniority and experience, in and assistance with the Debt Marketing Activity, in each case, upon reasonable notice at mutually agreed times and places;
(iv)delivery at least five Business Days prior to the Closing Date of all Debt KYC Deliverables to the extent requested in writing (email being sufficient) by Purchaser at least ten Business Days prior to the Closing Date; and
(v)taking such actions as are reasonably requested by the Purchaser to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing to the extent satisfaction of any Financing Condition requires the cooperation of or is within the control of Seller or the Target with such actions subject to the occurrence of, and to be effective no earlier than, the Closing Date.

Notwithstanding the foregoing, prior to the Closing Date, neither Seller nor the Target nor any of their respective Subsidiaries, Affiliates or representatives:

(A)shall be required to approve, execute or deliver any Debt Financing Document that, in each case, is not effective or conditioned, as applicable, upon the Closing;
(B)shall be required to incur any liability or obligation (including any indemnification obligation) in connection with the Debt Financing that is not contingent on the Closing, or pay any commitment or other fee in connection with the Debt Financing prior to the Closing;
(C)shall be obligated to provide any financial (or other) information that is not produced in the Ordinary Course of Business;
(D)shall be required to take any action that could subject any director, manager, officer or employee of the Seller or the Target to any actual or potential personal liability;

(E)shall be required to provide access to or disclose information that the Company determines in good faith (after consultation with counsel) would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, the Seller, the Target or any of their Subsidiaries;
(F)shall be required to take any action that it determines in good faith would unreasonably interfere with the ongoing commercial operations of the Seller, the Target and their Subsidiaries;
(G)shall be required to provide cooperation that Seller reasonably believes would (i) conflict with or result in a violation of any material contract or any applicable law, (ii) conflict with or violate Seller’s, Target’s or their Subsidiaries’ organizational documents, or (iii) cause any of Seller’s or Target’s representations, warranties, covenants or other obligations in this Agreement to be breached or any condition set forth in Sections 8.1 or 8.2 to fail to be satisfied;
(H)shall be required to approach any third parties prior to the Closing to discuss agreements limiting the rights of such third parties;
(I)shall be required to consent to the pre-filing of UCC-1s or the grant of liens on Seller’s, Target’s or its Subsidiaries’ assets prior to the Closing;
(J)shall be required to give representations or warranties to any third parties (other than as expressly set forth in Section 7.11(a)(i) above), or the indemnification thereof, by Seller, Target or their Subsidiaries prior to the Closing;
(K) shall be required to waive or amend any terms of this Agreement;
(L)shall be required to deliver any projections, pro forma financial information or any other forward-looking information to any third parties; provided that this clause (L) shall in no way limit Seller’s obligation to cooperate in the preparation of such pro forma financial information by Buyer to the extent required pursuant to Section 7.11(a)(i) above; and
(M)shall be required to deliver any legal opinions or accountants’ cold comfort letters or reliance letters.
(b)Expense Reimbursement. Purchaser shall promptly reimburse each of the Seller, the Target and their Subsidiaries, as applicable, for all documented out-of-pocket costs and expenses incurred by it in connection with its cooperation with the Debt Financing pursuant to this Section 7.11.

(c)Indemnification. Purchaser shall indemnify and hold harmless, Seller, the Target and their Subsidiaries and Affiliates, and their respective directors, officers, employees and representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information in connection therewith, except to the extent resulting from the gross negligence, fraud or willful misconduct of Seller, the Target or any of their Affiliates or representatives, arising from incorrect or misleading information provided by Seller, the Target or any of their Affiliates.
(d)Use of Logos. The Target hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Target or its Subsidiaries or the reputation or goodwill of the Target or any of its Subsidiaries.
(e)Sharing of Information. Notwithstanding any other provision set forth herein or in any other agreement between the Purchaser Parties (or any of their Affiliates) and the Company (or any of its Affiliates), the Purchaser Parties may share non-public or confidential information regarding the Company, its subsidiaries and their respective businesses with the Debt Financing Sources, and that the Purchaser Parties, their Affiliates and the Debt Financing Sources may share such information with potential debt investors in connection with any marketing efforts (including any syndication) in connection with the Debt Financing, provided that the recipients of such information agree to customary confidentiality undertakings with respect to such information consistent with the confidentiality provisions of the Debt Commitment Letter (including through a notice and undertaking in a form customarily used in confidential information memoranda for the Debt Financing).
(f)Effect on Condition to Purchaser Parties’ Obligations. Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 8.2, as applied to the obligations under this Section 7.11, shall be deemed to be satisfied unless the Debt Financing has not been obtained as a result of Seller or the Target’s Willful Breach of its obligations under this Section 7.11.
(g)Financing Not a Condition. Purchaser acknowledges and agrees that (i) obtaining the Debt Financing is not a condition to its obligations under this Agreement and (ii) Purchaser’s obligations hereunder are not conditioned in any manner upon Purchaser obtaining the Debt Financing.
7.12Exclusivity.
(a)From the date hereof until the Closing or the earlier valid termination of this Agreement, Seller shall not, and shall cause its Affiliates (including the Target) and Representatives not to, directly or indirectly, (i) solicit, encourage, initiate, endorse, cooperate with or otherwise, encourage or facilitate (including by way of furnishing non-public information or data) any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than Purchaser and its Representatives), (ii) participate in any discussions, enter into any negotiations or submissions of proposals or offers in respect of an Acquisition Proposal (other than Purchaser and its Representatives), (iii) provide any non-public financial or other confidential or proprietary information regarding the Target (or the Business) to any Person (other than Purchaser and its Representatives), or provide access to any Person (other than Purchaser and its Representatives) to the properties, assets, officers or employees of Seller and its Subsidiaries or their respective businesses, in each case in connection with an Acquisition Proposal, (iv) approve or recommend any Acquisition Proposal (except the transactions contemplated by this Agreement), or (v) enter into any letter of intent, definitive acquisition agreement, agreement in principle, merger agreement, option agreement, joint venture agreement, partnership agreement or any other similar Contract requiring Purchaser, Seller or the Target or any of their Subsidiaries to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated by this Agreement and the Transaction Agreements or otherwise relating to an Acquisition Proposal.
(b)From the date hereof until the Closing or the earlier valid termination of this Agreement, Seller shall, and shall cause its Affiliates (including the Target) and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted heretofore by Seller or any of its Affiliates or Representatives with respect to any Acquisition Proposal and shall, as soon as reasonably practicable, provide Purchaser with a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal, that is received by Seller or any of its Affiliates or Representatives, including in such description the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received (the “Other Interested Party”). Promptly following the execution of this Agreement, Seller shall deliver written notices to request the return or destruction of all confidential information to all Persons (except for Purchaser) with such return or destroy obligations under non-disclosure or similar agreements (except for such non-disclosure or similar agreements that do not relate to a potential Acquisition Proposal) with Seller or any of its Affiliates. From and following the date of this Agreement, Seller further agrees not to, and to cause each its Affiliates not to, release any Persons described in the preceding sentence from any obligations under such non-disclosure or similar agreements without the prior written consent of Purchaser.
7.13Covenants Regarding Financing.
(a)Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the Debt Financing as promptly as practicable following the date of this Agreement and to consummate the Debt Financing on the Closing Date on terms and conditions (including with respect to conditionality thereof) not materially less favorable, when taken as a whole, than those described in the Debt Commitment Letter (including any flex provisions in the Debt Fee Letter). Such actions shall include, but not be limited to, the following:

(i)maintaining in effect and not cancelling any commitments under the Debt Commitment Letter; provided that Purchaser may replace or amend the Debt Commitment Letter as permitted by this Section 7.13;
(ii)negotiating, executing and delivering Debt Financing Documents that reflect (A) the terms contained in the Debt Commitment Letter or (B) such other terms as may be acceptable to both Purchaser and the applicable Debt Financing Sources but not materially less favorable, when taken as a whole (including with respect to conditionality thereof) than those described in the Debt Commitment Letter (including any flex provisions in the Debt Fee Letter);
(iii)satisfying on a timely basis (or seeking a waiver of) all Financing Conditions set forth in the Debt Commitment Letter that are within Purchaser’s control; and
(iv)drawing the full amount of the Debt Financing (other than any revolving loans or delayed draw portion thereof), in the event that the Financing Conditions set forth in the Debt Commitment Letter been satisfied or, upon funding would be satisfied;
(b)Prior to the Closing, Purchaser shall not, without the prior consent of Seller, agree to, or permit, any amendment, restatement, replacement, supplement, or other modification of, or waiver or consent under, the Debt Commitment Letter or other documentation relating to the Debt Financing that would,
(i)reasonably be expected to adversely affect in any material respect Purchaser’s ability to consummate the transactions contemplated to occur under this Agreement on the Closing Date;
(ii)reduce the total aggregate amount of the Debt Financing below the amount, together with cash on hand, necessary to consummate the transactions contemplated hereby, including the making of all payments due hereunder on the Closing Date and fees and expenses payable by Purchaser at Closing in connection therewith;
(iii)impose new or additional conditions or expand upon (or amend or modify in any manner) the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter in a manner that would reasonably be expected to materially delay or prevent the funding of all or any portion of the Debt Financing to an amount, together with cash on hand, below the amount necessary to consummate the transactions contemplated hereby, including the making of all payments due hereunder on the Closing Date and fees and expenses payable by Purchaser at Closing in connection therewith; or
(iv)reasonably be expected to prevent, delay, impeded or impair the Closing.

Notwithstanding the foregoing, Purchaser may amend or replace the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof.

(c)Purchaser shall consult with and provide to Seller, upon request, copies of all agreements and other documents relating to the Debt Financing and shall keep Seller reasonably informed on a current basis and in reasonable detail of material developments in respect of the Debt Financing. Without limiting the foregoing, Purchaser shall give Seller prompt notice of any Debt Financing Failure Event of which Purchaser or its Affiliates becomes aware. As soon as reasonably practicable, Purchaser shall provide any information reasonably requested by Seller relating to any Debt Financing Failure; provided, that providing such information will not violate any applicable privilege or confidentiality obligation.
(d)If any of the Debt Financing Failure Event described in clauses (a) of (b) of the definition thereof occurs Purchaser shall use its reasonable best efforts, promptly and in consultation with Seller, to arrange for alternative debt financing (“Debt Replacement Financing”) in an amount that when added with cash on hand would be sufficient to pay the amounts owed by Purchaser on the Closing Date and to consummate the transactions contemplated hereby, including the making of all payments due hereunder on the Closing Date and fees and expenses payable by Purchaser at Closing in connection therewith. Purchaser shall not be obligated (i) to procure Debt Replacement Financing on terms and conditions (including structure, covenants and pricing) that are materially less favorable than the terms and conditions of the Debt Financing described in the Debt Commitment Letter (after giving effect to any applicable market “flex” provisions) as determined by Purchaser in good faith or (ii) to obtain any Debt Replacement Financing from financing sources that are not reasonably acceptable to Purchaser or its Affiliates. Purchaser shall deliver to Seller true, correct and complete copies of all contracts or other arrangements pursuant to which any alternative source shall have committed to provide any portion of the Debt Replacement Financing (provided that any fee letters in connection therewith may be redacted in a manner consistent with the Debt Fee Letter provided as of the date hereof).
Article 8

CONDITIONS TO CLOSING
8.1Conditions Precedent to Obligation of the Parties. The respective obligation of each Party hereto to consummate the Transaction is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller and Purchaser in writing, on or prior to the Closing) the following condition:
(a)there shall not be in effect or threatened in writing any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction; provided that (i) a Party shall not be entitled to rely on the failure of this condition to be satisfied if such Order was initiated by such Party or an Affiliate of such Party and (ii) prior to asserting the failure of this condition the Party asserting such failure shall have used its reasonable best efforts to have such Order vacated.
8.2Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the Transaction is further subject to the satisfaction (or, to the extent permitted by applicable Law waiver by Purchaser in writing, on or prior to the Closing) of each of the following conditions:
(a)(i) the representation and warranty in Section 3.11 shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date and (ii) each other Seller Fundamental Representation shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” set forth therein) in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those Seller Fundamental Representations which address matters only as of a particular date, which shall have been true and correct in all material respects as of such particular date);
(b)the representations and warranties of Seller and Target set forth in Article 3 and Article 4 which are not Seller Fundamental Representations shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which are not Seller Fundamental Representations and which address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in each case where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or Target Material Adverse Effect;
(c)the Target and Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by either of them on or prior to the Closing Date;
(d)no Target Material Adverse Effect or Seller Material Adverse Effect has occurred since the date hereof and is continuing;
(e)there shall not be pending or threatened (in writing) by any Governmental Authority any Proceeding that seeks to prevent the consummation of the Transaction on the terms, and conferring upon Purchaser all of the rights and benefits, contemplated herein on the terms hereof or any other remedy against, Purchaser or the Target if the Transaction is consummated;
(f)at least eighty percent (80%) of the Service Providers (including the Key Personnel) shall remain employed or engaged, as applicable, by the Target and no such individual shall have expressed any overt intention to terminate such employment or engagement; and
(g)Seller shall have executed and delivered (or caused to be executed and delivered) to Purchaser the agreements and other documents to be delivered to Purchaser pursuant to Section 2.2.
8.3Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the Transaction is further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller in writing, on or prior to the Closing) of each of the following conditions:
(a)each Purchaser Fundamental Representation shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” set forth therein) in all material respects as of the Closing Date with the same force and effect as if made on and as of the date hereof and as of the Closing Date (other than those Purchaser Fundamental Representations which address matters only as of a particular date, which shall have been true and correct in all material respects as of such particular date);
(b)the representations and warranties of Purchaser set forth in Article 5 which are not Purchaser Fundamental Representations shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Purchaser Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which are not Purchaser Fundamental Representations and which address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in each case where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Purchaser Material Adverse Effect;
(c)Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and
(d)Purchaser shall have executed and delivered to Seller the agreements and other documents to be delivered to Seller pursuant to Section 2.3.
8.4Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Transaction or terminating this Agreement and abandoning the Transaction, on the failure of any conditions set forth in Section 8.1, Section 8.2, or Section 8.3, as the case may be, to be satisfied if such failure was proximately caused by such Party’s or its Affiliate’s breach of any provision of this Agreement.

Article 9

TERMINATION
9.1Termination. This Agreement may be terminated prior to the Closing as follows:
(a)by mutual written consent of Seller and Purchaser;
(b)at the election of Seller or Purchaser on or after March 31, 2025 (the “Outside Date”), if the Closing shall not have occurred by 11:59 pm ET on such date; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if such Party (or, in the case of Seller, the Target) is in material breach of any of its covenants or agreements under this Agreement and such breach of this Agreement has been the primary and proximate cause of, or resulted in, the failure of the Closing to have occurred by the Outside Date;
(c)by Seller or Purchaser if there shall be in effect a final, non-appealable Order of a Governmental Authority of competent jurisdiction or any issuance, entrance, enforcement, promulgation or enactment of any Law, in each case, restraining, enjoining or otherwise prohibiting the consummation of the Transaction; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if the issuance or entrance of such Order was primarily and proximately due to the material failure of such Party (or, in the case of Seller, the Target) to perform any of its covenants or agreements under this Agreement;
(d)by Purchaser, if any of the representations and warranties of the Target and Seller set forth in Article 3 or Seller set forth in Article 4 shall not be accurate, true or correct, or if the Target or Seller have failed to perform or comply with any covenant or other agreement contained in this Agreement, in either case, such that any of the conditions set forth in Sections 8.2(a), 8.2(b) or 8.2(c) would not be satisfied as of the Closing Date and which breach or breaches or inaccuracy or inaccuracies causing such representations or warranties not to be true and correct, or the failures to perform or comply with any covenant or agreement, as applicable, either (i) are not cured prior to the earlier of (A) two (2) Business Days prior to the Outside Date and (B) forty-five (45) days following Seller’s receipt of written notice of such breach or (ii) by their nature, are incapable of being cured; provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Purchaser if Purchaser is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement and such material breach would give rise to the failure of any condition set forth in Sections 8.3(a), 8.3(b) or 8.3(c);
(e)by Seller, if any of the representations and warranties of Purchaser set forth in Article 5 shall not be accurate, true or correct, or if Purchaser has failed to perform or comply with any covenant or other agreement contained in this Agreement, in either case, such that any of the conditions set forth in Sections 8.3(a), 8.3(b) or 8.3(c) would not be satisfied as of the Closing Date and which breach or breaches or inaccuracy or inaccuracies causing such representations or warranties not to be true and correct, or the failures to perform or comply with any covenant or agreement, as applicable, either (i) are not cured prior to the earlier of (A) two (2) Business Days prior to the Outside Date and (B) forty-five (45) days following Purchaser’s receipt of written notice of such breach, (ii) by their nature, are incapable of being cured; provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Seller if Seller or the Target is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement and such material breach would give rise to the failure of any condition set forth in Sections 8.2(a), 8.2(b) or 8.2(c); or
(f)by Seller, if (i) Purchaser is not entitled to terminate this Agreement pursuant to the foregoing clauses, (ii) all of the conditions to Closing set forth in Section 8.1 and Section 8.2 have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing; provided, that such conditions would have been satisfied if the Closing were to occur), (iii) Seller and the Target have irrevocably confirmed to Purchaser in writing delivered at least five (5) Business Days prior to such termination that (A) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing; provided, that such conditions would have been satisfied if the Closing were to occur) and (B) each of Seller and the Target are ready, willing and able to consummate the Closing and (iv) thereafter, Purchaser fails to consummate the Closing by the later of (x) the date by which Closing is required to have occurred pursuant to Section 2.1 and (y) five (5) Business Days following delivery of such notice.
9.2Termination Procedure. In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the consummation of the Transaction shall be abandoned, without further action by Seller or Purchaser.
9.3Effect of Termination. Except as otherwise set forth in Section 9.4, if this Agreement is validly terminated pursuant to Section 9.1, this Agreement will become void and of no effect without liability to or further obligation of any Party; provided that (a) the obligations of the Parties under the Non-disclosure Agreement, and under and pursuant to Sections 7.3, 7.5, 9.3, 9.4 and Article 11 shall survive such termination and not be affected thereby and (b) no such termination shall relieve any Party hereto from liability for any Fraud or Willful Breach of any covenant or agreement in this Agreement prior to or in connection with such termination.
9.4Termination Fee.
(a)If this Agreement is validly terminated (i) by Seller pursuant to Section 9.1(e) (as a result of Purchaser’s breach of Section 7.13) or Section 9.1(f), or (ii) by Purchaser or Seller pursuant to Section 9.1(b) and if at the time of such termination, Seller would have been entitled to terminate this Agreement pursuant to Section 9.1(e) (as a result of Purchaser’s breach of Section 7.13) or Section 9.1(f), then Purchaser shall pay, or cause to be paid, to Seller an aggregate amount equal to U.S.$6,500,000 (such payment, the “Purchaser Termination Fee”), such payment to be made by wire transfer of immediately available funds within two (2) Business Days of Purchaser’s (A) receipt of the notice of such valid termination or (B) election to validly terminate this Agreement pursuant to the foregoing clause (ii).
(b)The Parties acknowledge and agree that (i) the fees and other provisions of this Section 9.4 are an integral part of the transactions contemplated by this Agreement, (ii) the Purchaser Termination Fee shall constitute liquidated damages and not a penalty and (iii) without these agreements, the Parties hereto would not enter into this Agreement.
(c)If Purchaser fails to pay, or cause to be paid, the Purchaser Termination Fee when due, (i) such fee shall accrue interest for the period commencing on the date such fee or other amount became past due through the date such fee is actually paid, at a rate equal to (A) the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the date that payment is due to the date of payment, plus (B) two percent (2.0%) and (ii) Purchaser shall pay to Seller all of its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection with any Proceeding instituted to collect the Purchaser Termination Fee and such other amounts.
(d)Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.13 and this Section 9.4(d), each of the Parties expressly acknowledges and agrees that the right of Seller to receive payment of the Purchaser Termination Fee pursuant to, and in accordance with, Section 9.4(a) and any amounts payable under Section 9.4(c) shall constitute the sole and exclusive remedy of Seller, the Target and their respective Affiliates and any of their respective former, current or future, direct or indirect, general or limited partners, equityholders, members, managers, directors, officers, employees, agents, Affiliates, Representatives, successors or assigns (collectively, the “Seller Related Parties”) and all other Persons against Purchaser, the Debt Financing Sources, their respective Affiliates and any of their respective former, current or future, direct or indirect, general or limited partners, equityholders, members, managers, directors, officers, employees, agents, Affiliates, Representatives, successors or assigns (collectively, the “Purchaser Related Parties”) for all Losses and Liabilities in respect of, related to or arising out of this Agreement or the termination thereof, the Transaction Agreements, any agreements contemplated by or referred to in this Agreement or the transactions contemplated by this Agreement (including any failure to consummate such transactions), and upon (i) the termination of this Agreement pursuant to Section 9.1 and (ii) if and solely to the extent payable, payment of the Purchaser Termination Fee to Seller pursuant to Section 9.4(a), none of the Purchaser Related Parties shall have any further Liability or obligation to the Seller Related Parties or any other Person in respect of, relating to or arising out of this Agreement or the termination thereof, the Transaction Agreements, any agreements contemplated by or referred to in this Agreement or the transactions contemplated by this Agreement (including any failure to consummate such transactions) (except that Purchaser shall continue solely to be obligated to Seller for amounts payable under Section 9.4(c)). Without limiting the foregoing, the sole monetary liability of the Purchaser Related Parties in connection with this Agreement (including the Debt Financing) shall be limited to Purchaser’s payment of the Purchaser Termination Fee, and no Seller Related Party shall seek or obtain, nor shall it permit any of its Affiliates or Representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any recovery or award or any damages of any kind (including damages for the loss of the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or any consequential, special, expectancy, indirect or punitive damages), other than the Purchaser Termination Fee to the extent payable in accordance with the terms hereof. For the avoidance of doubt, (x) Seller will be entitled to seek specific performance to cause the Closing to occur solely to the extent permitted by Section 11.13 prior to terminating this Agreement and triggering payment of the Purchaser Termination Fee, but no Party or Parties shall be entitled to both specific performance or any other equitable remedy to cause the Closing to occur pursuant to Section 11.13 and payment of the Purchaser Termination Fee, and under no circumstances shall Purchaser be obligated to both specifically perform its obligations to consummate the Closing, on the one hand, and pay the Purchaser Termination Fee, on the other hand; (y) notwithstanding anything in this Agreement to the contrary, Purchaser may elect to consummate the Closing after receipt of written notice of termination in lieu of paying the Purchaser Termination Fee; and (z) in no event shall Purchaser be obligated to pay the Purchaser Termination Fee on more than one occasion, whether or not the Purchaser Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.
Article 10

INDEMNIFICATION
10.1Survival of Representations, Warranties, Covenants and Agreements.
(a)(i) The Seller Fundamental Representations shall survive the Closing and expire on the date that is the third anniversary of Closing (the “FR Expiration Date”) and (ii) all other representations and warranties made by Seller and the Target in this Agreement, and in the Target Closing Certificate shall survive the Closing and expire on the date that is twelve (12) months from the Closing Date (the “General Expiration Date”). Notwithstanding the foregoing, if at any time prior to the FR Expiration Date or General Expiration Date, as applicable, Purchaser delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any of such representation or warranty and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive solely with respect to such claim and only until such time as such claim is fully and finally resolved.
(b)All representations and warranties made by Purchaser shall survive the Closing and expire on the date that is the third anniversary of Closing.
(c)The Parties acknowledge and agree that if the Target suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then Purchaser shall also be deemed, by virtue of its ownership of the Membership Interests, to have incurred Losses as a result of and in connection with such inaccuracy or breach.
(d)Notwithstanding anything to the contrary set forth in Section 10.1(a), in the event of Fraud or Willful Breach by the Target or Seller of any representation or warranty made by the Target or Seller in this Agreement or the Target Closing Certificate, such representation or warranty, solely as to such claim for Fraud or Willful Breach hereunder, shall survive by the Closing until sixty (60) days after the date on which all statutes of limitation applicable to such claims (as the same may be extended or waived) shall have expired.
(e)The Seller has agreed that the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Article 10 relating to the representations and warranties (as and to the extent qualified by the Seller Disclosure Schedule), covenants and obligations of the Target and Seller are part of the basis of the bargain contemplated by this Agreement; and such representations and warranties (as and to the extent qualified by the Seller Disclosure Schedule), covenants and obligations, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations and warranties (as and to the extent qualified by the Seller Disclosure Schedule), covenants or obligations notwithstanding) any information furnished to or any knowledge on the part of any of the Indemnitees or any of their Representatives (regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by Seller, the Target or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that an Indemnitee or any of its Representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue.
10.2Indemnification. From and after the Closing, Seller shall hold harmless and indemnify the Purchaser from and against, and shall compensate and reimburse the Purchaser for, any Losses which are suffered or incurred by the Purchaser or to which the Purchaser may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of:
(a) any inaccuracy in or breach of any representation or warranty of Seller or the Target contained in (i) this Agreement as of the date of this Agreement or as if such representation or warranty had been made on and as of the Closing Date (or with respect to representations and warranties of Seller or the Target that address matters only as of a particular time, any inaccuracy in or breach of such representation or warranty of Seller or the Target as of such time) (subject to Section 10.3(g) and the Materiality Scrape Exclusions) or (ii) the Target Closing Certificate;
(b)regardless of the disclosure of any matter set forth in the Seller Disclosure Schedule, any claim or right asserted or held by any Person who is or at any time was an officer or member of the board of directors or managers (or similar body) of the Target (against the Target, Purchaser, any Affiliate of Purchaser or against any other Person) involving a right or entitlement to indemnification or reimbursement of expenses (under the Target’s Organizational Documents or under any indemnification agreement or similar Contract) with respect to any act or omission on the part of such Person relating to this Agreement or the Transaction that arose, occurred or existed at or prior to the Closing in their capacity as an officer or member of the board of directors or managers (or similar body) of the Target;
(c)(i) any Taxes of the Target with respect to any Pre-Closing Period to the extent not accounted for in the determination of the Final Purchase Price pursuant to determined in accordance with Section1.4, (ii) any Taxes of any Person (other than the Target) imposed on or payable by the Target under Treasury Regulations Section 1.1502-6 (or any similar provision of any applicable Law) by reason of the membership of the Target in an affiliated, consolidated, combined, unitary or similar group prior to the Closing, (iii) any Taxes imposed on the Target as a transferee or successor as a result of a transaction effected prior to the Closing or under a Tax sharing agreement or similar Contract entered into prior to the Closing, (iv) any Taxes of Purchaser or its Affiliates (including the Target) with respect to any taxable period (or portion thereof) beginning on or after the Closing Date attributable to any lost Tax basis in the assets of the Target as a result of the Target not being classified as an entity disregarded as separate from Seller at the Closing and (v) any Taxes of Seller or any of its Affiliates (including any withholding Taxes imposed on Purchaser or any of its Affiliates with respect to payments to Seller or any of its Affiliates pursuant to this Agreement);
(d)any Transaction Expenses to the extent not accounted for in the Final Purchase Price; and
(e)any Related Party Arrangement (other than the Contract set forth on Section 10.2(e) of the Seller Disclosure Schedule).
10.3Limitations.
(a)Subject to Section 10.3(c), Seller shall not be required to make any indemnification payment pursuant to Section 10.2(a) for any inaccuracy in or breach of any of the representations and warranties of Seller or the Target in this Agreement or the Target Closing Certificate until such time as the total amount of all Losses (including the Losses arising from such inaccuracy or breach and all other Losses arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees as a result of any inaccuracy in or breach of any of the representations and warranties of Seller or the Target in this Agreement or the Target Closing Certificate, or to which any one or more of the Indemnitees has or have otherwise become subject as a result of any inaccuracy in or breach of any of the representations and warranties of Seller or the Target in this Agreement or the Target Closing Certificate, exceeds U.S.$2,000,000 (the “Deductible”) in the aggregate (it being understood that if the total amount of such Losses exceeds the Deductible, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for such Losses that are in excess of the Deductible).
(b)The maximum aggregate liability of Seller for indemnification claims under Section 10.2(a) shall be equal to U.S.$11,500,000 (the “Cap”).
(c)The limitations set forth in Section 10.3(a) and Section 10.3(b) shall not apply to any claim for indemnification to the extent such claim arises from or is a result of or directly or indirectly connected with, any breach of a Seller Fundamental Representation or any Fraud or Willful Breach by Seller or the Target (regardless of whether such actions have been authorized).
(d)Notwithstanding anything to the contrary in this Agreement, except in the case of Fraud with respect to any representation or warranty made by Seller or the Target in this Agreement or the Target Closing Certificate or any Willful Breach of this Agreement by Seller or the Target, in no event shall Seller be liable to Purchaser for Losses under this Article 10 in excess of the Purchase Price.
(e)The amount of any Losses that the Purchaser may be entitled to recover shall be reduced by (i) the amount of any third-party insurance proceeds actually recovered by the Purchaser or the Target from any third-party insurance carrier (net of any increase in insurance premiums, costs of collections, deductible, retroactive or other premium adjustment, reimbursement obligation or other costs directly related to the insurance claim (together, “Insurance Costs”)) and (ii) the amount of any indemnity or contribution actually recovered by the Purchaser or the Target from any third party, net of any costs incurred in connection with recovering any such amounts. If the Purchaser and / or the Target receive any such amounts under applicable insurance policies, third-party indemnification or contribution payments subsequent to its receipt of an indemnification payment by Seller, then any excess Losses amount actually collected (net of costs and expenses of such recovery and Insurance Costs) shall offset any future Losses to which the Purchaser is entitled to recover pursuant to this Article 10.
(f)Absent Fraud or Willful Breach of this Agreement by Seller or the Target, the indemnification provisions contained in this Article 10 are the sole and exclusive remedy following the Closing as to all Losses (and any other damages, claims or causes of action of any kind or nature) the Purchaser may incur arising from or relating to this Agreement or the Transaction (it being understood that nothing in this Section 10.3(f) or elsewhere in this Agreement shall affect the parties’ rights (including rights to specific performance or other equitable remedies) with respect to the covenants referred to in this Agreement or to be performed after the Closing or any rights or remedies arising out of claims Purchaser or the Target may have under any Transaction Agreement other than this Agreement).
(g)Notwithstanding anything to the contrary contained herein, for all purposes of Article 10, each representation or warranty of Seller or the Target contained in this Agreement or any statement or certificate delivered by Seller or the Target pursuant to this

Agreement shall be read without regard and without giving effect to any Target Material Adverse Effect, Seller Material Adverse Effect or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty, including for the purposes of determining the amount of Losses indemnifiable hereunder and whether a representation or warranty has been breached or is inaccurate; provided that (i) the word “Material” contained in the defined terms “Material Contract,” and (ii) the Target Material Adverse Effect and Seller Material Adverse Effect qualifiers contained in Section 3.6(c) will not be disregarded (the “Materiality Scrape Exclusions”).
(h)Purchaser shall take all reasonable steps required by applicable Law to mitigate any Losses under Section 10.2(a) upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses.
(i)Seller (for itself and each of its Affiliates (other than the Target)) hereby irrevocably and unconditionally acknowledges and agrees that any release of liability granted or purported to be granted in favor of the Seller or any of its Affiliates (other than the Target) under, pursuant to, in connection with or otherwise relating to the Novation Agreements (a “Purported Release”) is null and void as between the Seller and any of its Affiliates (other than the Target), on the one hand, and the Purchaser and any of its Affiliates (including, following the Closing, the Target), on the other hand with respect to any Liability or obligation that Seller or any of its Affiliates has under this Agreement or the other Transaction Agreements. In no event will the terms of any Novation Agreement relieve Seller or any of its Affiliates from any Liability or obligation under this Agreement or the other Transaction Agreements. With respect to any claim by Purchase or any of its Affiliates pursuant to this Agreement or the other Transaction Agreements, Seller (for itself and each of its Affiliates (other than the Target)) hereby irrevocably and unconditionally covenants and agrees that it shall not assert, and hereby waives any right to assert that Seller or its Affiliates has a right of contribution from Purchaser or any of its Affiliates (including, following the Closing, the Target) under this Agreement or the other Transaction Agreements as a result of any Purported Release.
10.4Claims and Procedures.
(a) If Purchaser determines in good faith that it has a bona fide claim for indemnification pursuant to this Article 10, Purchaser may deliver to Seller a certificate signed by any officer of Purchaser (any certificate delivered in accordance with the provisions of this Section 10.4(a) an “Officer’s Claim Certificate”):
(i)stating that Purchaser has a claim for indemnification pursuant to this Article 10;
(ii)to the extent reasonably practicable, containing a good faith non-binding, preliminary estimate of the amount to which Purchaser claims to be entitled to receive,

which shall be the amount of Losses Purchaser claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and
(iii)specifying in reasonable detail (based upon the information then possessed by Purchaser following reasonable inquiry) the material facts known to Purchaser giving rise to such claim.
(b)No delay in providing such Officer’s Claim Certificate shall affect Purchaser’s rights hereunder, unless (and then only to the extent that) Seller is actually and materially prejudiced thereby.
(c)If Seller in good faith objects to any claim made by Purchaser in any Officer’s Claim Certificate, then Seller shall deliver a written notice (a “Claim Dispute Notice”) to Purchaser during the thirty (30)-day period commencing upon receipt by Seller of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Purchaser in the Officer’s Claim Certificate. If Seller does not deliver a Claim Dispute Notice to Purchaser prior to the expiration of such thirty (30)-day period, then each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Purchaser’s favor for purposes of this Article 10 on the terms set forth in the Officer’s Claim Certificate.
(d)If Seller delivers a Claim Dispute Notice, then Purchaser and Seller shall attempt in good faith to resolve any such objections raised by Seller in such Claim Dispute Notice. If Purchaser and Seller agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Purchaser and Seller shall be prepared and signed by both parties.
(e)If no such resolution can be reached during the forty-five (45)-day period following Purchaser’s receipt of a given Claim Dispute Notice, then upon the expiration of such forty-five (45)-day period, either Purchaser or Seller may bring suit to resolve the objection in accordance with Sections 11.3(c) and 11.5. The decision of the trial court as to the validity and amount of any claim in such Officer’s Claim Certificate shall be nonappealable, binding and conclusive upon Purchaser and Seller. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.
10.5Defense of Third Party Claims. In the event of the assertion of any claim or the commencement by any Person of any Proceeding against Purchaser with respect to which Seller may become obligated to hold harmless, indemnify, compensate or reimburse Purchaser pursuant to this Article 10 (each, a “Claim”), Purchaser will, promptly after receipt of notice of any such Claim, notify Seller of the commencement thereof; provided, however, that any failure on the part of Purchaser to so notify Seller shall not limit any of the obligations Seller under this Article 10 (except to the extent such failure actually and materially prejudices the defense of such Proceeding). Purchaser shall have the right, at its election, to proceed with, and to control, the defense of such Claim on its own; provided, however, that Seller and its counsel (at Seller’s sole expense) may participate in (but not control the conduct of) the defense of such Claim in a manner that would not result in the loss of any attorney-client privilege, attorney work product privilege or any other legal privilege. If Purchaser so proceeds with the defense of any such Claim, Seller shall make available to Purchaser any documents and materials in such Person’s possession or control that may be reasonably necessary to the defense of such Claim. Purchaser will Seller written notice of Purchaser’s intention to settle any such Claim at least ten days prior to the settlement of any such Claim. Other than the settlement of a Claim with respect to which Losses do not exceed the Cap, (a) Purchaser shall not settle any Claim without the consent of Seller (which shall not be unreasonably withheld, conditioned or delayed) and (b) no settlement without the consent of Seller shall be dispositive of whether such Claim represented an indemnifiable matter hereunder in the first place or determinative of the existence or amount of Losses relating to such matter for which Purchaser shall be entitled to indemnification hereunder; provided, for the avoidance of doubt, that in the event that Seller has consented to any such settlement, Seller shall have no power or authority to object to such Claim and the payment of Losses in respect thereof.

Article 11

MISCELLANEOUS
11.1Release.
(a)Purchaser, for itself and on behalf of the other Purchaser Released Parties (including, after the Closing, the Target) (collectively, the “Purchaser Releasing Parties”), acknowledges and agrees that, from and after and effective as of the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any of the Seller Released Parties relating to the operation of the Target at or prior to the Closing, whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably and unconditionally released and forever discharged; provided, however, that the foregoing release does not cover (and, for purposes of clarity, such matters are not hereby released or discharged): (i) any claims or rights arising under this Agreement or any other Transaction Agreement (including in respect of Fraud), (ii) any claims against current or former employees of the Target for acts or omissions taken in such capacity or (iii) claims which cannot be waived under applicable Law.
(b)Seller, for itself and on behalf of the other Seller Released Parties (collectively, the “Seller Releasing Parties” and with the Purchaser Releasing Parties, the “Releasing Parties”) acknowledges and agrees that, from and after and effective as of the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any of the Purchaser Released Parties (including the Target) relating to the operation of the Target or the Business at or prior to the Closing or to any ownership or other interest of Seller or any Seller Released Party in the Target or the Business, whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably and unconditionally released and forever discharged; provided, however, that the foregoing release does not cover (and, for purposes of clarity, such matters are not hereby released or discharged) any claims or rights arising under this Agreement or any other Transaction Agreement (including in respect of Fraud) or claims which cannot be waived under applicable Law.
(c)Each of Purchaser and Seller hereby acknowledge, for itself and on behalf of the other Purchaser Releasing Parties or Seller Releasing Parties, as applicable, that the legal requirements of certain states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each of Purchaser and Seller hereby acknowledge, for itself and on behalf of the other Purchaser Releasing Parties and Seller Releasing Parties, as applicable, that such legal requirements are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, each of Purchaser and Seller knowingly and irrevocably hereby acknowledge and agree, for itself and on behalf of the other Purchaser Releasing Parties and Seller Releasing Parties, as applicable, that, from and after the Closing, Purchaser and the other Purchaser Releasing Parties and Seller and the other Seller Releasing Parties shall be deemed to waive their rights under any such legal requirements.
11.2Expenses. Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the Transaction, whether or not the Transaction is consummated.
11.3Taxes.
(a)All transfer, sales, use, value added, excise, stamp, recording, documentary, registration and any other similar Taxes (excluding, for the avoidance of doubt, Taxes based on income or gain of the Seller Group) (“Transfer Taxes”) that are imposed by any Governmental Authority in connection with the purchase and sale of the Membership Interests shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. Purchaser will duly and timely prepare any Tax Returns with respect to such Transfer Taxes, and Seller will reasonably cooperate with Purchaser in the preparation and filing of such Tax Returns. For the avoidance of doubt, any Transfer Taxes that are imposed with respect to any transfers of assets or funds of the Business to Target or transfers of assets or funds of the Retained Business to the Seller Group shall be borne and paid by Seller, and Seller will duly and timely prepare any Tax Returns with respect to such Transfer Taxes.

(b)Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes of the Target, including access to books and records, as is reasonably necessary for the preparation and filing of all Tax Returns, the making of any Tax elections or the defense of any audit, claim, notice or other Proceeding by Purchaser or Seller, as applicable. Seller agrees that, for income Tax purposes, it will continue to treat the Target as an entity disregarded as separate from Seller up to and through the time of the Closing and will treat the purchase and sale of the Membership Interests pursuant to Section 1.1 as a taxable asset sale. Furthermore, unless otherwise elected by Purchaser, Seller agrees to cause the Target to be included in any consolidated, combined, unitary or similar Tax Return filed by Seller or its Affiliates for any Pre-Closing Period to the extent such Tax Return has historically included the Target and to pay all Taxes due in connection therewith. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Purchaser will have no right to review any Tax Return of Seller that is prepared on a consolidated, combined or unitary basis and Seller will have no right to review any Tax Return of Purchaser or its Affiliates.
(c)Except as otherwise required to comply with applicable Law or a Governmental Authority, neither Purchaser nor any of their Affiliates shall, without the prior consent of the Seller (not to be unreasonably withheld, conditioned or delayed), (i) make any amendment of any previously filed Tax Returns of the Target to the extent such Tax Returns relate to or include any Tax period ending on or prior to the Closing Date, (ii) make any Tax election with respect to the Target that has retroactive effect to any Tax period ending on or prior to the Closing Date, (iii) extend or waive, or cause or permit to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency of the Target related to a Tax period ending on or prior to the Closing Date, (iv) cause the Target to file a Tax Return relating to a Pre-Closing Period in any jurisdiction in which the Target did not file such Tax Return prior to the Closing or (v) initiate any voluntary disclosure or similar proceeding with any Governmental Authority relating to any Tax payment or Tax Return filing obligation of the Target for any Pre-Closing Period. For the avoidance of doubt, from and after the Closing, Seller and its Affiliates shall not take any of the actions described in clauses (i) through (v).
(d)For purposes of allocating Taxes of the Target for any Tax period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) under Section 10.2(c)(i), (i) all real property taxes, personal property taxes and similar ad valorem Taxes shall be apportioned between the Pre-Closing Period and the portion of the Straddle Period beginning after the Closing Date based on the number of days of such Straddle Period included in the Pre-Closing Period and the number of days of such Straddle Period included in the portion of the Straddle Period beginning after the Closing Date (a “Post-Closing Tax Period”) and (ii) Taxes not described in clause (i) of the Target for any Straddle Period shall be apportioned between the Pre-Closing Period and the Post-Closing Tax Period based on an interim closing of the books as of the end of the day on the Closing Date.

(e)The Parties agree that all income, gains, losses and deductions of the Target through (and including) the Closing Date will be reported on the income Tax Returns of Seller.
11.4Governing Law. This Agreement, and any action, arbitration, suit, or other Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), the Transaction, or the legal relationship of the Parties (whether at law or in equity, whether in contract or in tort, or otherwise), shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, that apply to agreements made and performed entirely within the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance, and remedies and in respect of the statute of limitations or any other limitations period applicable to any claim, controversy, or dispute.
11.5Forum and Venue. Except as otherwise provided in Section 1.4, any action, suit, or other Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), the Transaction or the legal relationship of the Parties (whether at law or in equity, whether in contract or in tort, or otherwise), including an action, suit, or other Proceeding based upon intentional misrepresentation, willful breach, willful misconduct, or fraud, shall be brought or otherwise commenced exclusively in the Chancery Court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal courts located in the State of Delaware). Each Party: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Delaware (and each appellate court located in the same) in connection with any such action, suit, or Proceeding; and (ii) agrees that each state and federal court located in Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense, or otherwise), in any such action, suit, or Proceeding commenced in any state or federal court located in Delaware, any claim that such Party is not subject personally to the jurisdiction of such court, that such action, suit or Proceeding has been brought in an inconvenient forum, that the venue of such action, suit, or Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. The Parties hereby agree that mailing of process or other papers in connection with any such action, suit, or Proceeding in the manner provided in Section 11.10 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.
11.6Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transaction. Without limitation of the foregoing, from time to time on or after the Closing, at the written request of Purchaser (email being sufficient), at the expense of Seller, Seller and the Purchaser will (and Seller shall cause its Affiliates to) execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions as Purchaser may reasonably require to more effectively (a) vest in Purchaser all of Seller’s right, interest and title in and to the Membership Interests or (b) transfer to the Target any asset owned by Seller or any of its Affiliates (excluding (i) the Excluded Assets, (ii) any Seller Provided Services and (iii) any Intellectual Property Rights) that would be required to be transferred to the Target prior to the Closing in order to make the representation and warranty set forth in Section 3.8(c) true and correct in all respects. In the event that, on or after the Closing, a Party receives payments or funds due or belonging to another Party pursuant to the terms of this Agreement or any of the Transaction Agreements, then the Party receiving such payments or funds shall promptly forward or cause to be promptly forwarded such payments or funds to the proper Party (with appropriate endorsements, as applicable), and will account to such other Party for all such receipts. Without limiting the generality of the foregoing and notwithstanding anything to the contrary in this Agreement, from and after Closing, promptly upon request from Purchaser (email being sufficient), Seller will, and will cause its Affiliates to, at the sole cost and expense of Seller, execute and deliver such instruments, certificates, agreements and other documents and take and perform all actions necessary, appropriate or required to irrevocably and completely terminate any Related Party Arrangement (other than the Contract set forth on Section 10.2(e) of the Seller Disclosure Schedule) without any further liability or obligation to Purchaser or any of its Affiliates (including the Target).

11.7Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Agreements constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction exclusively in contract pursuant to the express terms and provisions of this Agreement and, other than in the case of Fraud, the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.
11.8Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified except by written instrument making specific reference to this Agreement signed by (a) Purchaser and (b) Seller; provided, that the observance of any provision of this Agreement may be waived in writing by the Party that shall lose the benefit of such provision as a result of such waiver.
11.9Waivers. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run. In the event any provision of any other Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement) this Agreement shall control.

11.10Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date delivered, if delivered by email of a portable document format (“PDF”) document unless sender receives an automatically generated confirmation of non-receipt in response thereto, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by internationally recognized overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.10).

To Seller, to:

Telit IOT Solutions Inc.

7700 Irvine Center Dr.,

Irvine, CA 92618

Attention: [*****]; [*****]

E-mail: [*****]; [*****]

With a copy (which shall not constitute notice) to:

Hogan Lovells International LLP
Atlantic House
Holborn Viaduct, London, EC1A 2FG
Attention:Sylvain Dhennin
Email: sylvain.dhennin@hoganlovells.com

If to Purchaser, or after the Closing, the Target, to:

PDF Solutions, Inc.

2858 De La Crus Boulevard

Santa Clara, CA 95050

Attention: General Counsel

Email: [*****]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:Chad Rolston; Bret Stancil; Robert McGuire
Email:Chad.Rolston@lw.com; Bret.Stancil@lw.com; Robert.McGuire@lw.com

11.11Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to make the provision in question valid, enforceable or legal, and to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
11.12Remedies. All remedies, either under this Agreement or by Law or otherwise afforded to the Parties hereunder, except as otherwise expressly set forth herein, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.
11.13Specific Performance.
(a)The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies available at Law, each Party shall, subject to the provisions and limitation of Sections 11.13(b) and 11.13(c), be entitled to enforce the terms of this Agreement by a decree of specific performance or other injunctive relief without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary (other than the terms of this Section 11.13), the Parties hereby further acknowledge and agree that prior to the Closing, Seller or Purchaser shall, subject to the provisions and limitation of Sections 11.13(b) and 11.13(c), be entitled to specific performance if Purchaser or Seller, respectively, fails to complete the Closing if and when required to complete the Closing pursuant to Section 2.1 and to cause the Transaction to be consummated, including to effect the Closing in accordance with Section 2.1, on the terms and subject to the conditions in this Agreement. Notwithstanding anything herein to the contrary, in no event shall this Section 11.13 be used, alone or together with any other provision of this Agreement, to require any Party to remedy any breach of any representation or warranty of such Party made herein.
(b)Notwithstanding the foregoing or any other provision contained in this Agreement, the right to specific performance or injunctive relief to cause Purchaser to consummate the Closing will be held solely by Seller, and such remedy will be available to Seller if (and only if) each of the following will have been satisfied: (i) all conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing; provided, that such conditions would have been satisfied if the Closing were to occur) and remain satisfied as of the Closing; (ii) the Debt Financing has been funded or will be funded if Purchaser fulfills its obligations hereunder (assuming the substantially simultaneous funding of the Debt Financing); (iii) Seller and the Target have irrevocably confirmed in writing to Purchaser that all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing; provided, that such conditions would have been satisfied if the Closing were to occur) or that each of Seller and the Target is willing to irrevocably waive any such conditions that remain unsatisfied; (iv) Seller and the Target have irrevocably confirmed by written notice to Purchaser that if specific performance is granted and Purchaser performs its obligations hereunder as required hereunder in order for the Closing to occur, then the Closing will occur; and (v) Purchaser fails to consummate the Closing on the date when the Closing should have occurred pursuant to Section 2.1. Seller may seek both receipt of the Purchaser Termination Fee and specific enforcement of Purchaser’s obligations to consummate the Closing, but in no event will Seller or the Target be entitled in any circumstances to both (1) actually receive the Purchaser Termination Fee and (2) enforcement specifically of Purchaser’s obligation to consummate the Closing which results in the Closing actually occurring.
(c)Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Party (nor any Subsidiaries, Affiliates or Representatives of a Party hereto) other than Purchaser be entitled to, or be permitted to seek, specific performance directly against any of the Debt Financing Sources with respect to the transactions contemplated by this Agreement.
11.14Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than (a) the Parties and their respective legal representatives, successors and permitted assigns, (b) each D&O Indemnified Person, who shall have the right to enforce the obligations of Purchaser and the Target solely with respect to Section 7.7), and (c) each Debt Financing Source, solely with respect to Sections 9.4(d), 11.13, 11.14 and 11.22) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

11.15Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, and any assignment in violation of this Section 11.15 shall be null and void ab initio; provided that, following Closing, Purchaser may, in whole or from time to time in part, in its sole discretion and without the prior written consent of Seller or the Target, transfer or assign any or all of its or the Target’s rights, interests, claims, obligations or proceeds hereunder to one or more of its Affiliates or successors at any time or to any Person in connection with the sale or other divestiture of the Business; provided that such transfer or assignment shall not relieve Purchaser of its obligations hereunder or enlarge, alter or change any obligation of Seller or the Target.
11.16Privileged Matters; Attorney Conflict Waiver.
(a)Purchaser, on behalf of itself and its Affiliates (including the Target following the Closing), acknowledges and agrees that each of the Target’s attorney-client privilege, attorney work-product protection and expectation of client confidence, and all pre-Closing communications, information, and documents covered by such privilege, protection or expectation, in each case, to the extent relating to the proposed sale of the Target by Seller hereunder, this Agreement or the Transaction (but not general business matters of the Target), shall be retained by the Target, but shall be controlled by Seller and may be waived only by Seller. In no event shall Purchaser or the Target permit or cause any such communications, information or documents to be used against Seller or Seller’s Affiliates in any Proceeding, except in the event that any such document, communication or information is used against Purchaser by Seller or Seller’s Affiliates in any action. Purchaser and Seller acknowledge and agree that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by Purchaser or by the Target upon consummation of the Closing; and (ii) in the event of a dispute between Purchaser or the Target, on the one hand, and a third party, on the other hand, or any other circumstance in which a third party requests or demands that any of the Target produce privileged materials or attorney work-product solely of Seller or an Affiliate of Seller or involving any proposed sale of the Target, this Agreement or any other agreements or the Transaction (but not general business matters of the Target), Purchaser shall cause the Target to assert such attorney-client privilege or attorney-work product protection on behalf of Seller or the applicable Affiliate of Seller to prevent disclosure of privileged materials or attorney work-product to such third party.
(b) The Parties acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence involving matters of the Target other than those matters covered by Section 11.16(a) and arising prior to the Closing and all communications, information and documents covered by such privilege, protection or expectation shall be retained and controlled by the Target, and may be waived only by the Target. Purchaser and Seller acknowledge and agree that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by Seller or by any of Seller’s Affiliates upon consummation of the Closing; and (ii) in the event of a dispute between Seller or any of Seller’s Affiliates, on the one hand, and a third party, on the other hand, or any other circumstance in which a third party requests or demands that any of Seller or Seller’s Affiliates produce privileged materials or attorney work-product of the Target, Seller shall cause the applicable Affiliate of Seller to assert such attorney-client privilege or attorney-work product protection to prevent disclosure of privileged materials or attorney work-product to such third party.
(c) Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that (i) Hogan Lovells may serve as counsel to Seller and Seller’s Affiliates, on the one hand, and the Target, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transaction, and that, following consummation of the Transaction, Hogan Lovells (or any successor) may serve as counsel to Seller and Seller’s Affiliates or any director, member, shareholder, partner, officer or employee thereof, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transaction notwithstanding such representation and (ii) Purchaser shall not, and shall cause the Target not to, seek or have Hogan Lovells (or any successor) disqualified from any such representation. Each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any of its Affiliates to consent to or waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.16(c) are intended to be for the benefit of, and shall be enforceable by, Seller’s and Seller’s Affiliates’ counsel and their legal representatives and shall not be deemed exclusive of any other rights to which Seller’s and Seller’s Affiliates’ counsel is entitled whether pursuant to Law, Contract or otherwise.
11.17Non-Recourse. Except as expressly set forth in the Non-disclosure Agreement or any other Transaction Agreement or in the case of Fraud (a) all claims, obligations, liabilities, or causes of action (whether at Law, in equity, in contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties that are expressly identified in the preamble to this Agreement (the “Contracting Parties”) and (b) no Person who is not a Contracting Party, including any current, former or future equityholder, incorporator, controlling person, general or limited partner, member, Affiliate, director, officer, employee, agent, consultant, representative, or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equityholder, incorporator, controlling person, general or limited partner, Affiliate, director, officer, employee, agent, consultant, representative, or assignee of, and any lender to, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, the “Non-Party Affiliates”), shall have any liability (whether in Law or in equity, whether in contract or in tort or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than with respect to Fraud or as expressly set forth in the Non-disclosure Agreement, or any other Transaction Agreement), including any alleged non-disclosure or misrepresentations made by any such Person or as a result of the use or reliance on any information, documents or materials made available by such Person. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise expressly set forth in the Non-disclosure Agreement, or any other Transaction Agreement or in the case of Fraud, each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available, whether at Law, in equity, in contract, in tort or otherwise, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the Non-disclosure Agreement, or any other Transaction Agreement). Notwithstanding anything to the contrary contained herein or otherwise, after the Closing, no party may seek to rescind this Agreement or any of the transactions contemplated hereby.

11.18No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, at law or in equity, or under any principle of fiduciary obligation.
11.19Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.
11.20Disclosure Schedules. No reference to or disclosure of any item or other matter in the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Schedule. The information set forth in the Seller Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The section numbers contained in the Seller Disclosure Schedule correspond to the representations and warranties or covenants, as applicable, having the same section numbers in this Agreement; provided, that any information disclosed under any section number of the Seller Disclosure Schedule corresponding to a representation and warranty of Seller or Target herein shall be deemed to be disclosed and incorporated in any other section of the Seller Disclosure Schedule corresponding to a representation and warranty of Seller or Target herein to the extent the relevance of such disclosure to such representation and warranty would be appropriate and readily apparent on its face to a person who has read such disclosure and such representation and warranty, whether or not such disclosure contains an express cross-reference. The Seller Disclosure Schedule and the information and disclosures contained therein are intended only to qualify the representations and warranties or covenants, as applicable, of Seller and Target contained in this Agreement. Nothing in the Seller Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Seller Disclosure Schedule, respectively. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. References to any documents contained in the Seller Disclosure Schedule are not intended to summarize or describe such documents, but rather are for convenience only.

11.21Counterparts. This Agreement may be executed in one or more counterparts, including by PDF or other electronic signatures, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures.
11.22Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of the Purchaser or any of its Affiliates under or pursuant to the Debt Commitment Letter or any other agreement entered into with respect to the Debt Financing), each Party on behalf of itself, each of its Subsidiaries, each of its Affiliates and each of their respective Representatives hereby: (a) (i) waives any and all claims and causes of action against the Debt Financing Sources relating to or arising out of this Agreement, the Debt Commitment Letter, or any contract entered into with respect the Debt Financing, or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (ii) agrees that none of the Debt Financing Sources will have any liability to any party to this Agreement or any of its Affiliates relating to or arising out of this Agreement, the Debt Commitment Letter, or any contract entered into with respect the Debt Financing, or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (iii) agrees not to seek to enforce commitments or other rights under the Debt Commitment Letter or any contract entered into with respect the Debt Financing against, or make any claims for breach of such commitments or such other rights against, or seek to recover monetary damages from, the Debt Financing Sources, or otherwise sue the Debt Financing Sources for any reason related to the Debt Commitment Letter or any contract entered into with respect the Debt Financing (and, in furtherance of the foregoing, agrees to dismiss or otherwise terminate any such action or proceeding if commenced), except, in each case (i) through (iii), in the case of the Purchaser Parties and their Affiliates, pursuant to or in connection with the Debt Commitment Letter and/or any contract relating to the Debt Financing; (b) agrees not to bring, or support any Person in bringing, or permit any of its Affiliates to bring, or support any person in bringing, any legal proceeding against, or seek to recover monetary damages from, any Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Commitment Letter, or any contract entered into with respect the Debt Financing, or the performance of any services thereunder, whether in contract or in tort or otherwise, in any forum, other than the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York; (c) agrees that any proceeding against any of the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Commitment Letter, or any contract entered into with respect the Debt Financing, or the performance of any services thereunder, whether in contract or in tort or otherwise, shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof and irrevocably submits itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such legal proceeding in the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof; (e) agrees that any such legal proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state); (f) agrees that service of process upon such party in any such legal proceeding shall be effective if notice is given in accordance with the notice provisions of this Agreement; (g) knowingly, intentionally and voluntarily waives (to the fullest extent permitted by law) trial by jury in any proceeding brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Commitment Letter or any other contract entered into with respect the Debt Financing or the performance of any services thereunder; (h) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, this section and any of the provisions in this Agreement reflecting the agreements set forth in this section; (i) agrees that the Purchaser may without the prior written consent of any other Party hereto assign or transfer any or all of its rights and interests hereunder to any Debt Financing Source as collateral security in respect of the Debt Financing; and (j) agrees that the provisions in this section, the definitions used in this section (as used in such section) and any other provisions of this Agreement to the extent an amendment, waiver or modification thereof would adversely affect the substance of any of the foregoing as it affects the Debt Financing Sources, shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter.

Article 12

DEFINITIONS AND INTERPRETATION
12.1Certain Definitions.
(a)For purposes of this Agreement, the following terms shall have the meanings specified in this Section 12.1:

“Accounting Rules” means the rules, principles, policies and practices set forth on Exhibit A.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser and its Representatives) relating to (a) any merger, amalgamation, reorganization, consolidation, tender offer, self-tender, exchange offer, equity acquisition, asset acquisition, business combination, recapitalization or similar transaction (howsoever structured and whether direct or indirect) by any Person or “group” (as defined under Section 13(d) of the Securities Exchange Act) involving the Target, any sale of all or substantially all of the assets of the Target or other similar transaction involving the Target or the Business (excluding sales of inventory in the Ordinary Course of Business), (b) the acquisition (howsoever structured and whether direct or indirect) by any Person or “group” (as defined under Section 13(d) of the Securities Exchange Act) of the Equity Securities or voting power of the Target, or (c) any other transaction having a similar effect to those describes in clause (a) or clause (b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided that references to Affiliates of Purchaser shall mean only controlled Affiliates of Purchaser. The Target shall be deemed, for purposes of this Agreement, an Affiliate of Seller prior to the Closing, and an Affiliate of Purchaser from and after the Closing.

“Anti-Corruption Laws” means (i) all Laws implemented in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; (ii) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time; (iii) the UK Bribery Act 2010; (iv) Brazilian Laws 9.613/1998, 12.529/2012 and 12.846/2013; and (v) any other applicable anti-corruption and anti-money laundering Law (including any (a) statute, ordinance, rule or regulation; (b) Order; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person or is broadly equivalent to the laws referred to in (ii) to (iv).

“Balance Sheet” means the unaudited consolidated balance sheet of the Target as of the Balance Sheet Date.

“Balance Sheet Date” means 30 September 2024.

“Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA), (b) employment, consulting or other service agreement or arrangement and (c) pension, retirement, supplemental retirement, profit-sharing, deferred compensation, equity or equity-linked compensation, equity option, restricted equity, phantom equity, employee stock ownership, health, welfare, dental, life, disability, retiree benefit, cafeteria, flexible spending, severance pay, termination, vacation, death benefit, change in control, retention, bonus, commission or other incentive plan, program, policy, agreement or arrangement and each other employee benefit plan or fringe benefit plan, in each case, which is sponsored, maintained or contributed to (or required to be contributed to) by the Seller Group or the Target or under which the Seller Group or the Target has any obligation or Liability to provide compensation or benefits to or for the benefit of any Service Provider (or any spouse, beneficiary or dependent thereof), other than any government programs sponsored or maintained by a Governmental Authority or statutory benefits (other than under a United States statute).

“Business” means the research, design, development, manufacture, marketing, implementation, licensing, sale, distribution, provision, maintenance, and support of the Business Products and Services by Target or Seller or any of its Seller’s Affiliates, including Target (in respect of the Seller of any of Seller’s Affiliates (other than Target), solely with respect to (x) services which are or have at any time been provided to and, used or held for use by or on behalf of Target and (y) assets which are or have at any time been used or held for use by Target or used or held for use by Seller or its Affiliates (other than Target) to provide services to Target).

“Business Day” means any day of the year on which national banking institutions in New York, New York, San Francisco, California or London, United Kingdom are open to the public for conducting business and are not required or authorized to close.

“Business Products and Services” means: (i) the product offering referred to as “secureWISE” and all related Computer Software, hardware, equipment and services researched, designed, developed, manufactured, marketed, licensed, sold, distributed, maintained or supported in respect thereof, which includes the provision of secure remote equipment and system connectivity, access and monitoring, centralized IIoT connectivity across machines and vendors, related collaboration tools, data transmission and sharing and other operational technologies and related security features for semiconductor fabs, OEMs and other industries; and (ii) all products, services, Computer Software, hardware, equipment and service offerings in development in connection with the products and services referenced in clauses (i).

“Calculation Time” means 11:59 p.m. ET on the Business Day immediately prior to the Closing Date.

“Cash” means, without duplication, all cash and cash equivalents, including readily marketable securities, of the Target as the Calculation Time, determined in accordance with the Accounting Rules. Cash shall (i) exclude Restricted Cash, (ii) exclude deposits with landlords, outstanding checks, outstanding wires and outstanding drafts issued by the Target but not yet cleared and (iii) include the amounts of any checks deposited, inbound wires and any amounts held in or being transferred through an automatic clearing house not yet cleared (including electronic funds transfers, direct deposits and any other forms of electronic payments).

“Closing Date Cash” means the Cash of the Target as of the Calculation Time; provided that if the Target uses any Cash following the Calculation Time but prior to the Closing, such amounts shall be deemed to have been used as of the Calculation Time.

“Closing Date Indebtedness” means all Indebtedness of the Target as of the Calculation Time; provided that any Indebtedness of the Target incurred following the Calculation Time but prior to the Closing shall be deemed incurred as of the Calculation Time.

“Closing Date Working Capital” means the Working Capital of the Target as of the Calculation Time.

“Closing Date Transaction Expenses” means the Transaction Expenses as of the Calculation Time; provided that any Transaction Expenses incurred following the Calculation Time but prior to the Closing, shall be deemed incurred as of the Calculation Time.

“Closing Purchase Price” an amount equal to (a) Base Purchase Price, (b) either (i) plus the amount by which the Closing Date Working Capital exceeds the Target Working Capital, or (ii) minus the amount by which the Target Working Capital exceeds the Closing Date Working Capital, (c) plus the amount of any Closing Date Cash, (d) minus the amount of any Closing Date Indebtedness and (e) minus the amount of any Closing Date Transaction Expenses.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, union contract, employee representation agreement, works council or other agreement with any Union.

“Computer Equipment” means any computer hardware or tangible information technology, communications, or data processing systems or infrastructure owned or leased by (a) the Target or (b) Seller or any of its Affiliates (other than Target) and used in connection with the

Business, including servers, systems, sites, circuits, hardware, networks, platforms and other computer, network and telecommunications tangible assets and equipment and mobile devices.

“Computer Software” means computer software programs and systems, including all software implementations of algorithms, heuristics models and methodologies and related data files, all application programming interfaces, operating systems, management code, firmware, utilities, graphical user interfaces and software engines, together with all documentation, including user manuals, technical manuals, developer notes, developer tools, developers’ kits, utilities, comments and annotations, web materials, and architectural and design specifications and training materials, in each case, whether in any form or format (including source code or object code).

“Computer Systems” means Computer Software and Computer Equipment, in each case to the extent owned or controlled by Target or otherwise used in the operation of the Business.

“Contract” means any agreement, contract, arrangement, indenture, note, mortgage, bond, lease, license, instrument or other legally enforceable commitment, promise or undertaking, in each case, whether written or oral, including all amendments, supplements, exhibits and schedules thereto.

“Data Room” means the electronic documentation site in respect of the Target and the Transaction, established by Intralinks on behalf of Seller.

“DB Security” means the pledge that Lucid Trustee Services Limited (in its capacity as security agent) holds over the Membership Interests pursuant to the pledge and security agreement agreed between the Seller and Kroll Agency Services Limited (formerly Lucid Trustee Services Limited) and dated 24 May 2021.

“Debt Commitment Letter” means the debt commitment letter delivered by the Purchaser to the Seller on or prior to the date hereof, together with any related term sheet, exhibits, schedules and attachments thereto, in each case, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which the financial institutions party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated by this Agreement.

“Debt Fee Letter” means that certain fee letter relating to the Debt Financing.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing.

“Debt Financing Required Information” means (a) the financial statements required by paragraph 6(a) of Annex B to the Debt Commitment Letter; (b) such information as may be reasonably requested and as may be reasonably available to the Seller or the Target to assist the

Purchaser in connection with the Purchaser’s preparation of a pro forma consolidated balance sheet and related pro forma income statement of the Target required by paragraph 6(c) of Annex B to the Debt Commitment Letter and (c) customary due diligence information (including backup due diligence materials) reasonably requested by Purchaser in connection with the foregoing or the Debt Financing, which with respect to any reports prepared by third parties may be subject to the delivery of customary non-reliance letters.

“Debt Financing Failure Event” shall mean any of the following (a) the commitments with respect to all or any portion of the Debt Financing expiring, or being terminated or (b) for any reason, all or any portion of the Debt Financing becoming unavailable.

“Debt Financing Source” means each party that has a commitment to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including the Debt Commitment Letter, and the parties to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns.

“Debt KYC Deliverables” means documentation and other information about the Target and its Subsidiaries as is reasonably requested by the Purchaser in connection with the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, or to satisfy a Financing Condition relating to the delivery of such documentation and information.

“Debt Marketing Activity” means all activity undertaken (or proposed to be undertaken) in connection with the syndication or other marketing of the Debt Financing as is customary for such similar debt financings.

“Economic Sanctions Law” means any law, rule, regulation, Order, or other measure relating to economic or financial sanctions or trade embargoes administered, implemented or enforced by any Sanctions Authority.

“Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, preferential transfers and similar Laws affecting creditors’ or debtors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Equity Securities” means with respect to any Person, (a) any capital stock, partnership, limited liability company or membership interest, beneficial interest, participation units, joint venture interest, or other share of capital, equity, ownership, voting or similar interests (however designated); (b) securities, rights, warrants or options, including debt securities, conversion rights, exchange rights, purchase rights, and any other contractual right, in each case, directly or indirectly convertible into or exchangeable or exercisable for any capital stock, partnership, limited liability company or membership interest, beneficial interest, participation units, joint venture interest, or other share of capital, equity, ownership, voting or similar interests (including phantom equity, profit participation, and other similar rights); or (c) other rights to acquire from such Person, or other obligation of such Person to issue, any capital stock, partnership, limited liability company or membership interest, beneficial interest, participation units, joint venture interest, or other share of capital, equity, ownership, voting or similar interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, is or was in the past six years required to be treated as a single employer under Section 414 of the Code.

“Excluded Assets” means (A) the assets set forth under the heading “Assets” in Section 3.8(c) of the Seller Disclosure Schedule and (B) the assets to be made available by Seller or its Affiliates (other than Target) to Target under the Form of Transition Services Agreement.

“Financing Conditions” means the conditions precedent set forth in Annex B to the Debt Commitment Letter.

“Financing Deliverables” means such information as may be reasonably requested by the Purchaser in connection with preparation of the Debt Financing Documents, including such information as may be necessary to complete, prepare or delivery applicable disclosure schedules and certificates (including perfection certificates) and legal opinions in connection with the Debt Financing.

“Fraud” means, in the case of a Party, such Party’s actual and intentional fraud with respect to the making of any of the representations and warranties contained in this Agreement; provided, that such actual and intentional fraud shall be deemed to exist only if such Party had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Party pursuant to this Agreement were actually false when made, and such misrepresentation was material, made with the express intention to induce the other Party to enter into this Agreement and upon which the other Party suffered damages as a direct result of its reasonable reliance thereupon. “Fraud” shall not include any fraud claim based on, constructive fraud, negligent misrepresentation or omission or any similar theory.

“GAAP” means the generally accepted accounting principles, as in effect as of the relevant date(s) of application thereof.

“Governmental Authority” means any (i) nation or domestic, foreign, federal, state, provincial or local government or governmental body, governmental entity or quasi-governmental entity, (ii) authority, agency, department or commission entitled to exercise any executive, legislative, police, taxing, judicial, administrative or regulatory body, or political subdivision thereof, (iii) any board, bureau, branch, division, department, regulator, judicial body, legislative, executive, administrative hearing body, tribunal, instrumentality or authority thereof, (iv) any court, mediator, arbitrator or arbitral body (public or private), and (v) any multinational organization or body (including the European Commission).

“Hogan Lovells” means the international legal practice that comprises Hogan Lovells US LLP, Hogan Lovells International LLP and their affiliated businesses.

“Indebtedness” of any Person means, without duplication, in accordance with the Accounting Rules, the sum of (i) the outstanding principal amount of and accrued or unpaid interest of (A) indebtedness of such Person for borrowed money, (B) indebtedness evidenced by notes, debentures, bonds, debt security or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such person in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of such Person (but solely to the extent drawn and not paid); (iii) all guarantees or obligations of the type referred to in clauses (i) and (ii) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, (iv) the capitalized portion of lease obligations under capitalized leases (excluding the effects of ASC 842) (v) any indebtedness secured by a Lien (other than a Permitted Lien) on a Person’s assets, (vi) obligations of such Person for unpaid or deferred consideration, earn-out or holdback obligations (whether contingent or otherwise), including any seller notes, earn-out obligations, post-closing true-up obligations or similar payment obligations with respect to the acquisition of any business, assets or securities, (vii) the outstanding principal amount of and accrued interest on any loan made pursuant to the “Paycheck Protection Program” in Sections 1102 and 1106 of the CARES Act, any funds received by such Person pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act or any loan under similar COVID-relief programs in any non-U.S. jurisdictions, (viii) any off balance sheet financing (excluding operating lease obligations under ASC 842), (ix) amounts required to settle any hedging, swaps, derivative, forward contract, sale leaseback or similar arrangement, in each case, valued at the termination value thereof, (x) all unsatisfied Liabilities and obligations for withdrawal liability to any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or any unfunded or underfunded pension or retiree medical or welfare plan or arrangement Liabilities (calculated on a plan termination basis), including any unfunded or underfunded Liabilities with respect to any non-U.S. pension plan, whether or not accrued, (xi) all Liabilities in respect of any post-retirement or retiree health, medical or welfare benefit or any unfunded or underfunded deferred compensation, phantom equity or similar arrangements, whether or not accrued, (xii) all Liabilities in respect of any accrued, unpaid commissions, bonuses or similar payments and any accrued, unpaid severance, termination or similar payments and benefits, (xiii) all Liabilities in respect of any accrued and unpaid vacation, sick pay or other paid time off and (xiv) all employer-side payroll Taxes payable in connection with the foregoing clauses (x)-(xiii); provided, however, that for the avoidance of doubt, Indebtedness shall not include (A) any amounts taken into account in the calculation of the Closing Date Working Capital, (B) any obligations under operating leases, (C) any undrawn letter of credit or similar instrument, (D) the endorsement of negotiable instruments for collection in the Ordinary Course of Business, (E) short and long-

term deferred revenue, and (G) Liabilities related to the Target’s long-term incentive Benefits Plans.

“Intellectual Property Rights” means any and all intellectual property and proprietary rights of any kind, whether protected, created or arising under the Law of the U.S., any state, any other country or jurisdiction, or any international treaty regime or convention, whether registered or unregistered, including all such rights in and to any of the following: (i) registered and unregistered copyrights, design rights and analogous rights in works of authorship, including moral rights and applications, registrations, and renewals for the foregoing; (ii) patents and patent applications (including utility models that are subject to statutory protection), including reissuances, provisionals, continuations, continuations-in-part, substitutions, revisions, divisions, renewals, extensions and reexaminations; (iii) trade names, trademarks, service marks, trade dress, logos, slogans, certification marks, and any other source identifiers of any kind or nature (including social media handles), including all goodwill associated therewith, and applications (including intent to use applications), registrations, and renewals for the foregoing; (iv) domain name registrations; (v) trade secrets and confidential information, including as to source code, documentation, know-how, processes and other Technology, customer, distributor, reseller and supplier lists, financial, business and marketing plans, advertising and promotional materials, pricing and cost information, data, databases and data compilations, technical data, test data, research and development information, inventions (whether or not patentable) and marketing information; (vi) mask works and integrated circuit topologies, and applications, registrations, and renewals for the foregoing; and (vii) Computer Software.

“IRS” means the United States Internal Revenue Service.

“Key Personnel” means each of Mike Dempsey, Gregg Saffell, Eric Hutchinson, John Abegglen, David Barker, and the Service Provider with employee ID T3414 (job title of Technical Account Manager) as set out in the employee census contained in Section 3.18(j)(i) of the Seller Disclosure Schedule.

“Knowledge” means, (i) for purposes of Article 3, the actual knowledge (without independent inquiry) of any Person set forth in Section 12.1(a) of the Seller Disclosure Schedule and (ii) for purposes of Article 4, the actual knowledge (without independent inquiry) of any Person set forth in Section 12.1(a) of the Seller Disclosure Schedule.

“Law” means all federal, state, provincial, regional, municipal, local or foreign laws (including common laws), statutes, codes, constitutions, treaties, standards, promulgations, ordinances, rules, regulations, resolutions and Orders or other requirements of any Governmental Authority.

“Liability” means any debt, obligation, duty or liability of any nature (including any known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, absolute or contingent, direct or indirect, conditional, implied, vicarious, derivative, joint, several or secondary, determined or determinable liability), whenever or however arising (including those arising under Law or any Proceeding or Order of a Governmental Authority and those arising under any Contract) regardless of when asserted, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP, and regardless of whether such debt, obligation, duty or liability is immediately due and payable or to become due or payable.

“Lien” means, with respect to any property or asset, any legal or equitable, specific or floating lien (statutory or otherwise), claim, mortgage, deed of trust, deed to secure debt, lease, sublease, license, option, right of first refusal or first offer, right-of-way, right of setoff, pledge, easement, restriction on transfer, covenant (including any restrictive covenant), servitude, defect in title, condition, encroachment or other survey defect, charge, encumbrance, adverse right or claim or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, other than Liens arising under federal and state securities Laws). For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Losses” means all damages, losses, Taxes, deficiencies, fines, costs, interests, payments, fees claims, Liabilities, demands, charges, suits, penalties and expenses (including costs of investigation and reasonable attorneys’ and other professionals’ fees, expenses and disbursements); provided that Losses shall not include punitive damages (except as payable to a third party).

“Material Customer” means, collectively, the 11 largest customers of the Business (measured by aggregate dollars billed by the Business to such customers (in each case, including any and all Affiliates as a single customer)) during the fiscal year ended December 31, 2024 as set forth in Section 3.24(a)(1) of the Seller Disclosure Schedule.

“Material Supplier” means, collectively, the 8 largest suppliers of materials, products, or services to the Business (measured by aggregate dollars spent by the Business on such materials, products, and services (in each case, including any and all Affiliates as a single supplier)) during the fiscal year ended December 31, 2024 as set forth in Section 3.24(a)(2) of the Seller Disclosure Schedule.

“Novation Agreements” means each of the Novation Agreements to be delivered to Purchaser pursuant to Section 2.2(j).

“OEM Master Agreement Amendment” means an amendment to the OEM Agreement, in form and substance reasonably acceptable to Purchaser, pursuant to which the term of the term of the OEM Agreement shall be no more than six (6) months following the Closing Date hereunder.

“OEM Agreement” means that certain secureWISE Master Agreement, by and between Target and Telit Communications S.p.A.

“Open Source Software” means any Computer Software that is licensed, provided, or distributed under the terms of any open-source or similar license agreement, including any license agreement that meets the definition of “Open Source” promulgated by the Open Source Initiative, available online at https://opensource.org/osd, or the definition of "Free Software" promulgated by the Free Software Foundation (any such license, an “Open Source License”).

“Order” means any order, injunction, judgment, decree, decision determination, ruling, writ, assessment or arbitration or other award, decision, verdict, sentence, subpoena, agreement, stipulation or determination issued or entered into by or with any Governmental Authority or arbitrator.

“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of business of such Person (including with respect to nature, scope and magnitude) consistent with past practices.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, by-laws, articles of organization, partnership agreement, certificate of formation, limited liability company agreement, formation agreement, joint venture agreement and other similar organizational documents of such entity (in each case, as amended, amended and restated, supplemented or otherwise modified in accordance with their terms through the date of this Agreement).

“Permits” means any approvals, authorizations, consents, licenses, permits, concessions, clearances, accreditations, franchise rights, exemptions, waivers, clearances, certificates and other authorizations (including all pending applications therefor or renewals thereof) issued, granted, given or otherwise made available by, under the authority of, or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and disclosed on the latest balance sheet of the Target; (ii) statutory Liens and mechanics’, carriers’, workers’, repairers’ and similar Liens which are not yet due and payable arising or incurred in the Ordinary Course of Business or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and disclosed on the latest balance sheet of the Target; (iii) pledges, deposits or other Liens to the performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding Liens for Taxes), in each case, in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority having jurisdiction over such real property which are not, individually or in the aggregate, violated by the current use and operation of such real property; (v) with respect to Intellectual Property Rights, non-exclusive licenses granted or received in the Ordinary Course of Business; (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements, (vii) transfer restrictions under applicable federal and state securities Laws, (viii) Liens associated with the DB Security which will be released at Closing and are disclosed on the Seller Disclosure Schedule; and (ix) Liens with respect to real property which (a) do not secure the payment of a sum of money and (b) that would not, individually or in the aggregate, reasonably be expected to materially interfere with the use or value of the affected property in the operation of the Target.

“Person” means any individual person, corporation, general partnership, limited liability partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, cooperative, association, foreign trust, domestic or foreign business organization, unincorporated organization, Governmental Authority, labor union or other entity.

“Personal Information” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, device or household or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws or Privacy Requirements.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Privacy Laws” means all applicable Laws, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to privacy, data security, the Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, consumer protection, the Processing and security of payment card information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications.

“Proceeding” means (a) any litigation (at law or in equity), mediation, arbitration or other proceedings (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private), or any claims (including any cross-claim or counterclaim), actions, suits, lawsuits, causes of action, charges, complaints, demands, audits, assessments or hearings before, or otherwise involving, any Governmental Authority (except for debt collection in the normal course of business); or (b) any dispute with, or any investigation, inquiry, injunction, subpoena or enforcement proceedings by, or otherwise involving, any Governmental Authority.

“Process” or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such Personal Information, and/or is considered “processing” by any applicable Laws or Privacy Requirements.

“Purchaser D&O Tail Portion” means an amount equal to the lesser of (a) one-half of all fees, costs, expenses and other obligations incurred by the Target in connection with obtaining the D&O Tail Policy and (b) U.S.$55,000.

“Purchaser Fundamental Representations” means, collectively, the representations and warranties in Section 5.1 (Organization), 5.2 (Authorization of Agreement), 5.3 (Conflicts; Consents of Third Parties), 5.5 (Financial Capability), 5.8 (Financial Advisors) and 5.9 (No Inducement; No Other Representations and Warranties; No Reliance; Purchaser Investigation).

“Purchaser Group” means, after the Closing, Purchaser and its Affiliates (including the Target).

“Purchaser Material Adverse Effect” means (i) a material adverse effect on the ability of Purchaser to consummate the Transaction or perform its obligations under this Agreement or (ii) any event, change, occurrence, circumstance or effect that, when taken individually or together with all other adverse events, changes, occurrences, circumstances or effects, would, or would reasonably be expected to, prevent or materially delay Purchaser from consummating the Transaction.

“Purchaser Released Parties” means Purchaser’s present or former Affiliates, officers, directors, managers, employees, partners, equityholders, members, agents, attorneys, representatives, successors or permitted assigns.

“Reference Closing Statement” means the form of Closing Statement set forth at Exhibit B as prepared on February 4, 2025.

“Registered IP” means Intellectual Property Rights that are registered, filed or issued (or for which an application is pending for registration, filing or issuance) under the authority of, with or by any Governmental Authority (or, in the case of domain names, under the authority of any authorized private registrar).

“Representatives” means with respect to a Person, any officer, equityholder, manager, service provider, director or employee of such Person or any accountant, attorney, investment banker or other agent, advisor or similar representative of such Person.

“Restricted Cash” means any cash or cash equivalent that is not freely usable because it is subject to restrictions or limitations on use or distribution by Law, Contract, or otherwise, including (a) cash that is not immediately freely available for distribution to shareholders, members or equityholders (as applicable) or where as a result of the requirements of Law, the dividend or distribution of which is subject to Tax, including any withholding or other similar Tax, or the dividend or distribution of which would produce other adverse Tax consequences for Purchaser, the Target or any of Purchaser’s Subsidiaries; (b) cash that is held in connection with any security, escrow or similar deposits; (c) any deposits or cash held (i) as a guarantee in respect of performance of Contracts, or (ii) as collateral in respect of outstanding insurance policies, leases or letters of credit or credit card receivables; and (d) cash that is required to be held by or at the direction of any Governmental Authority pursuant to a regulatory or Contract requirement.

“Retained Business” means all businesses of Seller and its Affiliates other than the Business.

“Sanctioned Person” means any person or entity (a) listed on any list of restricted entities, individuals or organizations (or equivalent) maintained by a Sanctions Authority, including the Specially Designated Nationals and Blocked Persons (SDN) List, Foreign Sanctions Evader List, Sectoral Sanctions Identification List, Denied Persons List, Unverified List, Entity List or Debarred Parties List, the consolidated list of persons, groups and entities subject to EU financial sanctions, HMT’s consolidated list of Financial Sanctions Targets in the UK, the UK Sanctions List, or other similar lists of restricted parties maintained by a Sanctions Authority under Trade Control Laws or Economic Sanctions Laws, or subject to asset freezing measures published by any Sanctions Authority (a “Listed Person”); (b) that is: (i) owned in the aggregate (directly or indirectly) 50 percent or more by; or (ii) controlled (as defined by the relevant Economic Sanctions Law or in guidance issued by a Sanctions Authority) by, any Listed Person (or a person acting on behalf of such Listed Person) where such owned or controlled person is, by virtue of applicable Economic Sanctions Law, subject to the same or substantially equivalent prohibitions or restrictions as a Listed Person; (c) located or ordinarily resident in, incorporated or organized under the laws of a Sanctioned Territory or acting on behalf of or at the direction of such a person; or (d) that is otherwise a person with whom transactions are prohibited under any Economic Sanctions Law.

“Sanctioned Territory” means at any time, a country or territory that is the subject of comprehensive country-wide or territory-wide Economic Sanctions Laws, comprising as of the date hereof, Cuba, Crimea region of Ukraine, Iran, North Korea, Syria, the so-called Luhansk People’s Republic and the so-called Donetsk People’s Republic.

“Sanctions Authority” means, in respect of the jurisdictions set out below, any official institution, agency or person which is duly appointed, empowered, or authorized to enact, administer, implement and/or enforce Economic Sanctions Law, (a) the United States of America (including the Office of Foreign Assets Control, the United States Department of State and the United States Department of Commerce); (b) the Security Council of the United Nations; (c) the European Union and its Member States; and (d) the United Kingdom (including His Majesty's Treasury).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, or disclosure or any exfiltration, encryption, compromise or other Processing of Personal Information; or (ii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Privacy Requirement.

“Seller Fundamental Representations” means, collectively, the representations and warranties in Sections 3.1 (Organization), 3.2 (Conflicts; Consents of Third Parties), 3.3 (Capitalization), 3.8 (Assets), 3.11 (Covered Indebtedness; No Liens), 3.23 (Financial Advisors), 3.25 (No Other Representations or Warranties), 4.1 (Authorization of Agreement), 4.2 (Conflicts; Consents of Third Parties) and 4.4 (No Other Representations or Warranties).

“Seller Group” means Seller and its Affiliates (other than the Target).

“Seller Group Benefit Plan” means any Benefit Plan sponsored, maintained or entered into by any member of the Seller Group.

“Seller Group Employee Liabilities” means any and all Liabilities, commitments and obligations of the Seller Group (including all Liabilities, commitments and obligations with respect to wages, compensation, cash or equity incentives, benefits, severance, accrued obligations, employment, engagement, retention or discharge, COBRA (or similar applicable Laws), the WARN Act, claims of unfair labor practices and claims under any applicable Laws relating to employment or labor): (a) relating to any current or former director, manager, officer, employee, individual advisor, individual consultant or individual independent contractor of any member of the Seller Group (including for clarity, any such advisor, consultant or independent contractor engaged through an entity wholly-owned by such individual and any Service Provider employed or engaged by any member of the Seller Group), or any beneficiary or dependent thereof, regardless of when arising, or (b) arising at any time under any Seller Group Benefit Plan.

“Seller IP Assignment Agreement” means the assignment agreement in the form attached hereto at Schedule G;

“Seller Leased Real Property” means all leases, subleases and occupancy agreements of real property pursuant to which the Seller is the lessee, sublessee, sublessor, or party to such agreement.

“Seller Material Adverse Effect” means (i) a material adverse effect on the ability of Seller to consummate the Transaction or perform its obligations under this Agreement or (ii) any event, change, occurrence, circumstance or effect that, when taken individually or together with all other adverse events, changes, occurrences, circumstances or effects, would, or would reasonably be expected to, prevent or materially delay Seller from consummating the Transaction or performing Seller’s obligations under this Agreement.

“Seller Provided Services” means (A) the services to be provided by Seller or its Affiliates (other than Target) to Target under the Form of Transition Services Agreement and (B) the services set forth under the heading “Services” in Section 3.8(c) of the Seller Disclosure Schedule.

“Seller Released Parties” means Seller’s present or former Affiliates, officers, directors, managers, employees, partners, equityholders, members, agents, attorneys, representatives, successors or permitted assigns.

“Service Provider” means, collectively, (i) any current employee or individual who is a natural person consultant or independent contractor of any member of the Seller Group, in any case, who is identified by name in the censuses contained in Sections 3.18(j)(i) and 3.18(j)(ii) of the Seller Disclosure Schedule, and (ii) any current or former employee or individual who is a natural person consultant or independent contractor of the Target.

“Standard Software” means commercially available Computer Software that (a) is licensed on a non-exclusive basis under standard, non-negotiated terms, (b) is licensed for internal use only and is not redistributed with or incorporated into any Business Products and Services, and (c) involves annual payments by the Target or any of its Affiliates of $50,000 or less.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company, joint venture or other entity which such Person (i) directly or indirectly (either above or through or together with any other subsidiary) owns 50% or more of the shares or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, person or other legal entity or (ii) otherwise has the power to direct the business and policies of that corporation, person or other legal entity.

“Target Benefit Plan” means each Benefit Plan that is sponsored, maintained or entered into by the Target (excluding for the avoidance of doubt, any Seller Group Benefit Plan in which the Target is merely a participating employer).

“Target Owned IP” means all Intellectual Property Rights owned or purported to be owned, in whole or in part, (i) by the Target or (ii) by the Seller or any Seller Affiliate other than Target that will be assigned to the Target pursuant to the Seller IP Assignment Agreement.

“Target Material Adverse Effect” means any effect, change, fact, event, occurrence, circumstance, or effect (“Effect”) which individually or taken together with all other Effects has or would reasonably be expected to have a material adverse effect on (A) the ability of the Target to perform its obligations under this Agreement or (B) the business, condition (financial or otherwise), results of operations or operations of the Target; provided that solely with respect to clause (B), no Effect (by itself or taken together with any and all other Effects) to the extent that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Target Material Adverse Effect”, or be taken into account in determining whether a “Target Material Adverse Effect” has occurred or may, would or could occur: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in general conditions in the financial, credit, securities or capital markets in the United States or any other country or region in the world or changes in currency exchange rates or interest rates or currency fluctuations; (iii) changes in political, business or social conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics and disease outbreaks or other health crisis or public health event, or the worsening of any of the foregoing, and other force majeure events, in each case in the United States or any other country or region in the world; (iv) changes generally affecting the industry in which the Target operates; (v) the negotiation, execution, delivery, performance, or announcement of this Agreement, the pendency of any investigation or challenge to the Transaction, or the consummation of the Transaction (including the adverse impact thereof on relationships with or the loss of any employees, suppliers, customers, advertisers, financing sources, licensors, licensees, stockholder, joint venture partner or any similar relationship, assets, or property interests); (vi) the taking of any action expressly required to be taken by this Agreement; (vii) changes in Law regulations, Orders, or other binding directives issued by any Governmental Authority or other legal or regulatory conditions (or the authoritative interpretation thereof), in each case, after the date hereof, though specifically excluding the implementation of any trade embargoes or amendments to any trade tariffs; (viii) changes in GAAP or other applicable accounting standards (or the authoritative interpretation thereof) after the date hereof; (ix) any failure, in and of itself, by the Target to meet internal or external projections or forecasts or revenue or earnings predictions or business plans (provided, that this clause (ix) shall not be construed as implying that Seller is making any representations and warranties with respect thereto, provided, further, that the cause or basis for the Target failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Target Material Adverse Effect unless such cause or basis is otherwise excluded by this definition); or (x) any adverse change in or effect on the business of the Target that is cured prior to the Closing; except, in the case of clauses (i), (ii), (iii), (iv), (vii) or (viii), to the extent the Target or the Business is disproportionately affected thereby relative to other similarly situated participants in the industries or markets in which the Target or the Business operates. For the avoidance of doubt, a Target Material Adverse Effect shall be measured only against past performance of the Target and not against any forward-looking statements, financial projections or forecasts of the Target.

“Target Software” means all Computer Software included in the Target Owned IP.

“Target Working Capital” means U.S.$2,200,000.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat, unclaimed property obligations, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, charge, fee, levy or assessment of any kind whatsoever, including any interest, penalty or addition thereto imposed by a Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or attachment thereto, and including any amendment thereof, filed or required to be filed with a Taxing Authority in respect of any Taxes.

“Taxing Authority” means the IRS or any other Governmental Authority having jurisdiction with respect to any Tax.

“Technology” means technology, Computer Software, methods, techniques, processes, designs, design rules, inventions (whether or not patented or patentable), diagrams, plans, discoveries, ideas, concepts, methods, prototypes, specifications, schematics, formulae, compositions, communication protocols, algorithms, routines, lab notebooks, reports, network configurations and architectures, test vectors and procedures, protocols, works of authorship, physical mask works for semiconductor devices and mask sets, know-how, trade secrets and other proprietary information, software, data, databases and data collections, firmware, devices and hardware and other scientific or technical information, technology or materials, in whatever form (tangible or otherwise), but in all cases excluding Intellectual Property Rights.

“Trade Control Laws” means all statutory and regulatory requirements of any applicable jurisdictions related to export controls, antiboycott laws and regulations, trade embargoes, imports of goods and payment of customs duties and fees, including the Arms Export Control Act (22 U.S.C. § 1778), the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), Section 999 of the Internal Revenue Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), and the Export Administration Regulations (15 C.F.R. Parts 730-774), except to the extent inconsistent with U.S. law.

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transaction Agreements” means this Agreement, the Non-disclosure Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which Purchaser, the Target or Seller is a party or to be executed by Purchaser, the Target or Seller in connection with the consummation of the Transaction.

“Transaction Expenses” means, to the extent incurred or payable as of the Closing and not paid prior to the Closing, without duplication, (i) all fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred by or on behalf of, or paid or to be paid directly by the Target or any Person that the Target pays or reimburses or is otherwise legally obligated to pay or reimburse (excluding any such fees, costs and expenses incurred by or on behalf of Purchaser or any of its Affiliates) in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, (ii) all fees, costs, expenses and other obligations incurred in connection with obtaining the D&O Tail Policy pursuant to Section 7.7 other than the Purchaser D&O Tail Portion and (iii) all transaction, change of control, success, retention, or stay bonuses, severance or other similar payments, or other compensatory payments or obligations payable or provided to any Service Providers solely as a result of the consummation of the transactions contemplated by this Agreement (but excluding any payments pursuant to “double-trigger” arrangements resulting in payments or benefits provided upon an involuntary termination of employment by the Target or its Affiliates on or following the consummation of the

Closing) and the employer portion of any Taxes that are incurred by the Target or its Affiliates in connection with the payment of any amounts described in this clause (iii). For the avoidance of doubt, “Transaction Expenses” shall not include 50% of the Transfer Taxes or any amounts included in Working Capital.

“TSA” means the transitional services agreement substantially in the form attached hereto at Schedule C (subject to any amendments as agreed by Seller and Purchaser) to be entered into by Seller and Purchaser at Closing.

“Union” means any union, works council, employee association, or other employee representative or labor organization.

“Willful Breach” means with respect to any representation, warranty, covenant or other agreement set forth in this Agreement, a deliberate action or omission (a) where the breaching party knows such action or omission is a breach of such representation, warranty, agreement or covenant and (b) such action or omission constitutes a material breach of this Agreement.

“Working Capital” means (i) the current assets of the Target (excluding Cash, Restricted Cash, deferred Tax assets, and current income Tax assets) minus (ii) the current liabilities of the Target (excluding Indebtedness, Transaction Expenses, deferred Tax liabilities, and income Tax liabilities), in each case, determined on a consolidated basis in accordance with the Accounting Rules. An illustrative calculation of Working Capital as of October 31, 2024 is set forth on the Reference Closing Statement.

(b)Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Access RestrictionsSection 7.1(a)

Accounting RefereeSection 1.4(c)(ii)

AgreementPreamble

Allocation MethodologySection 1.4(f)

Base Purchase PriceSection 1.2

Benefit PlansSection 3.17(a)

Brokering Services Section 3.23

Business EmployeesSection 7.6

Business Proprietary InformationSection 3.16(g)

ClosingSection 2.1

Closing DateSection 2.1

Closing PaymentSection 1.3

Closing StatementSection 1.4(b)

Contracting PartiesSection 11.17

Covered IndebtednessSection 3.11

Data PartnersSection 3.16(h)

Debt Replacement FinancingSection 7.13(d)

DeficitSection 1.4(d)(ii)

Dispute NoticeSection 1.4(c)(i)

Dispute Notice PeriodSection 1.4(c)(i)

D&O Indemnified PersonSection 7.7(a)

D&O Tail PolicySection 7.7(b)

Employment LawsSection 3.18(c)

Estimated CashSection 1.4(a)

Estimated IndebtednessSection 1.4(a)

Estimated Purchase PriceSection 1.2

Extended Date Section 9.1(b)

Final Allocation ScheduleSection 1.4(f)

Form of Transition Services AgreementSection 7.10

Governmental ApprovalSection 3.2(a)

Malicious CodeSection 3.16(l)

Material ContractsSection 3.15(a)

Material CustomersSection 3.24

Material SuppliersSection 3.24

Membership InterestsRecitals

New PlansSection 7.6(c)

Non-disclosure AgreementSection 7.3

Non-Party AffiliatesSection 11.17

Non-US Benefit PlanSection 3.17(a)

Outside DateSection 9.1(b)

PartyPreamble

PDFSection 11.10

Post-Closing Tax PeriodSection 11.3(d)

PPACASection 3.17(h)

Pre-Closing StatementSection 1.4(a)

Privacy RequirementsSection 3.16(h)

Purchase PriceSection 1.2

PurchaserPreamble

Purchaser Related PartiesSection 9.4(d)

Purchaser Releasing PartySection 11.1(a)

Purchaser Termination FeeSection 9.4(a)

Related PartySection 3.19

Related Party ArrangementSection 3.19

Releasing PartiesSection 11.1(b)

Resignation LetterSection 7.9

Retained RecordsSection 7.4

SellerPreamble

Seller Disclosure ScheduleArticle 3

Seller Related PartiesSection 9.4(d)

Seller Releasing PartiesSection 11.1(b)

Straddle PeriodSection 11.3(d)

SurplusSection 1.4(d)(i)

Target Confidential InformationSection 7.3(b)

Target Financial InformationSection 7.1(b)

Target Financial StatementsSection 3.4(a)

Target Insurance PoliciesSection 3.22

Target Registered IPSection 3.16(a)

Transfer TaxesSection 11.3(a)

Warn ActSection 7.6(f)

12.2Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)a capitalized term has the meaning assigned to it herein;
(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;
(d)the Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein;
(e)references to Articles, Sections, and Exhibits shall refer to articles, sections, and exhibits of this Agreement, unless otherwise specified;
(f)the table of contents and headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;
(g)the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “the date hereof” when used in this Agreement refer to the date of this Agreement;
(h)where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to (including all amendments, addendums and modifications thereto), has been physically or electronically delivered to the relevant Parties or their representatives, including, in the case of “made available” to Purchaser, material that has been posted in the Data Room as that site existed as of 12:00 p.m. on the Business Day which is two (2) Business Days prior to the date of this Agreement;
(i)this Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted each provision hereof shall have and be interpreted as having independent significance;
(j)all terms defined in this Agreement have the defined meanings when used in any Schedule or Exhibit to this Agreement, any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;
(k)time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;
(l)all monetary figures shall be in United States dollars unless otherwise specified;
(m)references to “include,” “includes” or “including” in this Agreement are deemed to be followed by the words “without limitation,” whether or not so specified;
(n)references to “day” or “days” are to calendar days;
(o)references to time are to U.S. Eastern Time unless otherwise expressly specified;
(p)references to a Person are also to its successors and permitted assigns;
(q)the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and
(r)an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

PDF SOLUTIONS, INC.

By: /s/ John Kibarian
Name:John Kibarian
Title:President and Chief Executive Officer

/s/ Name: Title:
SELLER: TELIT IOT SOLUTIONS INC By: /s/ Julian Addison Name:Julian Addison Title:Director
TARGET: SecureWise LLC By: /s/ Eyal Shefer Name:Eyal Shefer Title:Manager